Exhibit 10.1

Execution Version

CONFIDENTIAL

KINDER MORGAN COCHIN ULC

as Vendor

-and-

HER MAJESTY IN RIGHT OF CANADA, as represented by the Minister of Finance as Purchaser

-and-

KINDER MORGAN CANADA LIMITED

as Guarantor

-and-

KINDER MORGAN, INC.

as Guarantor

-regarding-

The acquisition of the shares and units relating to the business of the

Trans Mountain Pipeline System and the Trans Mountain Pipeline System Expansion

SHARE AND UNIT PURCHASE AGREEMENT

MAY 29, 2018

6.4	Representations and Warranties of KML and KMI	60
6.5	Survival of Representations, Warranties and Covenants of Vendor, KML and KMI	61
6.6	Survival of the Representations, Warranties and Covenants of Purchaser	61
6.7	Termination of Liability	61
6.8	No Other Representations	61
6.9	Limitations Act	62

ARTICLE 7 COVENANTS		62
7.1	Dealings with Third Parties	62
7.2	Transfer of Documentation	65
7.3	Investigation	67
7.4	Risk of Loss	69
7.5	Change and Use of Name	69
7.6	Conduct Prior to Closing	69
7.7	Resumption of TMEP Activities and TMEP 2018 Work Plan	72
7.8	Notification of Certain Matters	73
7.9	Regulatory Approvals	74
7.10	Bump Transactions	77
7.11	Pre-Acquisition Reorganization	78
7.12	Employee Matters	79
7.13	Transition Services Agreement	85
7.14	Consent to Assignment of Shared Contracts	85
7.15	Post-Closing Employee Matters	86
7.16	Supplemental Disclosure	86
7.17	Purchaser Covenant re: Letters of Credit Outstanding under the Credit Agreement	87

ARTICLE 8 TAX MATTERS		88
8.1	Preparation and Filing of Tax Returns	88
8.2	Partnership	88
8.3	Books and Records Relating to Taxes	88
8.4	Notification Requirements	89
8.5	Vendor Indemnification	89
8.6	Tax Adjustments	89
8.7	Purchaser’s Contest Rights	89
8.8	Vendor’s Contest Rights	90
8.9	Indemnification Procedures	90
8.10	Withholding Tax	90

ARTICLE 9 INDEMNIFICATION
9.1	Definitions	91
9.2	Indemnification by Vendor	92
9.3	Indemnification by Purchaser	92
9.4	Thresholds and Limitations	93
9.5	Notice of Claim	94
9.6	Third Party Claims	95
9.7	Direct Claims	96
9.8	Waiver	97

9.9	Duty to Mitigate and Subrogation	97
9.10	Obligation to Reimburse	97
9.11	Exceptions to Indemnification	98
9.12	Exclusivity	98
9.13	Set-Off	98
9.14	Trust and Agency	98

ARTICLE 10 GUARANTEE		98
10.1	Guarantees	98

ARTICLE 11 GENERAL		98
11.1	Confidentiality of Information	98
11.2	Public Announcements	100
11.3	Expenses	100
11.4	No Third Party Beneficiary	100
11.5	Entire Agreement	100
11.6	Non-Merger	100
11.7	Time of Essence	101
11.8	Amendment	101
11.9	Waiver of Rights	101
11.10	Jurisdiction	101
11.11	Governing Law	101
11.12	Notices	101
11.13	Assignment	103
11.14	Designated Representative	103
11.15	Further Assurances	104
11.16	Severability	104
11.17	Successors	104
11.18	Counterparts	104

SCHEDULE 4.1(1)(a)	FORM OF VENDOR’S BRING-DOWN CERTIFICATE
SCHEDULE 4.2(1)(a)	FORM OF PURCHASER’S BRING-DOWN CERTIFICATE
SCHEDULE 6.2(3)	AUTHORIZED AND ISSUED CAPITAL

INDEX OF DEFINITIONS

ACB	2
Accounts Receivable	2
Acquisition Proposal	2
Advance Ruling Certificate	2
Affiliate	2
Agreement	3
Applicable Law	3
Approvals	3
Assets	3
Auditors	4
Benefit Plan	4
Books and Records	4
Bump Transactions	5
Business	5
Business Day	5
Business Intellectual Property	5
Canadian Employees	5
Cash and Cash Equivalents	5

Certificate of Limited Partnership	5
CFIUS	5
CFIUS Clearance	5
Circular	6
Claim	6
Closing	6
Closing Cash and Cash Equivalents	6
Closing Certificates	6
Closing Date	6
Closing Financial Statements	6
Closing Indebtedness	6
Closing Statements	6
Closing Working Capital	6
Commissioner	6
Competition Act	6
Competition Approval	6
Consequential Losses	7
Constating Documents	7
Contaminant	7
Contract	7
Covered Credit Agreement	7
Covered Credit Facilities	7
CP Failure	7
CRA	8
Credit Agreement	8
CTA	8
CTA Clearance	8
Cure Period	8
Cure Period Deadline	8
Current Assets	8
Current Liabilities	8
Data Room	9
Disclosing Party	9
EDC Guarantee	9
Effective Time	9
Employees	9
Employment Effective Date	9
Encumbrance	9
Environment	9
Environmental Laws	9
Equity Interests	10
ERISA	10
ERISA Affiliate	10
ETA	10
Exchange Act	10
Excluded Employees	10
Excluded Intellectual Property	10
Excluded IT Systems	10
Exempt Proposal	10
Existing NEB Facility	10
Existing NEB Insurance	10
Exon-Florio Amendment	10
Expansion CPCN	11
Fairness Opinion	11
Financial Statements	11
Financial Statements Date	11
Fundamental Representation	11
GAAP	11
Governmental Authority	11
GST/HST	11
Hardware	11
HSR Act	12
HSR Clearance	12
Inactive U.S. Employee	12
Increased Amount	12
Independent Auditor	12
Indigenous Group	12
Intellectual Property	12
Interim Period	13
Internal IT Systems	13
Internal Revenue Code	13
KMCI	13
KMCI Employee Plans	13
KMCI Pension Plan	14
KMI	14
KMI Employee Plan	14
KMI ESPP	14
KMI Stock Incentive Plan	14
KML	14
KML Share Unit Plan	14
Land Rights	14
Legacy Pension Plan	14
Limited Partnership Agreement	14
Limited Rep TMEP Contracts	14
Limited TM Pipeline LP Indemnity (Cover Credit Agreement)	14
Losses	14
Mainline CPCN	14
Mainline System	15
Managing Partner	15
Marketing Period	15
Material Adverse Change	15

Material Adverse Effect	15
Material Contract	16
Meeting	16
MI 61-101	16
Miscellaneous Interests	17
National Energy Board	17
National Energy Board Act	17
NEB	17
No Action Letter	17
Non-Resident	17
Notice of Intent to Terminate	17
Objection Notice	17
Occupational Health and Safety	17
Ordinary Course	17
Other Agreements	17
Outside Date	17
Parties	17
Payment	17
Pension Plans	17
Pension Regulator	18
Permits	18
Permitted Contest	18
Permitted Encumbrances	18
Person	20
Personal Information	20
Post-Closing Period	20
Pre-Acquisition Reorganization	20
Pre-Approved Liabilities	20
Pre-Closing Period	20
Preliminary Cash and Cash Equivalents	20
Preliminary Closing Indebtedness	20
Preliminary Closing Working Capital	20
Privacy Law	21
Proceeding	21
Proposed Agreement	21
Proxy Statement	21
Puget LLC	21
Purchase Price	21
Purchased Shares	21
Purchased Units	21
Purchaser	21
Purchaser’s Counsel	21
Real Property	21
Receiving Party	21
Release	21
Representatives	22
Review Period	22
SEC	22
Securityholders	22
Software	22
Statutory Plans	22
Superior Proposal	22
Supplemental Disclosure	22
Support Agreements	22
Supporting Securityholders	22
Target Corporations	22
Target Entities	23
Target Working Capital	23
Tax Act	23
Tax Returns	23
Taxes	23
Third Party Claim	23
TM Pipeline LP	23
TMEP	23
TMEP 2018 Work Plan	23
TMPL System	23
Trans Mountain Expansion Project	23
Trans Mountain Section 15 Indemnity	24
Transaction Resolution	24
Transaction Resolution Approval	24
Transactions	24
Transferred Canadian Employees	24
Transferred Employees	24
Transferred U.S. Employees	24
Transition Services Agreement	24
Transmission	24
U.S. Employees	24
Vendor	24
Vendors’ Counsel	24
Working Capital	24

SHARE AND UNIT PURCHASE AGREEMENT dated May 29, 2018.

BETWEEN:

KINDER MORGAN COCHIN ULC

a Nova Scotia unlimited liability corporation

As Vendor

-and-

HER MAJESTY IN RIGHT OF CANADA, as represented by the Minister of Finance

As Purchaser

-and-

KINDER MORGAN CANADA LIMITED

an Alberta corporation

As guarantor

-and-

KINDER MORGAN, INC.

a Delaware general corporation

As guarantor

RECITALS:

A.                                    Vendor is a Nova Scotia unlimited liability corporation which owns all of the issued and outstanding shares of the Managing Partner, all of the issued and outstanding partnership units of TM Pipeline LP that are not owned by the Managing Partner, and all of the issued and outstanding shares of KMCI.

B.                                    TM Pipeline LP owns the assets and undertakings of the TMPL System.

C.                                    TM Pipeline LP owns all the issued and outstanding membership interests in Puget LLC, which owns the assets and undertakings of the Puget Sound Pipeline.

D.                                    KMCI employs all of the Canadian Employees and KMI employs the nine U.S. Employees required for the development, construction, and operation of the TMPL System.

E.                                     Subject to the terms and conditions contained in this Agreement, Vendor wishes to sell and Purchaser wishes to purchase all of the shares of KMCI, all of the shares of the Managing Partner, and all of the units of TM Pipeline LP.

F.                                      Shareholder approval of KML is a condition to the completion of the Transaction.

G.                                    KML and KMI will derive substantial economic benefit from the transactions contemplated by this Agreement and wish to provide the guarantees of Vendor contained herein.

Now therefore, for good and valuable consideration, the receipt and sufficiency is hereby acknowledged by the Parties;

THE PARTIES AGREE AS FOLLOWS:

ARTICLE 1

INTERPRETATION

1.1          Definitions. In this Agreement, including the Recitals to this Agreement, unless the context otherwise requires:

(1)                                 “ACB” has the meaning attributed to that term in Section 6.2(22)(o).

(2)                                 “Accounts Receivable” means all accounts receivable, trade accounts receivable, notes receivable, book debts and other debts due or accruing due to the Target Entities, and the full benefit of any related security.

(3)                                 “Acquisition Proposal” means any proposal relating to a possible: (a) merger, amalgamation, arrangement, reorganization, joint venture, consolidation, take-over bid, share exchange or similar transaction involving KML, Vendor or directly or indirectly any of the Target Entities; (b) sale, lease or other disposition, directly or indirectly, by merger, amalgamation, arrangement, reorganization, joint venture, consolidation, share purchase or exchange or otherwise, of any assets of KML, Vendor or directly or indirectly any of the Target Entities representing, in the aggregate, fifty percent (50%) or more of the securities or assets of any of KML, Vendor or any Target Entity; (c) issuance, sale or other disposition of (including by way of merger, amalgamation, arrangement, reorganization, take-over bid, consolidation, share purchase or exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifty percent (50%) or more of the votes attached to the outstanding securities of KML, Vendor or directly or indirectly any of the Target Entities; (d) liquidation, dissolution, or other similar type of transaction with respect to KML, Vendor or directly or indirectly any of the Target Entities; or (e) transaction which is similar in form, substance or purpose to any of the foregoing transactions, including an assignment of this Agreement in accordance with Section 11.13; provided, however, that the term “Acquisition Proposal” shall not include the Transactions contemplated hereby.

(4)                                 “Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner pursuant to section 102 of the Competition Act with respect to the Transactions.

(5)                                 “Affiliate”  means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person and, for certainty, where the first-referenced Person is a nation-state (or any sub-federal or sub-division thereof) or other sovereign entity of any kind, includes any Person owned or controlled by the sovereign entity, other than a taxation, legislative, administrative, judicial or regulatory Governmental Authority. For the purposes of this definition “Control” (and its correlative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(6)                                 “Agreement” means this share and unit purchase agreement, including all Schedules, Appendices and Exhibits to this share and unit purchase agreement, as amended, supplemented, restated and replaced from time to time in accordance with its provisions.

(7)                                 “Applicable Law” means:

(a)                                 any domestic (federal, provincial or municipal) or foreign statute, law (including common and civil law), code, ordinance, rule, regulation, order-in-council, restriction or by-law (zoning or otherwise);

(b)                                 any judgment, order, writ, injunction, directive, decision, ruling, decree or award;

(c)                                  any regulatory policy, practice, standard or guideline;

(d)                                 any published administrative position; or

(e)                                  any Permit,

of any Governmental Authority, binding on the Person referred to in the context in which the term is used or binding on the property of that Person.

(8)                                 “Approvals” means any consent, approval, authorization, license, order or Permit.

(9)                                 “Assets” means all undertakings, property, assets, rights and interests of the Target Entities, including, without limitation the following:

(a)                                 the Mainline System;

(b)                                 all rights and interests of the Target Entities in and to the leased property and the leases, including prepaid rents, security deposits, options to renew or extend the term, options to purchase, rights of first refusal under the leases and all tenant’s trade fixtures and leasehold improvements owned by the Target Entities and forming part of the leased property;

(c)                                  the Real Property;

(d)                                 the personal property of the Target Entities;

(e)                                  work in process and the Accounts Receivable;

(f)                                   all rights and interests of the Target Entities under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets;

(g)                                  the Business Intellectual Property;

(h)                                 the Internal IT Systems;

(i)                                     all rights and interests of the Target Entities in and to all Contracts to which they are parties or by which any of the Assets or the Business is bound or affected;

(j)                                    all Approvals issued to the Target Entities;

(k)                                 the Books and Records;

(l)                                     all prepaid charges, deposits, sums and fees paid by the Target Entities before the Effective Time;

(m)                             the issued and outstanding membership interests in Puget LLC;

(n)                                 all of the Equity Interest held by the Target Entities in each of Western Canadian Spill Services Ltd. and Western Canada Marine Response Corporation;

(o)                                 all goodwill of the Target Entities, including the present telephone numbers, internet domain addresses and other communications numbers and addresses of the Target Entities;

(p)                                 the Miscellaneous Interests; and

(q)                                 all proceeds of any or all of the foregoing received or receivable after the Effective Time.

(10)                          “Auditors” means PricewaterhouseCoopers LLP, Chartered Professional Accountants.

(11)                          “Benefit Plan” means any employee benefit plan or arrangement, including any stock purchase, stock option, stock bonus, stock ownership, phantom stock or other stock or equity plan, pension, retirement, profit sharing, bonus, deferred compensation, incentive compensation, severance or termination pay, salary continuation, hospitalization or other medical or dental, life, disability, health and welfare or other insurance, supplemental unemployment benefits plan or agreement or policy or other arrangement providing employment-related compensation, fringe benefits, perquisites, allowances, or other benefits.

(12)                          “Books and Records” means all books, records, files and papers of the Target Entities including title documentation, financial and Tax working papers, financial and Tax books and records, business reports, business plans and projections, sales and purchases records and correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel and employment records, employee data and plan records of KMCI Employee Plans, minute and share certificate books, Software documentation (including operator and user manuals, training materials, guides, listings, specifications and any revisions or additions to such documents), electronic data, all other documents and data (technical or otherwise) of the Target Entities related to the Business or the Assets.

(13)                          “Bump Transactions” has the meaning attributed to that term in Section 7.10.

(14)                          “Business” means the business carried out by the Target Entities currently consisting of: (a) the receipt, transportation and delivery by intra-provincial, inter-provincial and international pipelines and related facilities, and the handling, and storage and distribution by and through terminals and marine wharves, of petroleum, natural gas liquids and related hydrocarbons as it relates to the Mainline System; and (b) the development of the TMEP consisting of the planning, design, permitting, procurement and construction activities associated therewith.

(15)                          “Business Day” means any day, except Saturdays and Sundays, on which banks are generally open for non-automated business in Calgary, Alberta.

(16)                          “Business Intellectual Property”  has the meaning given in Section 6.2(11)(a), and for greater certainty, excludes the Excluded Intellectual Property.

(17)                          “Canadian Employees” means all employees of KMCI, whether full-time, part-time, salaried or hourly, other than the Excluded Employees.

(18)                          “Cash and Cash Equivalents” means, in respect of the Target Entities, cash and bank balance, excluding any restricted cash and deposit and excluding any amount drawn under the Covered Credit Agreement or which may be drawn under and in accordance with the Covered Credit Agreement.

(19)                          “Certificate of Limited Partnership” means the certificate of limited partnership of TM Pipeline LP.

(20)                          “CFIUS” means the Committee on Foreign Investment in the United States.

(21)                          “CFIUS Clearance” means: (a) a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the Exon-Florio Amendment, with respect to the Transactions and has concluded that there are no unresolved national security concerns, and has therefore terminated all action under the Exon-Florio Amendment or (b) if CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision, then (i) the President has announced a decision not to take any action to suspend or prohibit the Transactions, or (ii) having received a report from CFIUS requesting the President’s decision, the President has not taken any action to suspend or prohibit the Transactions after fifteen (15) days from the date the President received such report from CFIUS.

(22)                          “Circular” means the notice of meeting and accompanying management information circular and Proxy Statement of KML, including all appendices, schedules and exhibits thereto, to be sent by KML to the Securityholders in connection with the Meeting, and filed with applicable securities regulatory authorities and other Governmental Authorities in all jurisdictions where the same are required to be filed, as amended, supplemented or otherwise modified.

(23)                          “Claim” has the meaning attributed to that term in Section 9.1(1).

(24)                          “Closing” means the completion of the Transactions on the Closing Date in accordance with this Agreement.

(25)                          “Closing Cash and Cash Equivalents” has the meaning attributed to that term in Section 2.4(3)(d).

(26)                          “Closing Certificates” has the meaning attributed to that term in Section 6.5(1).

(27)                          “Closing Date” means seven (7) Business Days following the satisfaction or waiver of the conditions to Closing described in Sections 4.1(1)(d), 4.1(1)(e) and 4.1(1)(f) and Sections 4.2(1)(c), 4.2(1)(d) and 4.2(1)(h) or such other date as may be agreed to by the Parties in writing.

(28)                          “Closing Financial Statements” has the meaning attributed to that term in Section 2.4(3)(a).

(29)                          “Closing Indebtedness” has the meaning attributed to that term in Section 2.4(3)(c).

(30)                          “Closing Statements” has the meaning attributed to that term in Section 2.4(3).

(31)                          “Closing Working Capital” has the meaning attributed to that term in Section 2.4(3)(b).

(32)                          “Commissioner” means the Commissioner of Competition appointed under the Competition Act and includes any person duly authorized to exercise the powers and perform the duties on behalf of the Commissioner of Competition.

(33)                          “Competition Act” means the Competition Act (Canada), and includes the regulations made thereunder.

(34)                          “Competition Approval” means:

(a)                                 the issuance of an Advance Ruling Certificate; or

(b)                                 the applicable waiting period under section 123 of the Competition Act has expired or been waived and a No Action Letter has been issued in accordance with subsection 123(2) of the Competition Act.

(35)                          “Consequential Losses” has the meaning attributed to that term in Section 9.4(6).

(36)                          “Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, letters patent, supplementary letters patent, by-laws, partnership agreement, certificate of limited partnership, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling agreements and similar Contracts, arrangements and understandings applicable to the Person’s Equity Interests, all as amended, supplemented, restated and replaced from time to time.

(37)                          “Contaminant” means any substance, emission or thing, howsoever occurring, which has, or may have, an adverse effect on the environment, any ecological system or natural resource, the use or enjoyment of property, or human health or safety, and includes any “contaminant” or “pollutant”, any substance defined or regulated as “hazardous”, “toxic” or “dangerous” or any type of “waste”, in each case which is defined or regulated by any Applicable Law and includes, without limitation, petroleum hydrocarbons and fractions thereof, halogenated or chlorinated solvents, asbestos and asbestos-containing materials, and polychlorinated biphenyls.

(38)                          “Contract” means any agreement, contract, indenture, lease, occupancy agreement, deed of trust, licence, option, other than a Permit.

(39)                          “Covered Credit Agreement” means a credit agreement to be entered into between, among other parties, TM Pipeline LP, as borrower, Royal Bank of Canada, as administrative agent, and Royal Bank of Canada and The Toronto-Dominion Bank, as lenders, and Her Majesty in Right of Canada (or its agent) as guarantor as the same may be amended, modified, supplemented, restated or replaced from time to time in respect of the establishment of the Covered Credit Facilities.

(40)                          “Covered Credit Facilities” means the credit facilities to fund (i) all project expenses contemplated by the TMEP 2018 Work Plan, including “owner’s costs” and allocation of overhead consistent with past practice, and (ii) debt service costs of the Covered Credit Facilities (including, without limitation, the costs, fees and expenses establishing the Covered Credit Facilities and fees payable to Her Majesty in Right of Canada (or its agent, Export Development Canada) in respect of the EDC Guarantee).

(41)                          “CP Failure” has the meaning attributed to that term in Section 7.16(3).

(42)                          “CRA” means the Canada Revenue Agency or any successor agency.

(43)                          “Credit Agreement” means the credit agreement made as of June 16, 2017 among Vendor, Managing Partner, Royal Bank of Canada, as administrative agent, Royal Bank of Canada and the various other financial institutions from time to time party thereto, as amended by a first amending agreement made as of January 23, 2018 among the same parties, as the same may be further amended, modified, supplemented, restated or replaced from time to time; provided that, it is acknowledged and agreed that the aforementioned credit agreement will be cancelled and replaced on or shortly after the date hereof, such credit agreement being replaced by a new credit agreement made as of May 1, 2018, and amended and effective as of the date hereof, be and between Vendor, as borrower, Royal Bank of Canada, as administrative agent and Royal Bank of Canada and The Toronto-Dominion Bank, as lenders, as the same may be further amended, modified, supplemented, restated or replaced from time to time; and further provided that, all references herein to the “Credit Agreement” shall be, and shall be deemed to be, to such May 1, 2018 credit agreement upon the cancellation and replacement of the June 16, 2017 credit agreement.

(44)                          “CTA” means the Canada Transportation Act (Canada), and includes the regulations made thereunder.

(45)                          “CTA Clearance” means, in respect of the proposed Transactions and the acquisition by Purchaser of the Purchased Shares and Purchased Units from Vendor, Purchaser and Vendor shall have received the notice from the Minister of Transport provided for under subsection 53.1(4) of the CTA or, if such notice has not been received, the completion of the proposed Transactions and the acquisition by Purchaser of the Purchased Shares and Purchased Units from Vendor shall not be prohibited under subsection 53.2(1) of the CTA.

(46)                          “Cure Period” has the meaning attributed to that term in Section 7.16(4).

(47)                          “Cure Period Deadline” has the meaning attributed to that term in Section 7.16(5).

(48)                          “Current Assets”  means, in respect of the Target Entities, the aggregate of accounts receivable, inventories, prepayments and other current assets, excluding: (a) Cash and Cash Equivalents; (b) current portion of regulatory assets; (c) deferred tax assets; and (d) environmental related assets determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the consolidated KML financial statements for the most recent financial year end as if such accounts were being prepared and audited as of a fiscal year end.

(49)                          “Current Liabilities” means, in respect of the Target Entities, the aggregate of accounts payable, accruals and other current liabilities, excluding: (a) capital accruals and related payables; (b) current portion of regulatory liabilities; (c) environmental related liabilities; (d) severance and bonus payable liabilities other than in relation to the Transferred Canadian Employees; (e) transaction related costs outstanding; (f) amounts outstanding under mutual benefit agreements for TMEP accruing after May 31, 2018; (g) current portion of unfunded liabilities related to pension and benefit plans; (h) deferred tax liabilities; and (i) accounts payable on account of TMEP which accrue after May 31, 2018; determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the consolidate KML financial statements for the most recent financial year end as if such accounts were being prepared and audited as of a fiscal year end. For the avoidance of any doubt, “Current Liabilities” will not include any items included in Indebtedness.

(50)                          “Data Room” means the electronic data room, as existing at the date of this Agreement and made available by Vendor to Purchaser in connection with the Transactions.

(51)                          “Disclosing Party” has the meaning attributed to that term in Section 7.16(2).

(52)                          “EDC Guarantee” means the guarantee by Her Majesty in Right of Canada (or its agent, Export Development Canada) in favour of the administrative agent and the lenders under the Covered Credit Agreement.

(53)                          “Effective Time” means 12:01 a.m. on the Closing Date.

(54)                          “Employees” means the Canadian Employees and the U.S. Employees.

(55)                          “Employment Effective Date”  has the meaning attributed to it in Section 7.12(3)(b)(i).

(56)                          “Encumbrance” means any lien, charge, pledge, option, mortgage, deed of trust, security interest, restriction (whether on voting, sale, transfer, disposition or otherwise), easement, and other encumbrance of every type and description, whether imposed by Applicable Law, agreement, understanding or otherwise, and “Encumber” has a corresponding meaning.

(57)                          “Environment” means the environment or natural environment as defined in any Environmental Laws.

(58)                          “Environmental Laws” means any and all Applicable Laws relating to: (a) the protection of the Environment; (b) the presence, release, discharge, handling, transportation, storage, remediation, Release or disposal of Contaminants; (c) the ownership, occupation, management, transfer or sale of contaminated sites; (d) the exposure of workers to Contaminants in the workplace, and worker right-to-know legislation pertaining thereto; (e) the manufacture, distribution, labelling, import, export or sale of products or product ingredients by virtue of their composition or any other physical properties; (f) climate change, greenhouse gas emissions and the regulation of carbon; (g) the protection of endangered species and their habitat; and (h) the reporting of environmental matters and/or liabilities to any Governmental Authority or in any publicly accessible venue.

(59)                          “Equity Interests” means, with respect to any Person, any and all present and future shares, units, trust units, partnership or other interests, participations or other equivalent rights in that Person’s equity or capital, however designated and whether voting or non-voting.

(60)                          “ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

(61)                          “ERISA Affiliate” means any trade or business (whether or not incorporated) which together with KMI or any Target Entity, would be treated as a single employer under Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

(62)                          “ETA” means the Excise Tax Act (Canada) and includes the regulations made thereunder.

(63)                          “Exchange Act” means the United States Securities Exchange Act of 1934.

(64)                          “Excluded Employees” means the KMCI employees who are not employed or engaged in the development, construction and operation of the TMPL System.

(65)                          “Excluded Intellectual Property”  means the Intellectual Property to be provided or to be made available to, or accessible by, the Target Entities pursuant to the Transition Services Agreement, as disclosed in the Data Room.

(66)                          “Excluded IT Systems”  means all Hardware, Software and internal networks and communications technologies and services to be provided or to be made available to, or accessible by, the Target Entities pursuant to the Transition Services Agreement, as disclosed in the Data Room.

(67)                          “Exempt Proposal” has the meaning attributed to that term in Section 7.1(2)(a)(i).

(68)                          “Existing NEB Facility” has the meaning attributed to that term in Section 7.9(5).

(69)                          “Existing NEB Insurance” has the meaning attributed to that term in Section 7.9(5).

(70)                          “Exon-Florio Amendment” means 50 U.S.C. § 4565 as implemented by 31 C.F.R. Part 800.

(71)                          “Expansion CPCN” means the Certificate of Public Convenience and Necessity and Orders issued by the NEB under Part III of the National Energy Board Act, and, with respect to TMEP means the CPCN and Orders more particularly described as OC-2 and OC-49 and OC-64; Orders XO-T260-007-2016, XO-T260-008-2016, XO-T260-009-2016, XO-T260-010-2016 and MO-015-2016 and any amendments thereto which authorize the construction and operation of TMEP.

(72)                          “Fairness Opinion” means the opinion of TD Securities Inc., as a financial advisor to KML, delivered verbally to the KML board of directors on May 28, 2018 (with a written opinion dated such date to follow) to the effect that the consideration to be received by Vendor under the Transaction is fair, from a financial point of view, to Vendor and to KML.

(73)                          “Financial Statements” means the unaudited, combined and consolidated balance sheet and income statement, for the Target Entities as at and for the financial years ended December 31, 2016, and December 31, 2017, copies of which are disclosed in the Data Room.

(74)                          “Financial Statements Date” means December 31, 2017.

(75)                          “Fundamental Representation” means the representations and warranties listed in Section 6.5(1) and 6.5(5).

(76)                          “GAAP” when used in respect of accounting terms or accounting determinations relating to a Person, United States Generally Accepted Accounting Principles.

(77)                          “Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, body, organization or agency, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government, including the SEC, stock exchanges such as the Toronto Stock Exchange and including the NEB, but does not include any Indigenous Group or aboriginal government, council or authority.

(78)                          “GST/HST” means all Taxes payable under Part IX of the ETA (including where applicable both the federal and provincial portion of those Taxes) or and under any provincial legislation imposing a similar value added or multi-staged tax, including, without limitation, the Provincial Sales Tax Act (British Columbia).

(79)                          “Hardware” means computer hardware, mainframes, personal computers, servers, client/server stations, devices, network equipment, routers, semi-conductor chips, embedded Software, communication lines, storage media and other equipment.

(80)                          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. § 18a et seq., as amended from time to time, and the rules and regulations promulgated thereunder.

(81)                          “HSR Clearance”  means the applicable waiting period (and any extension thereof) in respect of the Transaction under the HSR Act shall have expired without action on the part of the reviewing agency or been earlier terminated.

(82)                          “Inactive U.S. Employee”  has the meaning attributed to that term in Section 7.12(3)(c)(i).

(83)                          “Increased Amount” has the meaning attributed to that term in Section 9.10(3).

(84)                          “Indebtedness” means, for any Person, any obligation or liability whatsoever of such Person that is debt within the meaning of GAAP including, without limitation: (a) all indebtedness for borrowed money excluding any amount payable to Vendor or its Affiliates; (b) obligations pursuant to credit facility, loans, notes, debentures or similar instruments excluding obligations under the Covered Credit Agreement; (c) drawn letters of credit; (d) current regulatory toll settlement liabilities less current regulatory assets; (e) capital accruals and related payables that are not related to TMEP and, for TMEP, capital accruals and related payables accrued on or prior to May 31, 2018; (f) liabilities related to pipeline abandonment trust obligations less pipeline abandonment trust assets; (g) environmental reserve liabilities net of transportation revenue variance; and (h) Vendor’s transaction costs, to extent not paid by the Vendor. For the avoidance of any doubt, Indebtedness will not include items included in Working Capital or any deficiencies in funding in respect of any Benefit Plan.

(85)                          “Independent Auditor” has the meaning attributed to that term in Section 2.4(6).

(86)                          “Indigenous Group” means any Indian band (as defined in the Indian Act (Canada)), any other aboriginal people within the meaning of the Constitution Act, 1982 (UK).

(87)                          “Intellectual Property” means, individually and collectively, howsoever created and wherever located:

(a)                                 all domestic and foreign patents and applications thereof and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(b)                                 all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data, schematics and customer lists, and all documentation relating to any of the foregoing;

(c)                                  all copyrights in all works (including Software) and database rights, copyright registrations and applications thereof, and all works of authorship and moral rights, and all other rights corresponding thereto throughout the world;

(d)                                 all trade names, domain names, corporate names, trade dress, distinguishing guises, logos, slogans, brand names, trademarks (whether registered or common law and whether used with wares or services and including the goodwill attaching to such trademarks) and registrations and applications for registration thereof;

(e)                                  all Software (in source code and object code form) and databases, and any proprietary rights in such Software and databases;

(f)                                   all integrated circuit design, mask work, or topography registrations or applications thereof;

(g)                                  all industrial designs and applications for and registration of industrial designs, design patents and industrial design registrations;

(h)                                 other intellectual or industrial property whatsoever;

(i)                                     all income, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages and payments for past or future infringements thereof; and

(j)                                    all rights to sue for past, present and future infringements of any of the foregoing.

(88)                          “Interim Period” means the period from the date of this Agreement to the Closing Date.

(89)                          “Internal IT Systems” means all Hardware, Software and internal networks and communications technologies and services that are owned, leased, or licensed by the Target Entities in connection with the Business excluding the Excluded IT Systems.

(90)                          “Internal Revenue Code”  means the Internal Revenue Code of the United States.

(91)                          “Kinder Morgan Savings Plan” means, with respect to Canada, the employer sponsored savings plan provided through Great West Life by KMCI to the Canadian Employees, and with respect to the U.S., the KMI Savings Plan, a defined contribution 401(k) savings plan provided by KMI to U.S. Employees.

(92)                          “KMCI” means Kinder Morgan Canada Inc., an Alberta corporation.

(93)                          “KMCI Employee Plan” has the meaning attributed to that term in Section 6.2(27)(a).

(94)                          “KMCI Pension Plan” means the Pension Plan for Employees of KMCI, OSFI Registration No. 57524.

(95)                          “KMI” means Kinder Morgan Inc., a Delaware general corporation.

(96)                          “KMI Employee Plan”  has the meaning attributed to that term in Section 6.2(27)(a).

(97)                          “KMI ESPP”  means the KMI Employee Share Purchase Plan.

(98)                          “KMI Stock Incentive Plan”  means the Kinder Morgan Inc. 2015 Amended and Restated Stock Incentive Plan.

(99)                          “KML” means Kinder Morgan Canada Limited, an Alberta corporation.

(100)                   “KML Share Unit Plan” means the KML 2017 Restricted Share Unit Plan for Employees.

(101)                   “Land Rights” means all fee simple lands, easements, rights-of-way, rights of access, rights of entry, governmental entry and access rights, crossing agreements, joint use agreements, surface leases, licenses and such other surface rights by virtue of which the holder is entitled to own, occupy or access lands on or under which: (a) any of the Mainline System is located or through which the Mainline System may be accessed; and (b) currently held in connection with the development of TMEP.

(102)                   “Legacy Pension Plan” means the Legacy Pension Plan for Employees of Kinder Morgan Canada Inc., OSFI Registration No. 55111.

(103)                   “Limited Partnership Agreement” means the limited partnership agreement dated February 1, 2008 as amended, which governs TM Pipeline LP.

(104)                   “Limited Rep TMEP Contracts” has the meaning attributed to that term in Section 6.2(14)(b).

(105)                   “Limited TM Pipeline LP Indemnity (Covered Credit Agreement)” means the Indemnity Agreement to be entered into by TM Pipeline LP and providing for an indemnity of TM Pipeline LP to reimburse Her Majesty in Right of Canada (or its agent, Export Development Canada) for any payment that it makes under the EDC Guarantee under certain circumstances as have been separately agreed in writing between the Parties.

(106)                   “Losses” has the meaning attributed to that term in Section 9.1(8).

(107)                   “Mainline CPCN” means the Certificate of Public Convenience and Necessity issued by the NEB pursuant to the National Energy Board Act, and, with respect to the Mainline System means the CPCN more particularly described as OC-2, and OC-49 and any amendments thereto, which authorize the construction and operation of the Mainline System.

(108)                   “Mainline System” means: (a) the Trans Mountain pipeline system including the Edmonton Tank Terminal, Kamloops Terminal, Burnaby Terminal, Sumas Terminal and Westridge Marine Terminal, as more particularly described in the Mainline CPCN, including a crude oil and refined products pipeline with a capacity of approximately three hundred thousand (300,000) barrels per day which consists of approximately one thousand (1,000) kilometres of pipeline, extending from Edmonton Alberta to delivery points in Burnaby, Westridge and Sumas, British Columbia, and including related lateral lines, rights of way, easements, pumps, pump stations and other related equipment and machinery; and (b) the Puget Sound pipeline system (the “Puget Sound Pipeline”), which is an oil pipeline connecting Sumas, British Columbia to Washington State refineries and including related lateral lines, rights of way, easements, pumps, pump stations and other related equipment and machinery; in respect of each of the foregoing clauses (a) and (b), as each exists and is operating as at the date hereof.

(109)                   “Managing Partner” means Trans Mountain Pipeline ULC, the managing partner of TM Pipeline LP.

(110)                   “Marketing Period” has the meaning attributed to that term in Section 7.1(1)(a).

(111)                   “Material Adverse Change” or “Material Adverse Effect” as either may be used in this Agreement, means any change or effect that is materially adverse to the Business, Assets or financial condition of Target Entities, taken as a whole; provided that any change or effect arising from or relating to:

(a)                                 any change to Applicable Law, in GAAP or regulatory accounting requirements;

(b)                                 general economic or industry conditions affecting the midstream oil and gas industry;

(c)                                  the failure of the Target Entities to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement;

(d)                                 any matter or prospective matter which has, at or prior to the date hereof, been publicly disclosed by Vendor or any of its Affiliates in regulatory or securities filings, has been made available to Purchaser in the Data Room, or disclosed in writing to Purchaser on or prior to the date hereof;

(e)                                  the announcement of the Transaction or the taking of any actions contemplated by this Agreement or actions taken (or omitted to be taken) at the request or with the prior consent of Purchaser;

(f)                                   the identity of, or any facts or circumstances relating to, Purchaser or its Affiliates, or any action or inaction of Purchaser or its Affiliates;

(g)                                  departures of personnel providing services to the Target Entities, whether such departures result from the announcement or consummation of the Transaction, or otherwise;

(h)                                 acts of God, including earthquakes, fires, tornadoes, flooding and other natural disasters;

(i)                                     any military action or attack or the engagement by the United States of America or Canada in hostilities, whether or not pursuant to the declaration of a national emergency or war;

(j)                                    opposition, either individually or as a group, whether local, regional, national or international, including, acts of protest, civil disobedience, sabotage or terrorism, political or social unrest, protests or insurgencies;

(k)                                 sabotage against any Assets or other criminal actions, or any failure or delay of authorities or the judiciary to enforce Applicable Law;

(l)                                     any commencement of Proceedings or decision of a court or any other Governmental Authority, including any ruling, order, declaration, injunction, announcement, application, action, suit, inquiry or similar event brought or provided by or before any court, tribunal, regulatory body or other Governmental Authority delaying or hindering the development or construction of the TMEP; and

(m)                             as they relate to the TMEP, increased costs, delays in development or construction for any reason, or any action or inaction by a Governmental Authority in the issuance of Permits and other authorizations or consents, shall be deemed to not constitute a Material Adverse Change or a Material Adverse Effect. Each of Vendor and Purchaser agree that the determination of whether there has been a Material Adverse Change or a Material Adverse Effect shall be made after giving effect to any insurance proceeds (net of any deductibles) and indemnification payments that, in either case, are payable as a result of the change or effect subject to such determination.

(112)                   “Material Contract” has the meaning attributed to that term in Section 6.2(14).

(113)                   “Meeting” means the special meeting of Securityholders to be called and held in accordance with this Agreement to permit the Securityholders to consider the Transaction Resolution and related matters, and any adjournment(s) thereof.

(114)                   “MI 61-101” has the meaning attributed to that term in Section 7.11(2)(e).

(115)                   “Miscellaneous Interests” means all interests of the Target Entities in and to all property, assets and rights of any nature and kind relating to, or necessarily incidental to, the construction, ownership, operation and / or maintenance of the Mainline System and/or the TMEP.

(116)                   “National Energy Board” or “NEB” means the National Energy Board and its successors.

(117)                   “National Energy Board Act” means the National Energy Board Act R.S.C. N-6, s. 1, the regulations made thereunder, and its predecessor and successor legislation.

(118)                   “No Action Letter” means written confirmation from the Commissioner that he does not, at that time, intend to make an application under section 92 of the Competition Act in respect of the Transactions.

(119)                   “Non-Resident”  means a Person who is not resident or deemed to be resident in Canada for purposes of the Tax Act, or a partnership that is not a “Canadian partnership” as defined in the Tax Act.

(120)                   “Notice of Intent to Terminate” has the meaning attributed to that term in Section 7.16(3).

(121)                   “Objection Notice” has the meaning attributed to that term in Section 2.4(5).

(122)                   “Occupational Health and Safety” means any obligation imposed on an employer pursuant to the Occupational Health and Safety Act (Alberta) or the Occupational Health and Safety Regulation promulgated pursuant to the Workers Compensation Act (British Columbia).

(123)                   “Ordinary Course” means, with respect to an action taken by a Person that the action is consistent with the past practices of the Person and is taken in the normal course operations of the Person.

(124)                   “Other Documents” has the meaning attributed to that term in Section 11.5.

(125)                   “Outside Date” means December 31, 2018.

(126)                   “Parties” means Vendor, Purchaser, KML and KMI, and “Party” means any of them.

(127)                   “Payment” has the meaning attributed to that term in Section 9.10(4).

(128)                   “Pension Plans” means the KMCI Pension Plan and the Legacy Pension Plan, and “Pension Plan” means any of them.

(129)                   “Pension Regulator” has the meaning attributed to that term in Section 6.2(27)(b)(iv).

(130)                   “Permits” means any license, order, permit, certificate of authority, approval, tender, bid, registration, franchise, variance, exemption, consent or other authorization of or from a Governmental Authority.

(131)                   “Permitted Contest” means action taken by any Target Entity or Vendor in good faith by appropriate proceedings diligently pursued to contest any Taxes, claims or Encumbrance, provided that:

(a)                                 such Target Entity or Vendor has established reasonable reserves therefor if required in accordance with GAAP; and

(b)                                 proceeding with such contest will not create a material risk of sale, forfeiture or loss, or interference with the use of any material property of such Person and would not reasonably be expected to have a Material Adverse Effect.

(132)                   “Permitted Encumbrances” means:

(a)                                 servitudes, easements, leases, subleases, restrictions, rights-of-way, permits, restrictive covenants, encroachments, protrusions, licenses, sublicenses, zoning, caveats registered in respect of any of the foregoing or other similar rights or interests in land (including, without in any way limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, petroleum substances, pipelines, water pipelines, gas and water mains, electric light, power, telephone, telegraph, communication, computer, instrumentation and cable television conduits, poles, wires and cables, meter stations and substations and including other related structures and facilities; and other similar rights in real property or any interest therein) granted to or reserved or taken by other Persons which individually or in the aggregate do not materially detract from the value of such land or materially impair its use in the operation of the business of such Persons and its subsidiaries, taken as a whole;

(b)                                 Encumbrances imposed by or permitted by law, such as undetermined, inchoate or statutory liens and deemed trusts, carrier’s liens, garagekeepers’ liens, builders’ liens, warehousemen’s liens, mechanics’ liens, materialmen’s liens, repairmen’s liens and other liens, charges and privileges which relate to obligations which are not due or delinquent or, if due and delinquent, the validity of which is being contested at the time by a Permitted Contest;

(c)                                  statutory liens, charges, adverse claims, security interests or Encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to the asset or served on any Target Entity or Vendor pursuant to Applicable Law or notice of which has not otherwise been received by any Target Entity or Vendor, or that relate to obligations not due or delinquent, or, if due and delinquent, the validity of which is being contested at the time by a Permitted Contest;

(d)                                 Encumbrances in favour of a public utility or Governmental Authority when required by such utility or Governmental Authority in connection with the operations of the Business, all in the Ordinary Course of the Business which individually or in the aggregate do not materially detract from the value of the asset concerned or materially impair its use in the operation of the Business, taken as a whole;

(e)                                  the reservations in any original grants from the Crown of any Real Property or interest therein and statutory exceptions to title that do not materially detract from the value of the Real Property concerned or materially impair its use in the operation of the Business;

(f)                                   Encumbrances for Taxes, assessments, customs duties or governmental charges which are not due and delinquent or, if due or delinquent, the validity of which is being contested at the time by a Permitted Contest;

(g)                                  Encumbrances under or pursuant to any judgment rendered, or claim filed, against such Target Entity or Vendor, which such Target Entity or Vendor shall be contesting at the time by a Permitted Contest or which is adequately covered by insurance;

(h)                                 Equipment leases or conditional sales contracts entered into in the Ordinary Course;

(i)                                     Encumbrances in favour of Computershare Trust Company of Canada to secure obligations under the Credit Agreement and in respect of related hedging and cash management obligations to the lenders thereunder;

(j)                                    Encumbrances contemplated under and pursuant to the Covered Credit Agreement (including, for certainty, any Encumbrances in favour of Purchaser or Export Development Canada);

(k)                                 Encumbrances consented to in writing by Purchaser;

(l)                                     Encumbrances in favour of a Target Entity;

(m)                             any lease or sublease granted by a Target Entity in the Ordinary Course, provided that, any such lease or sublease does not materially adversely affect the enjoyment by a Target Entity of the assets of such Target Entity in the conduct of the business the Target Entities, taken as a whole;

(n)                                 title defects or irregularities which are of a minor nature which, in the aggregate, do not materially affect or impair the use of any material property of the Target Entities for the purposes for which it is held by or on behalf of the Target Entity in question;

(o)                                 any right reserved to, or vested in, any applicable Governmental Authority by the terms of:

(i)                                     any Applicable Law;

(ii)                                  any applicable governmental authorization; or

(iii)                               any property interest, easement, right-of-way, or servitude issued or granted by Applicable Law or by any applicable governmental authorization,

to terminate any such governmental authorization, easement, right-of-way or servitude or to purchase, expropriate, appropriate or recapture, or designate a purchaser of any property;

(p)                                 the Encumbrances disclosed in the Data Room; and

(q)                                 other Encumbrances arising in the Ordinary Course of Business and not materially affecting the Business or the Target Entities taken as a whole.

(133)                   “Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, a syndicate, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

(134)                   “Personal Information” means any information about an identifiable individual.

(135)                   “Post-Closing Period” means any Tax period beginning on or after the Closing Date, and with respect to a U.S. Straddle Period, the portion of such Tax period beginning on the Closing Date.

(136)                   “Pre-Acquisition Reorganization” has the meaning attributed to that term in Section 7.11.

(137)                   “Pre-Approved Liabilities” has the meaning attributed to that term in Section 7.7(2).

(138)                   “Pre-Closing Period” means any Tax period that is not a Post-Closing Period and with respect to a U.S. Straddle Period, the portion of such Tax period ending on the day prior to the Closing Date.

(139)                   “Preliminary Cash and Cash Equivalents” has the meaning attributed to that term in Section 2.4(1).

(140)                   “Preliminary Closing Indebtedness” has the meaning attributed to that term in Section 2.4(1).

(141)                   “Preliminary Closing Working Capital” has the meaning attributed to that term in Section 2.4(1).

(142)                   “Privacy Law” means any and all Canadian Applicable Law that regulates the collection use, disclosure and or storage of Personal Information.

(143)                   “Proceeding” means:

(a)                                 any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, charge, demand or prosecution, whether legal or administrative; or

(b)                                 any appeal or application for review;

at law or in equity before any Governmental Authority.

(144)                   “Proposed Agreement” has the meaning attributed to that term in Section 7.1(5).

(145)                   “Proxy Statement” means the proxy statement of KML to be filed with the SEC in connection with the Transactions as amended, supplemented or otherwise modified.

(146)                   “Puget LLC” means Trans Mountain Pipeline (Puget Sound) LLC.

(147)                   “Purchase Price” has the meaning attributed to that term in Section 2.2(1).

(148)                   “Purchased Shares” means all issued and outstanding Equity Interests in the Target Corporations

(149)                   “Purchased Units” means all the Equity Interest in TM Pipeline LP.

(150)                   “Purchaser” means Her Majesty in Right of Canada.

(151)                   “Purchaser’s Counsel” means Borden Ladner Gervais LLP.

(152)                   “Real Property” means the real property and Land Rights, including all leasehold interests, rights-of-way and easements, used in or necessary for the Business (it being acknowledged that only a portion have been currently procured in connection with TMEP) including the conduct of the Mainline System.

(153)                   “Receiving Party” has the meaning attributed to that term in Section 7.16(2).

(154)                   “Release” has the meaning prescribed in any Environmental Law and includes any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, placement, or introduction.

(155)                   “Representatives” means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents and other representatives and advisors.

(156)                   “Review Period” has the meaning attributed to that term in Section 7.16(3).

(157)                   “SEC” means the United States Securities and Exchange Commission.

(158)                   “Securityholders” means, collectively, the holders of the Restricted Voting Shares, Special Voting Shares and Preferred Shares of KML.

(159)                   “Software” means software, including all versions thereof, whether installed locally, on a local area network or delivered through the internet, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, including any and all modifications, changes, release, versions, upgrades, updates or patches of any of the foregoing, and all other material related to such software.

(160)                   “Statutory Plans” means benefit plans that any Target Entity is required by any domestic or foreign statute to participate in or contribute to in respect of a current or former employee, director or officer of the Target Entity or any beneficiary or dependent thereof, including the Canada Pension Plan, and plans administered pursuant to applicable health, Tax, workplace safety insurance, workers’ compensation and employment insurance legislation.

(161)                   “Superior Proposal” has the meaning attributed to that term in Section 7.1(2).

(162)                   “Supplemental Disclosure” has the meaning attributed to that term in Section 7.16(2).

(163)                   “Support Agreements” means the support agreements dated the date hereof, entered into between Purchaser and the Supporting Securityholders, in their capacities as Securityholders, as the case may be.

(164)                   “Supporting Securityholders” means Kinder Morgan Canada Company and KM Canada Terminals ULC, each an indirect subsidiary of KMI, in respect of securities of KML legally and beneficially owned by them, as applicable.

(165)                   “Target Corporations” means the Managing Partner and KMCI.

(166)                   “Target Entities” means TM Pipeline LP, the Managing Partner, KMCI and Puget LLC and a “Target Entity” means any of them.

(167)                   “Target Working Capital” shall mean the target aggregate consolidated Working Capital of the Target Entities, being Twenty Five Million Dollars ($25,000,000).

(168)                   “Tax Act” or any reference to a specific provision thereof means the Income Tax Act (Canada) and legislation of any legislature of any province or territory of Canada and any regulations made thereunder in force of like or similar effect.

(169)                   “Tax Returns” means all returns, declarations, designations, forms, schedules, reports, elections, notices, filings, statements (including withholding tax returns and reports, and information tax returns and reports), claims for refunds and other documents of every nature whatsoever filed or required to be filed with any Governmental Authority with respect to any Taxes, together with all amendments and supplements thereto.

(170)                   “Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof (including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, gains, capital stock, production, gift, wealth, environment, net worth, utility, sales, goods and services, harmonized sales, use, consumption valued-added, excise, stamp, withholding on amounts to be paid to or by any person, premium, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, escheat payments, surtaxes, customs duties and import and export taxes, development, occupancy, social services, licence, franchise and registration fees and employment insurance, health insurance and Canada pension plan premiums or contributions), public utilities tax, and business and occupation tax, and “Tax” has a corresponding meaning.

(171)                   “Third Party Claim” has the meaning attributed to that term in Section 9.1(11).

(172)                   “TM Pipeline LP” means Trans Mountain Pipeline L.P., an Alberta limited partnership registered February 23, 2007.

(173)                   “TMEP 2018 Work Plan” means the work plan for 2018 approved by Purchaser and Vendor disclosed in the Data Room.

(174)                   “TMPL System” means collectively the Mainline System and the TMEP.

(175)                   “Trans Mountain Expansion Project” or “TMEP” means a proposed expansion of the Mainline System to increase the capacity from approximately three hundred thousand (300,000) barrels per day to approximately eight hundred and ninety thousand (890,000) barrels per day, as more particularly described in the Expansion CPCN.

(176)                   “Trans Mountain Section 15 Indemnity” means the release and indemnity from TM Pipeline LP in favour of Vendor in respect of section 15.2(1) of the Business Corporations Act (Alberta) as a result of the Managing Partner being an unlimited liability corporation.

(177)                   “Transaction Resolution” means, as applicable, the special resolution in respect of the Transaction to be considered by the Securityholders at the Meeting.

(178)                   “Transaction Resolution Approval” means the approval of the Transaction Resolution by the Securityholders at the Meeting, voting together as a single class, as required by section 190 of the Business Corporations Act (Alberta).

(179)                   “Transactions” means the purchase and sale of the Purchased Shares and Purchased Units and all other transactions contemplated by this Agreement.

(180)                   “Transferred Canadian Employees”  has the meaning attributed to that term in Section 7.12(1)(c)(i).

(181)                   “Transferred Employees”  means the Transferred Canadian Employees and the Transferred U.S. Employees.

(182)                   “Transferred U.S. Employees” has the meaning attributed to that term in Section 7.12(3)(c)(i).

(183)                   “Transition Services Agreement” has the meaning attributed to that term in Section 7.13(1).

(184)                   “Transmission” has the meaning attributed to that term in Section 11.12(1).

(185)                   “U.S. Employees” means the KMI employees who are employed or engaged in the development, construction and operation of the TMPL System.

(186)                   “U.S. Straddle Period” has the meaning attributed to that term in Section 8.2(a).

(187)                   “Vendor” has the meaning set out in the Recitals.

(188)                   “Vendor’s Counsel” means Blake, Cassels and Graydon LLP.

(189)                   “Working Capital” means, in respect of the Target Entities, the aggregate of the Current Assets (excluding Cash and Cash Equivalents) minus the Current Liabilities (excluding Indebtedness); determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the KML consolidated financial statements for the most recent financial year end as if such accounts were being prepared and audited as of a fiscal year end.

1.2                               Construction. This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party does not apply to the construction or interpretation of this Agreement.

1.3                               Certain Rules of Interpretation. In this Agreement:

(1)                                 the division into Articles and Sections and the insertion of headings and the Table of Contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(2)                                 the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(3)                                 unless specified otherwise or the context otherwise requires:

(a)                                 references to any Article, Section or Schedule are references to the Article or Section of, or Schedule to, this Agreement of the Data Room, as applicable;

(b)                                 “including” or “includes” means “including (or includes) but is not limited to” and is not to be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(c)                                  “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(d)                                 references to Contracts are deemed to include all present amendments, supplements, restatements and replacements to those Contracts;

(e)                                  references to any legislation, statutory instrument or regulation or a section thereof are references to the legislation, statutory instrument, regulation or section as amended, re-enacted, consolidated or replaced from time to time;

(f)                                   references in this Agreement to consent and the taking or refraining from taking action except with the consent of a Party or its Representatives shall be qualified by “such consent not to be unreasonably withheld conditioned or delayed” unless otherwise stated to be in the sole discretion of such Party or its Representatives; and

(g)                                  words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4                               Knowledge. In this Agreement, any reference to the knowledge of a Party means, the actual knowledge of those individuals in respect of Vendor as disclosed in the Data Room.

1.5                               Computation of Time. In this Agreement, unless specified otherwise or the context otherwise requires:

(1)                                 a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(2)                                 all references to specific dates mean 11:59 p.m. on the dates;

(3)                                 all references to specific times are references to Mountain time; and

(4)                                 with respect to the calculation of any period of time, references to “from” mean “from and excluding” and references to “to” or “until” mean “to and including”.

1.6                               Performance on Business Days. If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.7                               Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of the period is included and the last day is excluded.

1.8                               Currency and Payment. In this Agreement, unless specified otherwise:

(1)                                 references to dollar amounts or “$” are to Canadian dollars;

(2)                                 any payment is to be made by way of wire transfer, to an account designated by Vendor in writing to Purchaser, or designated by Purchaser in writing to Vendor, as the case may be, or by any other method agreed by Purchaser and Vendor (other than cash payment) that provides immediately available funds; and

(3)                                 except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available by 2:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

1.9                               Accounting Terms. In this Agreement, unless specified otherwise, each accounting term has the meaning assigned to it under GAAP.

1.10                        Schedules. The following Schedules are attached to and form part of this Agreement:

Schedule 4.1(1)(a)	Form of Vendor’s Bring-Down Certificate
Schedule 4.2(1)(a)	Form of Purchaser’s Bring-Down Certificate
Schedule 6.2(3)	Authorized and Issued Capital

ARTICLE 2

PURCHASE AND SALE OF PURCHASED SHARES AND PURCHASED UNITS

2.1                               Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, as of the Effective Time Vendor shall sell to Purchaser and Purchaser shall purchase from Vendor, all of the Purchased Shares and Purchased Units, constituting all of the issued and outstanding shares in the capital of the Target Corporations and all of the issued and outstanding units of TM Pipeline LP.

2.2                               Purchase Price and Purchase Price Allocation.

(1)                                 Subject to the terms and conditions of this Agreement, the aggregate purchase price (the “Purchase Price”) to be paid by Purchaser to Vendor for the Purchased Units and the Purchased Shares is Four Billion Five Hundred Million Dollars ($4,500,000,000), subject to any adjustments required by Section 2.4 and 2.5.

(2)                                 Purchaser and Vendor shall allocate the Purchase Price and any adjustments as disclosed in the Data Room.

2.3                               Payment of Purchase Price. Subject to Section 2.5, Purchaser shall pay and satisfy the Purchase Price by payment at Closing to or to the order of Vendor of the amount of Four Billion Five Hundred Million Dollars ($4,500,000,000) plus or minus the amount of any positive or negative preliminary adjustment, as the case may be, determined immediately prior to Closing pursuant to Section 2.4(2).

2.4                               Closing Date Adjustments.

(1)                                 At least five (5) Business Days prior to the Closing Date, Vendor shall cause the Auditors to prepare and Vendor shall deliver to Purchaser: (a) a good faith best estimate of a detailed calculation of the consolidated Working Capital of the Target Entities as of the Effective Time without giving effect to the Transactions (the “Preliminary Closing Working Capital”), including an estimated balance sheet of the Target Entities as of the Effective Time without giving effect to the Transactions; (b) a calculation of the amount by which the Preliminary Closing Working Capital exceeds or is less than, as the case may be, the Target Working Capital; (c) a good faith best estimate of a detailed calculation of the consolidated Indebtedness of the Target Entities as of the Effective Time without giving effect to the Transactions (the “Preliminary Closing Indebtedness”); and (d) a good faith best estimate of a detailed calculation of the consolidated Cash and Cash Equivalents of the Target Entities as of the Effective Time without giving effect to the Transactions (the “Preliminary Cash and Cash Equivalents”);

(2)                                 If the Preliminary Closing Working Capital is less than the Target Working Capital, then the Purchase Price will be reduced at Closing by the amount of that difference, subject to any further adjustments as may be prescribed by Section 2.5. If the Preliminary Closing Working Capital is greater than the Target Working Capital, then the Purchase Price will be increased at Closing by the amount of that difference, subject to any further adjustments as may be prescribed by Section 2.5.The Purchase Price will be reduced at Closing by the amount of Preliminary Closing Indebtedness. The Purchase Price shall be increased by the Preliminary Cash and Cash Equivalents. A sample calculation of the determination of the preliminary Purchase Price adjustment is disclosed in the Data Room. The determinations of the preliminary Purchase Price adjustment pursuant to this Section 2.4(2) and the final Purchase Price adjustment pursuant to Section 2.5 shall be made on a basis consistent with the sample calculation.

(3)                                 As soon as possible, but not later than ninety (90) days, following the Closing Date, Purchaser shall prepare and deliver to Vendor the following (collectively, the “Closing Statements”):

(a)                                 financial statements for the Target Entities on a consolidated basis for the period from the Financial Statements Date to the Effective Time and prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of KML for the year ended December 31, 2017 (the “Closing Financial Statements”);

(b)                                 a calculation of the consolidated Working Capital as of the Effective Time of the Target Entities as determined by reference to the balance sheet contained in the Closing Financial Statements (the “Closing Working Capital”);

(c)                                  a calculation of the consolidated Indebtedness as of the Effective Time of the Target Entities as determined by reference to the balance sheet contained in the Closing Financial Statements (the “Closing Indebtedness”);

(d)                                 a calculation of the consolidated Cash and Cash Equivalents as of the Effective Time of the Target Entities as determined by reference to the balance sheet contained in the Closing Financial Statements (the “Closing Cash and Cash Equivalents”);

(e)                                  a calculation of:

(i)                                     the amount by which the Closing Working Capital exceeds or is less than, as the case may be, the Preliminary Closing Working Capital;

(ii)                                  the amount by which the Closing Indebtedness exceeds or is less than, as the case may be, the Preliminary Closing Indebtedness;

(iii)                               the amount by which the Closing Cash and Cash Equivalents exceeds or is less than, as the case may be, the Preliminary Closing Cash and Cash Equivalents; and

(iv)                              the Purchase Price, as adjusted in accordance with Section 2.5.

(4)                                 Vendor and Purchaser shall co-operate fully with each other in the calculation of the Closing Working Capital and the preparation of the Closing Statements.

(5)                                 Vendor shall have thirty (30) days from receipt of the Closing Statements within which to review the Closing Statements. For the purposes of this review, Purchaser shall permit and shall cause the Target Entities and the Auditors to permit Vendor and Vendor’s authorized Representatives to examine all working papers, schedules, accounting Books and Records and other documents and information used or prepared by the Target Entities or the Auditors in connection with the preparation of the Closing Statements and to have reasonable access to appropriate personnel of the Target Entities for Vendor to verify the accuracy and presentation and other matters relating to the preparation of the Closing Statements. Vendor may dispute any of the items in the Closing Statements by written notice (an “Objection Notice”) to Purchaser within the same thirty (30) days. If Vendor has not delivered an Objection Notice to Purchaser within this thirty (30) day period, Vendor shall be deemed to have accepted the Closing Statements. If Vendor delivers an Objection Notice, Vendor and Purchaser shall work expeditiously and in good faith in an attempt to resolve all of the items in dispute within fifteen (15) days of receipt of the Objection Notice. If all items in dispute are not resolved within this fifteen (15) day period, the remaining items in dispute shall be referred to a nationally recognized firm of chartered accountants in Canada, selected by Purchaser and acceptable to Vendor, acting reasonably (provided that the firm shall not be the auditors of any Party nor have been paid material consulting fees by any Party within the prior twenty-four (24) months).

(6)                                 Each Party shall furnish to the firm chosen in accordance with Section 2.4(5) (the “Independent Auditor”) those working papers, schedules and other documents, accounting books and records and information relating to the items in dispute, that are available to that Party or its auditors (and in the case of Purchaser, the Auditors) as the Independent Auditor may require. The Parties shall instruct the Independent Auditor that time is of the essence in proceeding with its determination of any dispute, and the decision of the Independent Auditor with respect to any item in dispute is to be in writing and, absent any manifest error, is final and binding on Vendor and Purchaser with no rights of challenge, review or appeal to the courts in any manner. The Independent Auditor, in making its determination of any dispute, is acting as an expert and not as an arbitrator and is not required to engage in a judicial inquiry worked out in a judicial manner.

(7)                                 On agreement or decision, as the case may be, with respect to all items in dispute, the Closing Statements are deemed to be amended as may be necessary to reflect the agreement or the decision, as the case may be. In this event, references in this Agreement to the Closing Statements will be references to the Closing Statements, as so amended.

(8)                                 Vendor shall be responsible for one-half of the fees and expenses of the Independent Auditor and Purchaser shall be responsible for one-half of the fees and expenses of the Independent Auditor but each Party shall be responsible for its own costs and expenses.

2.5                               Purchase Price Adjustment. The Purchase Price is to be adjusted by the amount by which the Closing Working Capital, Closing Indebtedness, and Closing Cash and Cash Equivalents is greater than, or is less than, as the case may be, the Preliminary Closing Working Capital, Preliminary Closing Indebtedness, and Preliminary Closing Cash and Cash Equivalents, respectively.

If:

(1)                                 Closing Working Capital is greater than Preliminary Closing Working Capital, then the Purchase Price shall be increased by that amount;

(2)                                 Closing Working Capital is less than Preliminary Closing Working Capital, then the Purchase Price shall be decreased by that amount;

(3)                                 Closing Indebtedness is greater than Preliminary Closing Indebtedness, then the Purchase Price shall be decreased by that amount;

(4)                                 Closing Indebtedness is less than Preliminary Closing Indebtedness, then the Purchase Price shall be increased by that amount;

(5)                                 Closing Cash and Cash Equivalents is greater than Preliminary Closing Cash and Cash Equivalents, then the Purchase Price shall be increased by that amount; and

(6)                                 Closing Cash and Cash Equivalents is less than Preliminary Closing Cash and Cash Equivalents, then the Purchase Price shall be decreased by that amount.

If the sum of the adjustments for Working Capital, Indebtedness and Cash and Cash Equivalents is a positive amount then Purchaser shall pay the difference to Vendor within ten (10) Business Days following the agreement or deemed amendment of the Closing Statements pursuant to Section 2.4. If the sum of the adjustments for Working Capital, Indebtedness and Cash and Cash Equivalents is a negative amount then Vendor shall pay the difference to Purchaser within ten (10) Business Days following the agreement or deemed amendment of the Closing Statements pursuant to Section 2.4. The determination and adjustment of the Purchase Price in accordance with the provisions of Section 2.4 and this Section 2.5 will not limit or affect any other rights or causes of action, which the Parties may have with respect to the representations, warranties, covenants and indemnities in its favour contained in this Agreement.

ARTICLE 3

CLOSING ARRANGEMENTS

3.1                               Closing. Subject to the satisfaction or waiver by the applicable Party of the conditions set out in Article 4, the Parties shall hold the Closing on the Closing Date, at such time as agreed to by Vendor and Purchaser and at the offices of Purchaser’s Counsel in Calgary, Alberta or at such other place as agreed to by Vendor and Purchaser.

3.2                               Vendor’s Closing Deliveries. At Closing, Vendor shall deliver or cause to be delivered to Purchaser the following:

(1)                                 those items required to be delivered under Section 4.1(1);

(2)                                 original share registers, share transfer ledgers, minute books and corporate seals (if any) of the Target Corporations;

(3)                                 an original partnership record book for the partnership containing original unit registers, unit transfer ledgers, and the Limited Partnership Agreement;

(4)                                 in respect of each Target Entity:

(a)                                 share certificate(s) or unit certificates representing all of the issued and outstanding shares or units of the Target Entity registered in the names of one or more of the Target Entities or the Vendor, as applicable;

(b)                                 a certificate of status or its equivalent under the laws of the jurisdiction of its incorporation or governing its corporate existence;

(c)                                  a certificate of a senior officer certifying the corporate status, partnership status and Constating Documents of the Target Entity;

(d)                                 written resignations of those directors and officers of the Target Entity specified by Purchaser, in each case with effect from the Effective Time, together with mutual releases, substantially in the form customary for a Transaction of this nature; and

(e)                                  a true, accurate and complete list of the accounts and safety deposit boxes of the Target Entities and of Persons holding general or special powers of attorney from the Target Entities and which sets out:

(i)                                     the name of each bank, trust company or similar institution in which each Target Entity has accounts or safety deposit boxes, the number or designation of each such account and safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto; and

(ii)                                  the name of each Person holding a general or special power of attorney from a Target Entity and a summary of the terms thereof;

(5)                                 in respect of Vendor:

(a)                                 a certificate of status or its equivalent under the laws of the jurisdiction of its incorporation or governing its corporate existence;

(b)                                 a certificate of a senior officer certifying:

(i)                                     the resolutions of the board of directors and/or (if required by Applicable Law) shareholders of Vendor authorizing the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by Vendor; and

(ii)                                  the incumbency and signatures of the officers of Vendor executing this Agreement and any other document relating to the Transactions;

(6)                                 the Trans Mountain Section 15 Indemnity duly executed by TM Pipeline LP; and

(7)                                 such other documentation as Purchaser reasonably requests on a timely basis in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions (as to certification and otherwise), in each case in form and substance satisfactory to Purchaser, acting reasonably.

3.3                               Purchaser’s Closing Deliveries. At Closing, Purchaser shall deliver or cause to be delivered to Vendor the following:

(1)                                 all payments, certificates, agreements, documents and instruments as required under Section 4.2(1)(f);

(2)                                 such other documentation as Vendor reasonably requests on a timely basis in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions (as to certification and otherwise), in each case in form and substance satisfactory to Vendor, acting reasonably; and

(3)                                 evidence reasonably satisfactory to Vendor that the designee of Purchaser taking assignment of the Purchased Shares and Purchased Units is a taxable entity under the Tax Act.

ARTICLE 4

CONDITIONS OF CLOSING

4.1                               Conditions for the Benefit of Purchaser.

(1)                                 Purchaser shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the time of Closing on the Closing Date:

(a)                                 all of the representations and warranties of Vendor, KML and KMI made in this Agreement shall be true and correct as at the date hereof and the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, and in such case, shall be true and correct on and as of such specified date), except for the failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality, Material Adverse Effect or the like contained therein) as individually or in the aggregate, do not have a Material Adverse Effect; and a certificate of a senior officer of Vendor certifying thereto shall have been delivered to Purchaser;

(b)                                 each of Vendor, KML and KMI have complied with or performed all of their respective obligations, covenants and agreements under this Agreement to be complied with or performed by Vendor, KML and KMI on or before the Closing Date in all material respects and a certificate of a senior officer each of Vendor and KML certifying thereto shall have been delivered to Purchaser;

(c)                                  all corporate proceedings required to be taken by Vendor and KML in connection with the Transactions have been undertaken and obtained;

(d)                                 the Transaction Resolution Approval has been undertaken and obtained;

(e)                                  the Competition Approval and the CTA Clearance shall have been obtained;

(f)                                   the CFIUS Clearance shall have been obtained;

(g)                                  there is no extant injunction or restraining order issued by a court of competent jurisdiction that comprises a Governmental Authority preventing the completion of the Transactions;

(h)                                 since the date of this Agreement there has not occurred any event which has had a Material Adverse Effect;

(i)                                     Vendor has delivered or caused to be delivered to Purchaser the following:

(i)                                     certificates representing the Purchased Shares and Purchased Units, accompanied by stock and unit transfer powers duly executed in blank or duly executed instruments of transfer, and all such other assurances, consents and other documents as Purchaser reasonably requests to effectively transfer to Purchaser title to the Purchased Shares and Purchased Units free and clear of all Encumbrances other than Encumbrances thereon in respect of the security provided for by the Vendor and the Target Entities to secure obligations of TM Pipeline LP under the Limited TM Pipeline Indemnity (Covered Credit Agreement);

(ii)                                  a certified copy of a resolution of the board of directors of each of the Managing Partner and KMCI consenting to the transfer of the Purchased Shares and the Purchased Units from Vendor to Purchaser as contemplated by this Agreement and authorizing the execution, delivery and performance of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Managing Partner and KMCI, as applicable;

(iii)                               releases by Vendor as shareholder of the Managing Partner and KMCI customary in a transaction such as the Transaction;

(iv)                              evidence, satisfactory to Purchaser of the release and discharge of all Encumbrances affecting any of the Assets, other than the Permitted Encumbrances, but, excluding Encumbrances in favour of Computershare Trust Company of Canada referred to in subparagraph (i) of the definition of Permitted Encumbrances (which shall, for certainty, be released concurrently with Closing);

(v)                                 the Transition Services Agreement duly executed by Vendor;

(vi)                              a certificate from the General Partner of TM Pipeline LP in accordance with U.S. Treasury Regulation 1.1445-11T(d), certifying that fifty percent (50%) or more of the value of the gross assets of TM Pipeline LP do not consist of U.S. real property interests and that ninety percent or more of the value of the gross assets of TM Pipeline LP do not consist of U.S. real property interests plus any cash or cash equivalents;

(vii)                           a certificate from the General Partner of TM Pipeline LP under U.S. Internal Revenue Service Notice 2018-29 stating that if the TM Pipeline LP had sold all of its assets at their fair market value, the amount of effectively connected gain within the meaning of Notice 2018-29 would be less than twenty five percent (25%) of the total gain; and

(j)                          if the Covered Credit Agreement has been entered into, the Limited TM Pipeline LP Indemnity (Covered Credit Agreement) shall have been entered into.

(2)                                 Each of the conditions set out in Section 4.1(1) is for the exclusive benefit of Purchaser and Purchaser may waive compliance with any such condition in whole or in part by notice in writing to Vendor, except that no such waiver operates as a waiver of any other condition.

4.2                               Conditions for the Benefit of Vendor.

(1)                                 Vendor shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the time of Closing on the Closing Date:

(a)                                 all of the representations and warranties of Purchaser made in this Agreement shall have been true and correct in all material respects as of the date hereof (except as those representations and warranties may be affected by events or transactions expressly permitted by or resulting from the entering of this Agreement) and shall be true and correct in all material respects as of the Closing Date with the same effect as if made on and as of the Closing Date and a certificate of a senior officer of Purchaser certifying thereto shall have been provided by Purchaser;

(b)                                 Purchaser shall have complied with or performed all of the obligations, covenants and agreements under this Agreement to be complied with or performed by Purchaser on or before the Closing Date in all material respects and a certificate of a senior officer of Purchaser certifying thereto shall have been provided by Purchaser;

(c)                                  the Competition Approval and the CTA Clearance shall have been obtained;

(d)                                 the CFIUS Clearance shall have been obtained;

(e)                                  there is no extant injunction or restraining order issued by a court of competent jurisdiction that comprises a Governmental Authority preventing the completion of the Transactions;

(f)                                   Purchaser has caused to be delivered to Vendor the following:

(i)                                     payment of the amounts required to be paid on the Closing Date under Section 2.3;

(ii)                                  the Transition Services Agreement duly executed by Purchaser; and

(g)                                  if the Covered Credit Agreement is entered into, the EDC Guarantee shall have been duly executed by Her Majesty in Right of Canada (or its agent Export Development Canada); and

(h)                                 the Transaction Resolution Approval shall have been obtained.

(2)                                 Each of the conditions set out in Section 4.2(1) is for the exclusive benefit of Vendor and Vendor may waive compliance with any such condition in whole or in part by notice in writing to Purchaser, except that no such waiver operates as a waiver of any other condition.

4.3                               Termination Events. By notice given prior to or at Closing, subject to Section 4.4 this Agreement may be terminated as follows:

(1)                                 by Purchaser if any condition in Section 4.1 has not been satisfied as of the Closing Date or if the satisfaction of any condition by the Closing Date is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement), and Purchaser has not waived that condition on or before Closing Date;

(2)                                 by Vendor if any condition in Section 4.2 has not been satisfied as of the Closing Date or if the satisfaction of any condition by the Closing Date is or becomes impossible (other than through the failure of Vendor to comply with their obligations under this Agreement), and Vendor has not waived that condition on or before the Closing Date;

(3)                                 by mutual consent of Purchaser and Vendor;

(4)                                 by Vendor to accept or approve or enter into an agreement with respect to a Superior Proposal as contemplated by Section 7.1(4) and Section 7.1(5);

(5)                                 by Purchaser unless it is in material breach of this Agreement or by Vendor unless it is in material breach of this Agreement, if the Closing has not occurred on or before the Outside Date;

(6)                                 by Purchaser or Vendor pursuant to Section 7.16; and

(7)                                 by Purchaser pursuant to Section 7.4.

4.4                               Effect of Termination. Each Party’s right of termination under Section 4.3 is in addition to any other rights it may have under this Agreement or otherwise, whether at law, in equity or otherwise, and the exercise of that right of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 4.3, all obligations of the Parties under this Agreement will terminate except that the obligations contained in this Section 4.4 and in Article 11 will survive, provided that if this Agreement is terminated pursuant to Section 4.3(1), 4.3(2), 4.3(5) or 4.3(6) the terminating Party’s right to pursue all legal remedies at law, in equity or otherwise will survive that termination unimpaired.

4.5                               Waiver of Conditions of Closing. If any of the conditions set forth in Section 4.1 has not been satisfied, Purchaser may elect in writing to waive the condition and proceed with the completion of the Transactions and, if any of the conditions in Section 4.2 has not been satisfied, Vendor may elect in writing to waive the condition and proceed with the completion of the Transactions. Any such waiver and election by Purchaser or Vendor, as the case may be, will only serve as a waiver of the specific closing condition and the other Party or Parties, as the case may be, will have no liability with respect to the specific waived condition.

4.6                               Failure to Close. If the Closing does not occur because any condition in Section 4.1 or Section 4.2 has not been satisfied or waived as of the Closing Date or if the satisfaction of any such condition by the Closing Date is or becomes impossible due to a breach by a Party of its covenants, representations, warranties or other obligations under this Agreement, such defaulting Party shall be liable for the other Party’s Transaction costs up to Ten Million Dollars ($10,000,000) and, in addition, each of the non-breaching Parties shall have the right to pursue all remedies at law, in equity or otherwise and nothing herein will preclude the non-breaching Parties from seeking injunctive relief to restrain any breach of the covenants or other obligations of the other Parties set forth in this Agreement or otherwise to obtain specific performance of any of such covenants or obligations. Any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief is hereby waived.

4.7                               Reasonable Efforts. Each Party shall use its reasonable commercial efforts to satisfy the conditions applicable to it contained in this Article 4.

ARTICLE 5
SECURITYHOLDER APPROVAL MATTERS

5.1                               Support Agreements. The Supporting Securityholders have, concurrent with the execution of this Agreement, delivered to Purchaser the Support Agreements.

5.2                               Circular and Meeting.

(1)                                 As promptly as practicable following the execution of this Agreement and in compliance with Applicable Laws, KML shall, with assistance from Purchaser as reasonably requested by KML: (a) prepare the Circular and cause the Circular to be mailed to the Securityholders and filed with applicable securities regulatory authorities, including the SEC, and other Governmental Authorities in all jurisdictions where the same are required to be filed; and (b) call, give notice of and convene the Meeting (and not adjourn, postpone or cancel, or propose the adjournment, postponement or cancellation of the Meeting without the prior written consent of Purchaser, except as required for quorum purposes (in which case, the Meeting, shall be adjourned and not cancelled) or as required by Applicable Law, or by a Governmental Authority) at which meeting the Transaction Resolution shall be submitted to the Securityholders entitled to vote upon such resolution for approval. Each of KML and Purchaser shall promptly furnish all information as may be reasonably requested by a Governmental Authority in connection with the preparation and filing of the Circular.

(2)                                 KML shall, with assistance from Purchaser, cause the Circular to be prepared in compliance, in all material respects, with Applicable Laws, including the applicable requirements of the Exchange Act, and to provide the Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be considered at the Meeting and shall include, without limitation: (a) a copy of the Fairness Opinion; and (b) the approvals determination, and recommendations of the board of directors of KML as set out in Section 5.2(3).

(3)                                 The Circular shall state that the board of directors of KML has, based upon, among other things, the Fairness Opinion, unanimously: (a) determined that the Transaction is fair and in the best interests of KML; and (b) resolved to recommend that Securityholders vote in favour of the Transaction Resolution.

(4)                                 KML shall provide Purchaser and its Representatives with a reasonable opportunity to review and comment on the Circular and any other relevant documentation and shall give due consideration to all comments made by Purchaser. The Circular shall comply with Applicable Laws, including the applicable requirements of the Exchange Act.

(5)                                 KML shall ensure that the Circular does not, at the time of the mailing of the Circular, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or that is necessary to make the statements contained therein not misleading in light of the circumstances under which they are made. If at any time prior to the receipt of the Transaction Resolution Approval, any information relating to KML, Purchaser or any of its respective Affiliates, directors or officers, should be discovered by KML or Purchaser which is required to be set forth in an amendment or supplement to the Circular, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the applicable security regulatory authorities and, to the extent required by Applicable Law, disseminated to the Securityholders.

(6)                                 KML shall advise Purchaser, as Purchaser may reasonably request, and on a daily basis on each of the last ten (10) Business Days prior to the proxy cut-off date for the Meeting, as to the aggregate tally of the proxies received by KML in respect of the Transaction Resolution.

(7)                                 KML shall conduct the Meeting in accordance with the by-laws of KML and any instrument governing the Meeting, as applicable, and otherwise in accordance with Applicable Laws.

(8)                                 KML shall promptly advise Purchaser of the number of Securityholders for which KML receives written objections to the Transactions and provide Purchaser with copies of such written objections on an as received basis.

5.3                               Proxy Solicitation and Solicitation Agent. Subject to the terms of this Agreement and the fiduciary duties of the directors and officers of KML, KML shall solicit proxies to be voted at the Meeting in favour of matters to be considered at the Meeting, including the Transaction Resolution and, if requested by Purchaser, acting reasonably, shall engage a proxy solicitation agent to solicit proxies in favour of the Transaction Resolution and cooperate with any Persons engaged to solicit proxies in favour of the approval of the Transaction Resolution.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES

6.1                               Representations and Warranties of Vendor. Vendor represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Shares and the Purchased Units and that Purchaser would not purchase the Purchased Shares and the Purchased Units without these representations and warranties:

(1)                                 Organization and Status. It is an unlimited liability company duly formed and organized, and is validly subsisting, under the laws of the province of Nova Scotia and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction.

(2)                                 Corporate Power. It has all necessary capacity, power and authority to own or lease or dispose of its undertakings, property and assets (including the Purchased Shares and the Purchased Units), to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be executed and delivered by it, and to perform its obligations hereunder and thereunder.

(3)                                 Authorization. All necessary corporate action has been taken by it or on its part to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(4)                                 Enforceability. This Agreement has been duly executed and delivered by it and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the contracts, agreements and instruments required by this Agreement to be delivered by it will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will at Closing be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5)                                 Ownership of Purchased Shares. It is the registered and beneficial owner of the Purchased Shares, with good and marketable title thereto, free and clear of all Encumbrances, (other than the Permitted Encumbrances referred to in subparagraphs (i) and (j) of the definition of Permitted Encumbrances), and has the exclusive right to dispose of the Purchased Shares as provided in this Agreement. None of the Purchased Shares is subject to: (a) any Contract or restriction which in any way limits or restricts the transfer to Purchaser of the Purchased Shares other than the transfer restrictions in the Target Corporation’s articles; or (b) any voting trust, pooling agreement, shareholder agreement, voting agreement or other Contract, arrangement or understanding with respect to the voting of the Purchased Shares (or any of them). At or prior to the Closing, all those Contracts and restrictions will have been complied with or terminated and evidence of that compliance or termination in form and substance satisfactory to Purchaser will have been provided to Purchaser. On completion of the Transactions, it will have no ownership interest in the Target Corporations, whether direct or indirect, actual or contingent, and Purchaser shall have good title to the Purchased Shares, free and clear of all Encumbrances other than Encumbrances granted by Purchaser or in respect of the security provided for by the Vendor and the Target Entities to secure the obligations of TM Pipeline LP under the Limited TM Pipeline LP Indemnity (Covered Credit Agreement).

(6)                                 Ownership of Purchased Units. It is the registered and beneficial owner of the Purchased Units, with good and marketable title thereto, free and clear of all Encumbrances (other than the Permitted Encumbrances referred to in subparagraphs (i) and (j) of the definition of Permitted Encumbrances), and has the exclusive right to dispose of the Purchased Units as provided in this Agreement. None of the Purchased Units is subject to: (a) any Contract or restriction which in any way limits or restricts the transfer to Purchaser of the Purchased Units other than the transfer restrictions in the Limited Partnership Agreement or the Certificate of Limited Partnership; or (b) any voting trust, pooling agreement, shareholder agreement, voting agreement or other Contract, arrangement or understanding with respect to the voting of the Purchased Units (or any of them). At or prior to the Closing, all those Contracts and restrictions will have been complied with or terminated and evidence of that compliance or termination in form and substance satisfactory to Purchaser will have been provided to Purchaser. On completion of the Transactions, it will have no ownership interest in TM Pipeline LP, whether direct or indirect, actual or contingent, and Purchaser shall have good title to the Purchased Units, free and clear of all Encumbrances other than

Encumbrances thereon in respect of the security provided for by the Vendor and the Target Entities to secure the obligations of TM Pipeline LP under the Limited TM Pipeline LP Indemnity (Covered Credit Agreement).

(7)                                 No Other Agreements to Purchase. No Person other than Purchaser has any Contract or any right or privilege capable of becoming a Contract for the purchase or acquisition from Vendor of any of the Purchased Shares or Purchased Units.

(8)                                 Bankruptcy. It is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order has been presented in respect of it. It has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets (including any of the Purchased Shares or Purchased Units) and no execution or distress has been levied on any of its undertakings, property or assets (including any of Purchased Shares or Purchased Units), nor have any proceedings been commenced in connection with any of the foregoing.

(9)                                 Absence of Conflict. The execution, delivery and performance by it of this Agreement and the completion of the Transactions will not (whether after the passage of time or notice or both) result in:

(a)                                 the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of any Contract to which it is a party or by which any of its undertakings, property or assets is bound or affected except where such termination, cancellation, amendment or renegotiation does not have a Material Adverse Effect;

(b)                                 the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of its obligations under:

(i)                                     any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

(ii)                                  any judgment, decree, order or award of any Governmental Authority having jurisdiction over it;

(iii)                               any Approval issued to it or held by it or held for the benefit of or necessary to the ownership of any of Purchased Shares or Purchased Units;

(iv)                              any Applicable Law; or

(c)                                  the creation or imposition of any Encumbrance over any of Purchased Shares or Purchased Units or the units of Puget LLC other than the creation or imposition of Encumbrances thereon contemplated to be provided by the Vendor or the applicable Target Entities to secure the obligations of TM Pipeline LP under the Limited TM Pipeline LP Indemnity (Covered Credit Agreement).

(10)                          Proceedings. There are no Proceedings (whether or not purportedly on its behalf) pending or outstanding or, to its knowledge, threatened against it which could affect the Purchased Shares or Purchased Units or the units of Puget LLC or its ability to perform its obligations under this Agreement. To its knowledge there is not any factual or legal basis on which any such Proceeding might be commenced with any reasonable likelihood of success.

(11)                          Residence. It is not a Non-Resident.

6.2                               Representations and Warranties of Vendor Relating to the Target Entities. Vendor represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Shares and Purchased Units and that Purchaser would not purchase the Purchased Shares and Purchased Units without these representations and warranties:

(1)                                 Organization and Status. Each Target Entity is duly formed and organized, and is validly subsisting, under the laws of the jurisdiction set out opposite its name as disclosed in the Data Room and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction. Each Target Entity is duly registered, licensed or qualified as an extra-provincial or foreign corporation, limited liability company or partnership, is in good standing and up-to-date in the filing of all corporate and similar returns, under the laws of the jurisdictions set out opposite its name disclosed in the Data Room. The jurisdictions disclosed in the Data Room are the only jurisdictions in which the nature of the Business or the Assets makes the registration, licensing or qualification necessary.

(2)                                 Corporate Power. The Target Entities have all necessary power and authority to own or lease the Assets and to carry on the Business as now being conducted by them.

(3)                                 Authorized and Issued Capital. The authorized and issued shares or units (as applicable) of each Target Entity, the names of the Persons who are shown on the securities register of the Target Entity as the holder of any of the shares or units, the names of the Persons who are the beneficial owners of any of the shares or units, and the number and class of shares or units held or owned, as the case may be, by each Person as set out in Schedule 6.2(3). All such shares or units are the only issued and outstanding shares or units of the Target Entities as applicable and have been validly issued as shares or units and are outstanding as fully paid and non-assessable shares or units, and were not issued in violation of the pre-emptive rights of any Person or any Contract or Applicable Law by which the issuing Target Entity was bound as the time of the issuance. Other than as disclosed in the Data Room, there are no shareholders’ agreements, voting trusts, pooling agreements or other Contracts, arrangements or understandings in respect of the voting of any of the shares or units of the Target Entities. True, accurate and complete copies of the Constating Documents (including all Contracts, arrangements and understandings disclosed in the Data Room) and other organizational documents of the Target Entities, or where those Contracts, arrangements or understandings are oral, true, accurate and complete written summaries of their terms, have been provided to Purchaser.

(4)                                 Options. No Person has any Contract or any right or privilege capable of becoming a Contract, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any issued or un-issued shares, units or other securities of the Target Entities.

(5)                                 Absence of Conflict. The completion of the Transactions will not (whether after the passage of time or notice or both) result in:

(a)                                 the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment or renegotiation of, or require a consent under, any Contract to which a Target Entity is a party, or by which any of the Assets is bound or affected or any Contract in respect of a KMCI Employee Plan except where such a termination, cancellation, amendment or renegotiation does not have a Material Adverse Effect;

(b)                                 the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of the obligations of the Target Entities under:

(i)                                     any provision of the Constating Documents or resolutions of the board of directors (or any committee thereof) or shareholders of the Target Entities;

(ii)                                  any judgment, decree, order or award of any Governmental Authority having jurisdiction over the Target Entities;

(iii)                               any Approval issued to, or held by, one or more of the Target Entities or held, for the benefit of or necessary to the operation of, any Target Entity or the Business;

(iv)                              any Applicable Law; or

(c)                                  the creation or imposition of any Encumbrance over any of the Assets other than the creation or imposition of Encumbrances thereon contemplated to be provided by the Vendor and the Target Entities to secure the obligations of TM Pipeline LP under the Limited TM Pipeline LP Indemnity (Covered Credit Agreement).

(6)                                 Conduct of Business. The Target Entities have complied with, and have conducted the Business in material compliance with, all Applicable Laws. The Assets and the services provided under the Transition Services Agreement are sufficient to permit the continued operation of the Mainline System in substantially the same manner as conducted in the one year period preceding the date of this Agreement. During the two (2) year period preceding the date of this Agreement, there has not been any significant interruption of operations of the Business where such interruption was outside the Ordinary Course of Business.

(7)                                 No Subsidiaries. Except as disclosed in the Data Room, the Target Entities do not own and do not have any Contracts of any nature to acquire, directly or indirectly, any Equity Interests in any Person (other than the ownership of Puget LLC) and the Target Entities do not have any Contracts to acquire by any manner whatsoever or lease any other business operations.

(8)                                 Bankruptcy. None of the Target Entities is an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or similar laws or has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order or liquidation or reorganization under the US Bankruptcy Code has been presented in respect of it. None of the Target Entities has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of a Target Entity or any of the Assets and no execution or distress has been levied on any of the Assets, nor have proceedings been commenced in connection with any of the foregoing.

(9)                                 Real Property

(a)                                 The Target Entities have such valid consents, easements, rights of way, permits, licenses and leasehold interests as are reasonably sufficient to conduct the Business of the operation of the Mainline System; and the Target Entities have good and valid title or leasehold interests in and to the Real Property, other than easements and rights of way, except where the failure to have such title or leasehold interest would not have, and would not reasonably be expected to have, a Material Adverse Effect; and, which, when such consents, easements, rights of way, permits, licenses, leasehold interests and title are taken together are reasonably sufficient to conduct the Business of the Mainline System; and the foregoing are free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)                                 The Real Property and the current uses of the Real Property are in material compliance with all Applicable Laws and the Target Entities have not received any, nor to their knowledge are there any, pending or threatened notices of violation or alleged violation of any Applicable Laws against or affecting any Real Property which would have a Material Adverse Effect.

(c)                                  The Real Property provides the required rights of occupancy, possession, permission, use, ingress and egress, as applicable, as are reasonably necessary to carry on the Business, including the Mainline System, in a reasonable and customary manner.

(d)                                 The Target Entities have not entered into any Contract to sell, transfer, encumber, or otherwise dispose of or impair their right, title and interest in the Real Property, except for a Permitted Encumbrance or otherwise in the Ordinary Course.

(e)                                  There are no matters affecting the right, title and interest of the Target Entities in and to the Real Property which would have a Material Adverse Effect thereon.

(10)                          Other Property.

(a)                                 One or more of the Target Entities, as the case may be, owns all the Assets (other than the Real Property) free and clear of any and all Encumbrances other than the Permitted Encumbrances. All of the tangible property used by the Target Entities are free of defects (patent or latent), in good operating condition and in a state of good repair and maintenance in accordance with good pipeline industry practice, except where the failure to does not have a Material Adverse Effect.

(b)                                 The Assets, other than the Real Property, are sufficient, when used in combination with the Real Property and the services to be provided under the Transition Services Agreement, to carry on the Business in a reasonable and customary manner.

(11)                          Intellectual Property.

(a)                                 Except for the Excluded Intellectual Property, the Target Entities own or have valid and enforceable rights to use all Intellectual Property used or intended to be used or necessary for the operation of the Business (the “Business Intellectual Property”). Such Business Intellectual Property and Excluded Intellectual Property rights are reasonably sufficient for the proper carrying on of the Business, as it has been and is now conducted, and in accordance with the current documented plans of the Target Entities.

(b)                                 All necessary consents and licences relating to Business Intellectual Property are in good standing, binding and enforceable in accordance with their respective terms and, to Vendor’s knowledge, no material default exists on the part of the applicable Target Entity or Target Entities thereunder.

(c)                                  Entering into this Agreement will not alter, impair or extinguish any Business Intellectual Property of any Target Entity.

(12)                          Internal IT Systems.

(a)                                 The Internal IT Systems are either owned by, or properly licensed or leased to, a Target Entity, and, together with the Excluded IT Systems, are reasonably sufficient for the proper carrying on of the Business, as it has been and is now conducted, and in accordance with the current documented plans of the Target Entities.

(b)                                 To Vendor’s knowledge, no Target Entity is in default under the Internal IT Systems licences or leases and there are no grounds on which they might be terminated. There are no circumstances in which the ownership, benefit, or right to use the Internal IT Systems may be lost by virtue of the Transaction or the performance of this Agreement.

(c)                                  The Target Entities have and have maintained back-up systems and disaster recovery and business continuity plans, consistent with current industry standards, designed to adequately and properly ensure the availability of the functionality provided by the Internal IT Systems in the event of any malfunction of, or other form of disaster affecting, the Internal IT Systems.

(13)                          Insurance. The Assets are covered by fire, casualty, general liability, business interruption, product liability, water damage, workers compensation and employer liability, director, officer and fiduciaries insurance, and other insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. No other insurance is necessary to the conduct of the Business nor is required to be maintained by a Target Entity pursuant to the terms of any Material Contract, Permit, or Applicable Law. None of the Target Entities is in default, whether as to the payment of premiums or with respect to any other provision contained in any insurance policy or has failed to give any notice or present any claim under any insurance policy in a due and timely manner, except where such default or failure has not had or would not reasonably be expected to have a Material Adverse Effect. The Data Room contains copies of the 2016-2017 policy year insurance policies of the Target Entities which are substantially similar in form to the 2017-2018 policy year insurance policies of the Target Entities renewed on November 30, 2017. Vendor will provide copies of the current-year policies to Purchaser upon Purchaser’s request within five (5) Business Days.

(14)                          Material Contracts.

(a)                                 The following Contracts (each a “Material Contract”) to which any of the Target Entities is a party or by which any of the Target Entities or any of their properties is otherwise bound as of the date of this Agreement are disclosed in the Data Room:

(i)                                   any Contract for transportation on, or development of, either the Mainline System or the TMEP, including the Facility Support Agreements and the Transportation Services Agreements with the shippers on the TMEP, the Firm Services Agreements on the Mainline System, and the primary construction contracts for each spread of the TMEP;

(ii)                                any Contract with an Indigenous Group in the nature of a mutual benefits agreement;

(iii)                             any Contract which requires or entitles a Target Entity to make or receive payments of, with respect to the Mainline System, at least Ten Million Dollars ($10,000,000), and with respect to TMEP, at least Fifty Million Dollars ($50,000,000);

(iv)                            any Contracts made outside the Ordinary Course of Business and which (A) contain material covenants limiting the freedom of the Target Entities to engage in any line of business or compete with any Person or operate at any location, (B) contain any preferential rights to purchase or similar rights relating to the Assets, or (C) pertain to the acquisition or disposition by the Target Entities of any business (whether by acquisition or disposition of Equity Interests or assets) pursuant to which the Target Entities has any remaining material obligation or liability; and

(v)                               any commodities, interest rate, currency or other hedging agreement which exposes or may expose a Target Entity to liability in excess of Ten Million Dollars ($10,000,000) annually.

(b)                                 Except as disclosed in the Data Room, as of the date of execution of this Agreement and to the knowledge of Vendor, with respect to those Material Contracts referred to in Section 6.2(14)(a)(i) and which are the Facility Support Agreements and the

Transportation Services Agreements with the shippers on TMEP (the “Limited Rep TMEP Contracts”):

(i)                                   each such Contract is in good standing and in full force and effect; and

(ii)                                Vendor has not received any written notice of default or termination in respect of such Contract.

(c)                                  Except as disclosed in the Data Room, as of the date of execution of this Agreement and to the knowledge of Vendor, with respect to those Material Contracts referred to in Section 6.2(14)(a)(ii):

(i)                                   each such Contract has been duly authorized and executed by the Target Entity party thereto; and

(ii)                                no Target Entity which is a party to any such Contract has received notice in writing, by an authorized representative of which is a party to any such Contract, that the applicable Contract is not in good standing or in full force and effect or has been terminated.

(d)                                 As it relates to all other Material Contracts, other than the Limited Rep TMEP Contracts and the Contracts set out in Section 6.2(14)(a)(ii):

(i)                                   each such Contract has been duly authorized and executed by the Target Entity party thereto and assuming such Contract has been duly authorized and executed by the counterparty is valid and enforceable in all material respects in accordance with its terms by and against the Target Entities, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity;

(ii)                                neither the Target Entities nor any counterparty thereto is in breach in any material respect of the terms of any such Contract;

(iii)                             such Contract is in good standing and in full force and effect; and

(iv)                            Vendor has not received any notice of default or termination in respect of such Contract.

(15)                          Permits. The Target Entities hold all material Permits necessary or required for the proper carrying on of the Business with respect to the Mainline System, and there are no other Permits necessary to conduct the Business with respect to the Mainline System. Each Permit held by the Target Entities is valid, subsisting and in good standing. None of the Target Entities are in material default or in breach of the terms of any such Permit and, to the knowledge of Vendor, there exists no grounds, nor is any action or proceeding pending or, to the knowledge of Vendor, threatened to revoke, suspend, amend or limit any such Permit.

(16)                          Regulatory Approvals. There is no requirement to make any filing with, give any notice to, or obtain any Permit from any Governmental Authority as a condition to the lawful completion of the Transactions contemplated by this Agreement or to permit the Target Entities to conduct the Business of the Mainline System after Closing as such Business is currently conducted by the Target Entities, except for the filings, notifications and Permits disclosed in the Data Room. There is no requirement to make any filing with, give any notice to, or obtain any Permit from any Governmental Authority as a condition to the lawful completion of the Transactions contemplated by this Agreement or to permit the Target Entities to conduct the Business of the TMEP after Closing as such Business is currently conducted by the Target Entities, except for the filings, notifications, and Permits disclosed in the Data Room or where the failure to do so would not have a Material Adverse Effect.

(17)                          Financial Statements and Closing Financial Statements. The combined and consolidated, unaudited balance sheet and income statement for the Target Entities, each dated December 31, 2017 and December 31, 2016 as disclosed in the Data Room, fairly present, in all material respects, the financial position and results for the Target Entities as of and for the periods covered thereby, in accordance with GAAP, applied on a basis consistent with that used to prepare the audited financial statements of KML for those preceding periods, except in the case of such statements the absence of notes and subject to the assumptions and limitations set forth therein and subject to normal year-end adjustments.

(18)                          Books and Records. Vendor has disclosed the existence of and made available for review by Purchaser the Books and Records material to the Target Entities. The Books and Records are not recorded, stored, maintained, operated or otherwise dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not), which are not or will not be available to the Target Entities in the Ordinary Course after Closing.

(19)                          Corporate Records. Vendor has made available to Purchaser accurate and complete copies or originals of all of Target Entities’ minute books and organizational documents.

(20)                          Undisclosed Liabilities. None of the Target Entities has any material liabilities that would be required to be set forth on the face of a balance sheet of such Target Entity, prepared in accordance with GAAP, other than (a) liabilities reflected in the Financial Statements, (b) liabilities incurred in the Ordinary Course since the Financial Statements Date, and (c) liabilities that would not be on the front page of a balance sheet but would be reflected on the notes.

(21)                          Absence of Changes. Since the Financial Statements Date, the Target Entities have carried on the Business and conducted their operations and affairs only in the Ordinary Course and the Target Entities have not:

(a)                                 made or suffered any Material Adverse Change; or

(b)                                 suffered any material loss, damage, destruction, or other casualty to any of its Assets which would have a Material Adverse Effect.

(22)                          Taxes. Except as otherwise disclosed in the Data Room:

(a)                                 Each of the Target Entities has filed in the prescribed manner and within the prescribed times all Tax Returns required to be filed by it in all applicable jurisdictions before the Closing Date. All Tax Returns that have been filed by, or with respect to the Target Entities are true, complete and correct, report all income and all other amounts and information required to be reported thereon, and disclose all Taxes required to be paid for the periods covered thereby. None of the Target Entities (other than Puget LLC) has ever been required to file any Tax Returns with, and none of the Target Entities (other than Puget LLC) has ever been liable to pay or remit Taxes to, any Governmental Authority outside Canada. Each of the Target Entities has duly and timely paid all Taxes due and payable by it, including all instalments on account of Taxes that are due and payable before the Closing Date, whether or not assessed by the appropriate Governmental Authority, and has duly and timely paid all assessments and reassessments it has received in respect of all Taxes.

(b)                                 Vendor has provided to Purchaser true, complete and accurate copies of all Tax Returns filed by the Target Entities in respect of the last four (4) completed taxation years and all working papers and all communications to and from all Governmental Authorities relating to such Tax Returns and to Taxes of the Target Entities for such taxation years and for all taxation years in respect of which a Notice of Reassessment has been issued and remains unresolved and the subject of dispute. Canadian federal and provincial income, capital, GST/HST, provincial retail sales and payroll Tax assessments have been issued to the Target Entities for all taxation years or periods up to and including its taxation year ended June 30, 2016 or, if otherwise applicable, up to the most recent reporting period. No notices of determination of loss from the CRA to the Target Entities have been requested by or issued to the Target Entities. The Target Entities have not requested, received or entered into any advance Tax rulings or advance pricing agreements from or with any Governmental Authority.

(c)                                  The Target Entities’ Financial Statements and Closing Financial Statements contain adequate provision in accordance with GAAP for all Taxes payable by the Target Entities in respect of each period covered by such Financial Statements and all prior periods to the extent those Taxes have not been paid, whether or not assessed and whether or not shown to be due on any Tax Returns, and since the end of the last period for which the Target Entities have recorded items on their respective Books and Records, no Target Entity has incurred a Tax liability, engaged in any transaction, or taken any other action, other than in the Ordinary Course.

(d)                                 There are no audits, reassessments or other Proceedings issued, in progress or, to the knowledge of Vendor, threatened against the Target Entities, in respect of any Taxes and, in particular, there are no currently outstanding reassessments or written enquiries which have been issued or raised by any Governmental Authority relating to any such Taxes. Vendor is not aware of any contingent liability of the Target Entities for Taxes or any grounds that could prompt an assessment or reassessment for Taxes (including, without limitation, aggressive treatment of income, expenses credits or other claims for deduction under any Tax Return), and no Target Entity has received any indication from any Governmental Authority that any assessment or reassessment is proposed.

(e)                                  No Governmental Authority has challenged or disputed a filing position taken by the Target Entity in any Tax Return. No Target Entity is negotiating any final or draft assessment or reassessment in respect of Taxes with any Governmental Authority. No Governmental Authority (whether within or without Canada) in which a Target Entity has not filed a particular type of Tax Return or paid a particular type of Tax has asserted that such Target Entity is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction.

(f)                                   None of the Target Entities has entered into any transactions with any Non-Resident with whom the Target Entity was not dealing at arm’s length (within the meaning of the Tax Act or the comparable provisions of the Internal Revenue Code). With respect to all transactions between any Target Entity and any Non-Resident Person, such Target Entity has made or obtained records or documents that meet the requirements of subsection 247(4) of the Tax Act or the analogous laws of any provincial or foreign jurisdiction. None of the Target Entities has acquired property from any Person in circumstances where the Target Entity did or could have become liable for any Taxes payable by that Person pursuant to section 160 of the Tax Act or the analogous laws of any provincial or foreign jurisdiction.

(g)                                  There are no agreements, waivers or other arrangements with any Governmental Authority extending the statutory period with respect to the issuance of any assessment or reassessment of Taxes, or providing the extension of time for the filing of any Tax Return, or the payment of any Taxes by or in respect of a Target Entity, nor has there been a request by a Target Entity with respect thereto. None of the Target Entities is a party to any tax sharing agreements, arrangements or undertakings with respect to Taxes nor liable for Taxes of any other Person or entity as a transferee or successor and none of the Target Entities has made any elections, designations or similar filings with respect to Taxes that have an effect for any period ending after the Closing Date.

(h)                                 Each Target Entity has deducted, withheld or collected and remitted in a timely manner to the relevant Governmental Authority all Taxes or other amounts required to be deducted, withheld or collected and remitted by it. None of the Target Entities has received any requirement from any Governmental Authority pursuant to section 224 of the Tax Act or the comparable provisions of the laws of any provincial or foreign jurisdiction which remains unsatisfied in any respect.

(i)                                     None of sections 80 to 80.04, both inclusive, of the Tax Act have applied or will apply to any Target Entity at any time up to and including the Closing Date. None of the Target Entities has any unpaid amounts that may be required to be included in income under section 78 of the Tax Act for a taxation year ending after the Closing Date.

(j)                                    Each Target Entity other than Puget LLC is a registrant for purposes of the ETA and its registration number is disclosed in the Data Room.

(k)                                 All input tax credits claimed by the Target Entities pursuant to the ETA have been proper, correctly calculated and documented in accordance with the requirements of the ETA. Each Target Entity is duly registered under applicable provincial Tax statutes in respect of all provincial Taxes which they are required to collect and pay, and the registration numbers are as disclosed in the Data Room. The Target Entities have collected, paid and remitted when due all Taxes, including GST/HST and provincial retail sales taxes, collectible, payable or remittable prior to the Closing Date.

(l)                                     Each Target Entity keeps its Books and Records in compliance with section 230 of the Tax Act and all similar provisions of any other Applicable Law in respect of Taxes and the Target Entities have in their possession or under their control all Books and Records in respect of Taxes that are required to be maintained and preserved under all Applicable Laws.

(m)                             None of the Target Entities has claimed any reserve in any Tax Return under the Tax Act if any such amount could be included in the income of a Target Entity for any period ending after Closing.

(n)                                 Since the acquisition of the Target Entities by Vendor, there has been no acquisition of control of any Target Entity, as that term is used in the Tax Act.

(o)                                 Disclosed in the Data Room is an accurate estimate of the paid-up capital and adjusted cost base (“ACB”) as of December 31, 2017 (as those terms are used in the Tax Act) of all of the issued and outstanding shares of the capital of each Target Entity which is a corporation and the ACB of the interests in TM Pipeline LP, and the calculations thereof.

(p)                                 Based on currently available information and the aggregate ACB of the capital in the Target Entities as of December 31, 2017, Vendor anticipates that the sale of the Target Entities will result in: (i) a capital gain of approximately Two Billion Seven Hundred Million Dollars ($2,700,000,000), and (ii) after taking into account any unused capital losses of One Hundred Ninety Seven Million Dollars ($197,000,000), combined Canadian federal and provincial income taxes of not less than Three Hundred Million Dollars ($300,000,000). For greater certainty, Vendor shall not be precluded from utilizing the full amount of any unused capital losses or net operating losses available to it in computing its income or from revising or updating the information or assumptions on which its tax estimates are based (consistent with past practice) even if such utilization, revisions or updates results in tax payable that is less than the amount stated herein.

(q)                                 US Tax Matters.

(i)                                   No Target Entity will be required to include any item of income in, or exclude or reduce any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a period ending on or prior to the Closing Date, (B) “closing agreement” (as described in section 7121 of the Internal Revenue Code or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount or deferred revenue received on or prior to the Closing Date, or (E) intercompany transactions or excess loss account described in Treasury Regulations under section 1502 of the Internal Revenue Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(ii)                                None of the Target Entities is a party to a Contract, arrangement or plan that has resulted or could result in its making of a payment that (A) is not deductible under, or would otherwise constitute a “parachute payment” within the meaning of section 280G of the Internal Revenue Code (or any corresponding or similar provision of state, local or foreign income Tax law), (B) is or may be subject to the imposition of an excise tax under section 4999 of the Internal Revenue Code, or (C) is or may be subject to Internal Revenue Code section 409A or any similar provision of Applicable Law and that the Target Entities do not have any actual or potential obligation to reimburse, indemnify, or otherwise “gross-up” any Person for interest or additional Tax with respect to any payment described in (A), (B) or (C).

(iii)                             None of the Target Entities is or has been a “United States real property holding corporation” for the purposes of Sections 897 and 1445 of the Code, or a partnership as described in Treasury Regulation 1.1445-11T(d)(1), and no transaction contemplated by this Agreement is subject to withholding tax under Section 1445 of the Internal Revenue Code (or similar provision of state, local or non-U.S. law).

(iv)                            Puget LLC is, and since its formation has been, classified as an entity disregarded as separate from TM Pipeline LP for U.S. federal income tax purposes. TM Pipeline LP is, and has been since its formation, classified as a partnership for U.S. federal income tax purposes. Neither Puget LLC nor TM Pipeline LP has or will make an election to change its U.S. tax classification.

(v)                               No Target Entity has participated in any “listed transaction” within the meaning of U.S. Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which a Target Entity has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.

(vi)                            No transaction contemplated by this Agreement will cause any of the assets owned by any Target Entity to be reassessed or revalued by any Governmental Authority.

(23)                          Proceedings. Except as disclosed in the Data Room,

(a)                                 with respect to the Mainline System, there are no Proceedings (whether or not purportedly on behalf of any Target Entity): (i) existing, or (ii) to the knowledge of Vendor threatened in writing against or affecting any Target Entity or the Business;

(b)                                 as of the date hereof, with respect to TMEP there are no Proceedings (whether or not purportedly on behalf of any Target Entity):

(i)                                   existing, or

(ii)                                to the knowledge of Vendor threatened in writing with respect to any Material Contracts where if successful would have a Material Adverse Effect.

(24)                          Operations. All of the Assets have been operated in material compliance with all Applicable Laws and in accordance with good pipeline industry practice.

(25)                          Pipeline Records. The Books and Records relating to the Mainline System comply with the Oil Pipeline Uniform Accounting Regulations, C.R.C., c. 1058.

(26)                          Environmental.

(a)                                 To the knowledge of Vendor, the Target Entities are in material compliance with all Environmental Laws.

(b)                                 No Target Entity has received any notice of, nor been prosecuted for an offence alleging material non-compliance with any Environmental Laws which non-compliance remains outstanding.

(c)                                  There are no material outstanding or unresolved:

(i)                                   orders or directives from any Governmental Authority issued or pending under Environmental Laws relating to the Target Entities, the Business or any of the Assets requiring work, repairs, construction or capital expenditures, or

(ii)                                demands or notices from any Governmental Authority alleging material non-compliance under Environmental Laws relating to the Target Entities, the Business or any of the Assets.

(d)                                 To the knowledge of Vendor and except as included in the Data Room, there has not been a Release or migration, of any Contaminant on or from any of the Assets which is recordable or reportable under Applicable Law, by a Target Entity which has not been so recorded or reported or is or may reasonably be alleged to have material liability under Environmental Laws.

(e)                                  To the knowledge of Vendor, there have been no material ruptures of any Target Entities’ pipelines or related facilities resulting in injury, loss of life or material property damage, except to the extent that any liabilities or costs arising as a result of such ruptures have been fully resolved or would not cause material liability under Environmental Laws.

(27)                          Employee Plans.

(a)                                 Disclosed in the Data Room is each Benefit Plan, whether funded or unfunded, formal or informal, written or unwritten, that is maintained, contributed to, or required to be maintained or contributed to, by any Target Entity or any Affiliate thereof or to which any Target Entity or any Affiliate thereof is a party, or bound by, or under which any Target Entity or any Affiliate thereof has any liability or contingent liability, for the benefit of any Target Entity’s or Affiliate thereof, current and former directors, officers, shareholders, consultants, independent contractors or employees and their respective beneficiaries or dependents other than Statutory Plans (the “KMCI Employee Plans”). Each Benefit Plan, whether funded or unfunded, formal or informal, written or unwritten, maintained, contributed to, or required to be contributed to in respect of the U.S. Employees (the “KMI Employee Plans”) is disclosed in the Data Room.

(b)                                 A true, accurate and complete copy of each written KMCI Employee Plan (as amended to date) and a written summary of all material terms of each unwritten KMCI Employee Plan and each KMI Employee Plan have been provided to Purchaser together with true, accurate and complete copies of all documents relating to each KMCI Employee Plan, including, as applicable:

(i)                                     all documents establishing, creating or amending each KMCI Employee Plan;

(ii)                                  all current Contracts, including all insurance Contracts, investment management agreements, subscription agreements, participation agreements, trust agreements and funding agreements relating to a KMCI Employee Plan;

(iii)                               all statements of investment policies and procedures relating to a Pension Plan;

(iv)                              all financial statements, accounting statements and reports and annual returns for each of the last three (3) years, the three most recent actuarial reports filed with the applicable pension regulator (the “Pension Regulator”) in respect of a Pension Plan (where applicable);

(v)                                 all reports, returns, filings (including Tax Returns and filings) and material correspondence with any Governmental Authority, including all Approvals of the Pension Regulator in respect of a Pension Plan (where applicable) relating to contribution or premium holidays, withdrawal of surplus, transfer of plan assets, plan mergers and demergers and plan conversions in the last three (3) years;

(vi)                              all booklets, summaries, notices or manuals prepared for or circulated to the Employees and plan beneficiaries generally concerning each KMCI Employee Plan;

(vii)                           confirmation of registration of a Pension Plan with the CRA and Pension Regulator (where applicable); and

(viii)                        all data and Books and Records relating to the KMCI Employee Plans.

(c)                                  Each of the KMCI Employee Plans is, and has been, established, registered, insured, administered, funded and invested in material compliance with:

(i)                                     the terms thereof;

(ii)                                  all Applicable Laws; and

(iii)                               the administrative practices of the Pension Regulator (where applicable) and the CRA,

and none of the Target Entities has received, in the last three years, any notice from any Person questioning or challenging that compliance (other than routine claims for benefits), and none of the Target Entities and Vendor has any knowledge of any such notice from any Person prior to the last three years. The terms of each of the Pension Plans comply in all material respects with the requirements of Applicable Law.

(d)                                 If and to the extent that any KMCI Employee Plans are subject to collective agreement or collective agreements, each of the Target Entities is in compliance with such collective agreement or collective agreements, and there are no outstanding defaults or violations thereunder by the Target Entities. No U.S. Employees are subject to a collective bargaining agreement.

(e)                                  All obligations of the Target Entities due prior to Closing under or in respect of the KMCI Employee Plans, and any collective bargaining agreements, (whether pursuant to the terms thereof or any Applicable Law) have been satisfied, and there are no outstanding defaults or violations thereunder by the Target Entities. None of the Target Entities and Vendor has any knowledge of any default or violation by any other Person in respect of the KMCI Employee Plans. Without limiting the generality of the foregoing, all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of the KMCI Employee Plans have been remitted or paid, in a timely manner to or in respect of the KMCI Employee Plans in accordance with the terms thereof and all Applicable Laws, and no Taxes, non-Tax related interest, penalties or fees are owing or exigible under any of the KMCI Employee Plans.

(f)                                   Except as disclosed in the Data Room, there are no improvements, increases or changes promised to the benefits provided under the KMCI Employee Plans or KMI Employee Plans nor is there any pattern of ad hoc benefit increases and none of the KMCI Employee Plans or KMI Employee Plans provide for benefit increases or the acceleration of funding obligations or vesting that are contingent on, or will be triggered by, the entering into of this Agreement or the completion of the Transactions. Other than in accordance with Section 7.12(5), the entering into of this Agreement or completion of the Transactions will not result in any payment (including bonus, golden parachute, retirement or other enhanced benefit) becoming payable under any KMCI Employee Plan or KMI Employee Plan.

(g)                                  There is no audit or other Proceeding by any applicable Governmental Authority, including the Pension Regulator (where applicable) and the CRA, or by any Person (other than routine claims for payment of benefits) pending or, to the knowledge of Vendor and the Target Entities, threatened in respect of any of the KMCI Employee Plans, the Kinder Morgan Savings Plan or their assets and, to the knowledge of Vendor and the Target Entities, no facts exist which could reasonably be expected to give rise to any such audit or Proceeding (other than routine claims for payment of benefits).

(h)                                 With respect to any KMCI Employee Plan which is registered under any Applicable Law, no event has occurred respecting that KMCI Employee Plan which could result in the revocation of that registration or entitle any Person (without the consent of the applicable Target Entity) to wind up or terminate that KMCI Employee Plan.

(i)                                     No material changes have occurred in respect of each of the KMCI Employee Plans since the date of its most recent financial, accounting, actuarial or other report, as applicable, (or where applicable, such report filed with the Pension Regulator, the CRA and any other applicable Governmental Authority) in connection with that KMCI Employee Plan, nor have there been any events occurring prior to the most recent financial, accounting, actuarial or other report which are not disclosed in that report which could reasonably be expected to adversely affect the relevant report (including rendering it misleading in any material respect) or to have materially affected the funding or financial status of that KMCI Employee Plan. No KMCI Employee Plan is subject to any material retroactive adjustment of premiums, contributions or payments.

(j)                                    Except as disclosed in the Data Room, there has not been any partial wind-up of a Pension Plan or any withdrawal of, application for, or payment of, any surplus or other funds out of a Pension Plan by any Person including the Target Entities except for payments made to departing Employees in accordance with the terms of a Pension Plan and the Applicable Laws.

(k)                                 If there has been any pension asset transfer from or to a Pension Plan, the assets, (including surplus, if any) at the time of that transfer were dealt with in accordance with all Applicable Laws and the respective terms of the Pension Plan and the transferee or transferor pension plan.

(l)                                     The terms of the KMCI Employee Plans do not restrict KMCI’s ability to amend or terminate them.

(m)                             Other than as disclosed in the Data Room, neither the KMCI Employee Plans nor the Target Entities, provide or have promised to provide benefits beyond retirement or other termination of service to current and former directors, officers, shareholders, consultants, independent contractors or employees and their respective beneficiaries or dependents.

(n)                                 All material employee data necessary to administer the KMCI Employee Plans (including all plan records) is, and will on Closing continue to be, in the possession of the Target Entities and is complete, correct, accurate and in a form which is sufficient for the proper administration of the KMCI Employee Plans.

(o)                                 Each of the KMCI Employee Plans, which purports to qualify as a particular type of plan under the Tax Act or which has or purports to have Tax-favoured treatment, meets all requirements in effect under the Tax Act for such qualification or treatment and has complied with the provisions of the Tax Act and the administrative practices of the CRA applicable to that type of plan or treatment. No event has occurred respecting any KMCI Employee Plan which could reasonably be expected to adversely affect the Tax-favoured status of the KMCI Employee Plan or its qualification as a particular type of plan under the Tax Act.

(p)                                 The Pension Plans are the only KMCI Employee Plans or KMI Employee Plans that are subject to pension benefits standards legislation in Canada.

(q)                                 The Kinder Morgan Savings Plan has been in all material respects maintained and operated in conformity with the terms thereof and all Applicable Laws. The Kinder Morgan Savings Plan is a tax-qualified plan within the meaning of Section 401(a) of the Internal Revenue Code and has received a favorable determination letter from the U.S. Internal Revenue Service, and KMI has delivered or caused to be delivered to the Purchaser the most recently received U.S. Internal Revenue Service determination letter issued with respect to the Kinder Morgan Savings Plan.

(r)                                    None of KMI, any Target Entity or any current or former ERISA Affiliate sponsors, has sponsored, contributes to, has contributed to, or has or had an obligation to contribute to (i) a plan subject to Title IV of ERISA, including any defined benefit plan (as defined in Section 3(35) of ERISA), a multiemployer plan (as defined in Section 3(37) of ERISA), or a multiple employer plan subject to Section 4063 or 4064 of ERISA, (ii) a multiple employer welfare benefit arrangement (as defined in Section 3(40)(A) of ERISA), or (iii) a plan subject to Section 302 of ERISA or Section 412 of the Internal Revenue Code, in each case for which the Purchaser or any Target Entity could have any liability (whether direct, indirect, contingent or otherwise).

(s)                                   None of KMI, any Target Entity or any current or former ERISA Affiliate has terminated an employee benefit plan for which the Purchaser or any Target Entity could have any existing or continuing liability or obligation relating thereto.

(28)                          Employment Matters.

(a)                                 Except as disclosed in the Data Room:

(i)                                     none of the Target Entities has entered into or is a party to, either directly or by operation of law, any collective agreement, letter of understanding, letter of intent or other written communication with any trade union association or organization (including “labour organizations” as defined in the U.S. National Labor Relations Act) that may qualify as a trade union or association which would cover any Employee or dependent contractor of the Target Entities; and

(ii)                                  the Employees or independent contractors of the Target Entities are not subject to any collective agreements or letters of understanding, letters of intent or other written agreement or communication with any trade union association or organization (including “labour organizations” as defined in the U.S. National Labor Relations Act) that may qualify as a trade union or association and are not, in their capacities as Employees, represented by any trade union or association or organization that may qualify as a trade union or association.

(b)                                 Except as disclosed in the Data Room, there are no labour disturbances, investigations, grievances, charges, complaints or Proceedings pending or, to the knowledge of Vendor, threatened, by any Governmental Authority or between a Target Entity and any Employee or one or more parties representing any of those Employees before any court, arbitrator, officer, inspector, board, commission, tribunal or agency.

(c)                                  To the knowledge of Vendor, there are no organizational efforts currently being made, threatened by or on behalf of, any trade union or association or organization that may qualify as a trade union or association with respect to the Employees (including “labor organizations” as defined in the U.S. National Labor Relations Act). The Target Entities have not experienced a work stoppage, strike, lock out or other labour disturbance within the past four (4) years and, to the knowledge of Vendor, there is no work stoppage, strike, lock-out or other labour disturbance currently occurring or threatened.

(d)                                 Except as disclosed in the Data Room, no notice has been received by any Target Entity of any complaint filed by any of the Employees against a Target Entity instituting a proceeding or claiming that the Target Entity has violated Applicable Law or of any complaints or proceedings of any kind involving any Target Entity or, to the knowledge of Vendor, any of the Employees before any labour relations board.

(e)                                  Each Target Entity is in material compliance with its duties and obligations under all employment-related Applicable Laws.

(f)                                   There are no outstanding decisions, orders, charges, claims, tickets, notices or settlements or pending settlements under applicable employment standards legislation, human rights legislation, Occupational Health and Safety legislation or pay equity legislation against any Target Entity. All costs, charges, experience rating assessments or other assessments or other liabilities, contingent or otherwise, under workers’ compensation legislation or other legislation relating to industrial accidents and/or occupational disease claims applicable to the Target Entities have been paid or accrued and there has not been any special or penalty charge or assessment against any Target Entity that has not been paid.

(g)                                  True, accurate and complete copies of all Contracts in respect of Section 6.2(28) have been disclosed in the Data Room have been provided to Purchaser.

(29)                          Employees and Others.

(a)                                 A summary of the following information has been provided to Purchaser:

(i)                                     number of Employees, their location and employer; and

(ii)                                  number of Employees absent for any reason, including lay off, leave of absence or disability.

(b)                                 A summary of the following information will be provided to Purchaser prior to Closing:

(i)                                     compensation, exemption status for U.S. Employees including hourly wages, salaries and commission structures; and

(ii)                                  vacation entitlements and accruals.

(30)                          Employee Accruals. All accruals for unpaid vacation pay, premiums for employment and parental insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and KMCI Employee Plan payments have been reflected in the Books and Records.

(31)                          Inter-Company Services. The material inter-company services provided to the Target Entities by any Affiliate of Vendor are disclosed in the Data Room.

(32)                          Ethical Practices. No Representative of Vendor or of any Target Entity or any other Person associated with Vendor, any Target Entity or any Representative of any of them, has directly or indirectly:

(a)                                 made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, private or public, regardless of form, whether in money, property or services: (i) to obtain favourable treatment in securing business; (ii) to pay for favourable treatment in business secured; (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Target Entity; or (iv) in violation of any Applicable Law; or

(b)                                 established or maintained any fund or asset that has not been recorded in the Books and Records,

provided, however, that the above representations, with respect to actions of Representatives that are not employees of Vendor or of any of the Target Entities are qualified by the knowledge of Vendor.

(33)                          Personal Information.

(a)                                 All Personal Information is stored in Canada or the United States.

(b)                                 Each of the Target Entities is, and has at all times been, in compliance with all Privacy Law.

(c)                                  Each of the Target Entities has obtained all legally required consents to its collection, use, retention and disclosure of the Personal Information from individuals to whom such Personal Information relates or, where such consents are obtained from a third party, each Target Entity has contractually required, verified with or obtained confirmation from that the third party that such party has the consent of the individual to whom the information relates to disclose the Personal Information to the Target Entity.

(d)                                 The collection, use, retention and disclosure of Personal Information by each Target Entity is, and has at all times been, within the scope of the consent provided by the individual to whom the Personal Information relates, except where otherwise permitted by Applicable Law.

(e)                                  To the knowledge of Vendor, the Personal Information is accurate and complete, and the Target Entities have corrected all inaccurate Personal Information of which they have been notified by the individual to whom the Personal Information relates upon proof of such inaccuracy.

(f)                                   True and complete copies of all privacy policies and privacy procedures of the Target Entities currently in effect are disclosed in the Data Room, and all such privacy policies and procedures comply with, and since the date of approval by the Target Entity have complied with, Privacy Law applicable to the Target Entities.

(g)                                  Except as disclosed in the Data Room:

(i)                                     no Target Entity has received any communication from any regulator with respect to issues involving the collection, use, disclosure, retention or destruction of Personal Information by such Target Entity, including any claims of unauthorized access or disclosure of such Personal Information;

(ii)                                  no complaint against any Target Entity alleging non-compliance with any Privacy Law has been found by any Governmental Authority to be well-founded, and no order or judgment has been made against any Target Entity by any Governmental Authority based on any finding of non-compliance with any such Privacy Law, and no Target Entity has entered into a compliance agreement with the federal Privacy Commissioner;

(iii)                               no unresolved complaint or other proceeding against a Target Entity relating to any such alleged non-compliance is now pending by or before any Governmental Authority; and

(iv)                              to the knowledge of Vendor, no event has occurred that could give rise to any such complaint or proceeding against any Target Entity.

(h)                                 To the knowledge of Vendor, Personal Information has not been subject to any loss or unauthorized disclosure or access while under the control of the Target Entities or any service provider acting on behalf of a Target Entity.

(i)                                     Each of the Target Entities takes all reasonable measures, including any measures required by Privacy Law, to ensure that Personal Information is protected against unauthorized access, use, modification or other misuse.

(j)                                    With respect to Personal Information currently being used and disclosed by the Target Entities, there are no consents or approvals required in order for any of the Target Entities to continue to use and disclose Personal Information following the completion of the Transaction in a manner consistent with such Target Entity’s use and disclosure of Personal Information immediately prior to the completion of the Transaction.

(34)                          No Finder’s Fees. Vendor and the Target Entities has not taken and will not take any action that would cause Purchaser to become liable to any claim for a brokerage commission, finder’s fee or other similar arrangement.

(35)                          Private Issuer. Each of the Target Entities is a private issuer within the meaning of National Instrument 45-106 — Prospectus Exemptions.

6.3                               Representations and Warranties of Purchaser. Purchaser represents and warrants to Vendor as follows and acknowledges that Vendor is relying on these representations and warranties in connection with the sale by Vendor of the Purchased Units and Purchased Shares:

(1)                                 Organization and Power. Purchaser has all necessary power to enter into this Agreement and, except for actions that are internal to, and within the control of, Purchaser and which actions will be completed within ten (10) days of the execution of this Agreement, the authority to enter into this Agreement and to perform its obligations hereunder.

(2)                                 Authorization. All necessary action has been taken by or on the part of Purchaser to authorize the execution and delivery of this Agreement and, except for actions that are internal to, and within the control of, Purchaser and which actions will be completed within ten (10) days of the execution of this Agreement, the contracts, agreements and instruments required by this Agreement to be delivered by it, and the performance of its obligations thereunder including payment of the Purchase Price according to this Agreement.

(3)                                 Enforceability. This Agreement has been duly executed and delivered by Purchaser and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the contracts, agreements and instruments required by this Agreement to be delivered by Purchaser will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(4)                                 Required Authorities. Except for Approvals that are internal to and within the control of Purchaser, which approvals Purchaser covenants to secure, and approvals that are expressly provided for under the terms of this Agreement, there is no requirement for Purchaser to make any filing with or give any notice to any Governmental Authority or to obtain any Permit, as a condition to the lawful completion of the Transactions other than the CFIUS Clearance.

(5)                                 No Finder’s Fees. Purchaser has not taken, and will not take, any action that would cause Vendor to become liable to any claim for a brokerage commission, finder’s fee or other similar arrangement.

(6)                                 Tax Status. The Person who acquires the Target Entities shall not, on the Closing Date, be a Person described in subsection 100(1.1) of the Tax Act and shall not, as a part of a transaction or event or series of transactions or events that includes the Transactions, dispose of an interest in TM Pipeline LP to a Person that is described in subsection 100(1.1) of the Tax Act.

(7)                                 Independent Investigation. Purchaser hereby acknowledges and affirms that (a) it has completed its own independent investigation, analysis and evaluation of the Target Entities and the Assets, it has made all such reviews and inspections of the Business, Assets, results of operations, condition (financial or otherwise) and prospects of the Target Entities and Assets as it has deemed necessary or appropriate and acknowledges that it has been provided access to the personnel, properties, premises and records of the Target Entities for such purpose and (b) in making its decision to enter into this Agreement and to consummate the Transaction, it has relied solely on the representations and warranties set forth in this Agreement and Purchaser’s own independent investigation, analysis and evaluation.

6.4                               Representations and Warranties of KML and KMI. Each of KMI, on behalf of itself and not KML, and KML, on behalf of itself and not KMI, represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Shares and the Purchased Units and that Purchaser would not purchase the Purchased Shares and the Purchased Units without these representations and warranties:

(1)                                 Organization and Status. KML is a company duly formed and organized, and is validly subsisting, under the laws of the province of Alberta and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction. KMI is a company duly formed, validly existing and in good standing, under the laws of the State of Delaware.

(2)                                 Corporate Power. It has all necessary capacity, power and authority to own or lease or dispose of its undertakings, property and assets, to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be executed and delivered by it, and to perform its obligations hereunder and thereunder.

(3)                                 Authorization. All necessary corporate action has been taken by it or on its part to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(4)                                 Enforceability. This Agreement has been duly executed and delivered by it and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5)                                 Bankruptcy. It is not an insolvent Person within the meaning of the Bankruptcy and Insolvency Act (Canada) or similar law and has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, and no petition for a receiving order or liquidation or reorganization under the United States Bankruptcy Code has been presented in respect of it. It has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver or interim receiver has been appointed in respect of it or any of its undertakings, property or assets and no execution or distress has been levied on any of its undertakings, property or assets, nor have any proceedings been commenced in connection with any of the foregoing.

(6)                                 Board Approval. Based upon, among other things, the Fairness Opinion, the board of directors of KML has unanimously: (a) determined that the Transaction is fair and in the best interests of KML; and (b) resolved to recommend that Securityholders vote in favour of the Transaction Resolution.

6.5                               Survival of Representations, Warranties and Covenants of Vendor, KML and KMI

(1)                                 The representations and warranties set out in Sections 6.1(1), 6.1(2), 6.1(3), 6.1(4), 6.1(5), 6.1(6), 6.1(6), 6.2(1) (insofar as it relates to the due incorporation and organization and the valid existence of the Target Entities), 6.2(2), 6.2(3), 6.2(4), 6.2(7) and 6.2(8) and the corresponding representations and warranties set out in the certificates to be delivered at Closing (the “Closing Certificates”) survive and continue in full force and effect without limitation of time.

(2)                                 The representations and warranties set out in Sections 6.1(11), 6.2(22) and 6.2(27) (insofar as Section 6.2(27) relates to Tax matters) (and the corresponding representations and warranties set out in the Closing Certificates) survive Closing and continue in full force and effect until, but not beyond, the ninetieth (90th) day following the expiration of the period, if any, during which an assessment, reassessment or other form of recognized document assessing liability for Taxes under applicable Tax legislation in respect of any taxation year to which those representations and warranties extend could be issued under that Tax legislation to a Target Entity, provided that if the Target Entity files any waiver or other document after the Closing Date extending that period and not at the Vendor’s request, then the survival period shall be computed as if the waiver had not been filed.

(3)                                 The representations and warranties set out in Section 6.2(26) (and the corresponding representations set out in the Closing Certificates) survive Closing and continue in full force and effect until, but not beyond, three (3) years of the Closing Date.

(4)                                 The representations and warranties set out in Section 6.2(27)(r) survive and continue in full force and effect until the expiry of the applicable statute of limitations relating to the assessment of liabilities under Title IV of ERISA.

(5)                                 The representations and warranties set out in Section 6.4(1) through (4) survive and continue in full force and effect without the limitation of time.

(6)                                 The remainder of the representations and warranties set out in Sections 6.1, 6.2 and 6.4 (and the corresponding representations and warranties set out in the Closing Certificates) survive Closing and continue in full force and effect until, but not beyond, fifteen (15) months of the Closing Date.

6.6                               Survival of the Representations, Warranties and Covenants of Purchaser. The representations and warranties set out in Section 6.3 (and the corresponding representations and warranties set out in the certificates to be delivered at Closing) survive Closing and continue in full force and effect, but not beyond, the second anniversary of the Closing Date.

6.7                               Termination of Liability. No Party or other Person is entitled to indemnification pursuant to this Agreement unless the Party or other Person has given written notice of its Claim for indemnification pursuant to Section 8.5 or Article 9, as the case may be, prior to the expiry of the relevant survival period prescribed by Sections 6.5 and 6.6 and in that event, only on and subject to the terms and conditions of and to the extent provided for in Section 8.5 and Article 9.

6.8                               No Other Representations. Except as and to the extent expressly set forth in Sections 6.1, 6.2 and 6.4, Purchaser acknowledges and agrees that each of Vendor, KML and KMI makes no representation or warranty whatsoever to Purchaser and that each of Vendor, KML and KMI hereby disclaims all liability and responsibility for any other representation, warranty, statement or information made, communicated, or furnished (orally or in writing) to Purchaser or its Representatives (including without limitation any opinion, information, projection, or advice (including the reasonableness of the assumptions underlying such opinion, information, projection, or advice)) that may have been or may be provided to Purchaser or its Representatives by any officer, employee, agent, consultant or other Representative of Vendor, KML, KMI or any of their respective Affiliates, including any information provided or made available to Purchaser in the Data Room. Except as and to the extent expressly set forth in Section 6.3, Vendor acknowledges and agrees that Purchaser makes no representation or warranty whatsoever to Vendor and that Purchaser hereby disclaims all liability and responsibility for any other representation, warranty, statement or information made, communicated, or furnished (orally or in writing) to Vendor or its Representatives (including without limitation any opinion, information, projection, or advice (including the reasonableness of the assumptions underlying such opinion, information, projection, or advice)) that may have been or may be provided to Vendor or its Representatives by any officer, employee, agent, consultant or other Representative of Purchaser. Except for the representations and warranties contained in Sections 6.1, 6.2 and 6.4, each of Vendor, KML and KMI hereby expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Target Entities, the Business or the Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials). Without limiting the generality of the foregoing, unless otherwise explicitly stated herein, each of Vendor, KML and KMI makes no representation or warranty to Purchaser regarding the costs to be incurred by TM Pipeline LP or the Managing Partner, or their respective Affiliates in connection with development, construction, maintenance or operation of the Trans Mountain Expansion Project; whether the Trans Mountain Expansion Project will achieve commercial operation, or the time or costs required to achieve commercial operation; or the likelihood of success or profitability of the transportation of petroleum products generally or the Business.

6.9                               Limitations Act. The Parties expressly acknowledge and agree that an obligation under this Agreement to provide written notice in the manner and the time periods specified under this Agreement and the limitations of liability set out in this Agreement, is intended by the Parties as a limitation of liability that represents a fair and equitable allocation of the risks and liabilities that each Party has agreed to assume in connection with the subject matter hereof and is not an agreement within the provision of subsection 7(2) of the Limitations Act (Alberta).

ARTICLE 7
COVENANTS

7.1                               Dealings with Third Parties.

(1)                                 The Parties acknowledge and agree that:

(a)                                 from the date hereof until 5:00 p.m. (Calgary time) on July 22, 2018 (the “Marketing Period”), any of the Parties (on their own and without any obligation in the case of Purchaser to disclose the nature of the marketing efforts, or, subject to the remainder of this Section 7.1 and Section 11.13, the terms of any Acquisition Proposal that Purchaser may reach to validly assign this Agreement) the Target Entities, their respective Affiliates or any Representatives of any of the foregoing may take any action, directly or indirectly (including to encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any agreement or arrangement or understanding with, any Person), concerning any Acquisition Proposal, including where such Acquisition Proposal directly or indirectly involves the Purchased Shares or Purchased Units, and which, in the case of Purchaser, would result in an assignment of this Agreement pursuant to and in accordance with Section 11.13 or the making of an Acquisition Proposal to KML or Vendor by a Person who would be a permitted assignee pursuant to Section 11.13; provided, however, that any agreement, arrangement or understanding to be entered into by Vendor with any Person for the purposes or having the effect of assigning this Agreement must comply with and be completed in accordance with Section 11.13;

(b)                                 from the end of the Marketing Period until the end of the Interim Period, Purchaser, its Affiliates and their respective Representatives may continue the activities permitted in Section 7.1(1)(a), subject to the provisions of and in compliance with Section 11.13;

(c)                                  in connection with and to facilitate the activities of Purchaser permitted under Sections 7.1(1)(a) and 7.1(1)(b), Vendor, KMI and KML shall (and shall use reasonable commercial efforts to cause their Affiliates, the Target Entities and their respective Representatives to) reasonably cooperate with Purchaser in such activities, including without limitation to enter into confidentiality or non-disclosure agreements with other Persons involved in such activities with Purchaser (in a customary form acceptable to Vendor, KML and KMI, acting reasonably), provide access to the Data Room (or a similar data room) and respond to reasonable requests for similar information from such Persons, and otherwise cooperate and assist any proposed assignee to conduct investigations pursuant to Section 7.3, subject to the obligation of Purchaser with respect to confidentiality in Section 11.1; and

(d)                                 except as otherwise permitted or required by Sections 7.1(1)(a), 7.1(1)(b) and 7.1(1)(c), or as consented to or requested by Purchaser in writing, from the end of the Marketing Period until the end of the Interim Period, Vendor, its Affiliates and their respective Representatives shall not, and Vendor shall cause the Target Entities, their Affiliates and their respective Representatives not to, take any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any agreement or arrangement or understanding with, any Person, other than Purchaser and its designated and authorized Representatives, concerning any Acquisition Proposal that, directly or indirectly, involves the sale or transfer of all or a portion of the Purchased Shares or Purchased Units or that would prevent or materially delay the consummation of the Transactions contemplated by this Agreement.

(2)                                 Notwithstanding the provisions of Section 7.1(1)(d) and in addition to and without limiting the generality of Sections 7.1(1)(a), 7.1(1)(b) and 7.1(1)(c) and, prior to obtaining the approval of the Transaction Resolution at the Meeting, nothing contained in this Agreement shall prevent KML or Vendor or their respective Affiliates, or any of their respective boards of directors, directly or through any Representatives, from:

(a)                                 furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with:

(i)                                     an Acquisition Proposal that is not prohibited by Section 7.1(1)(d) (an “Exempt Proposal”) and subsequently entering into an agreement, arrangement or understanding with any Person with respect to an Exempt Proposal, or

(ii)                                  a bona fide Acquisition Proposal that was not solicited, initiated or encouraged by any of the KML, Vendor, their respective Affiliates or any Representatives after the Marketing Period, if (A) such Acquisition Proposal would, if consummated, result in a transaction that, in the reasonable good faith judgment of the board of directors of KML, be more favorable to the Securityholders, considered as a whole, from a financial point of view than the Transaction contemplated by this Agreement after consultation with KML’s financial advisors, and the board of directors of KML reasonably believes such Acquisition Proposal is capable of completion and the Acquisition Proposal includes a covenant in favour of Purchaser and in a form acceptable to Purchaser, acting reasonably, to complete the TMEP 2018 Work Plan and thereafter to continue proceeding, using commercially reasonable efforts, to construct the TMEP (any such more favorable Acquisition Proposal containing such a covenant being referred to in this Agreement as a “Superior Proposal”), (B) the failure to take such action could reasonably constitute a breach of the fiduciary duties of KML’s board of directors under the Business Corporations Act (Alberta) in the reasonable good faith judgment of the KML board of directors considering such advice of KML’s outside corporate counsel, and (C) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, KML or Vendor, as applicable, receives from such Person an executed confidentiality agreement with customary confidentiality provisions; or

(b)                                 complying with National Instrument 62-104 Take-Over Bids and Issuer Bids or other applicable Laws with regard to an Acquisition Proposal.

(3)                                 KML and Vendor shall, as promptly as practicable, and in any event not later than the next Business Day, provide notice to Purchaser of any Acquisition Proposal (other than an Exempt Proposal) received after the date hereof or any request for non-public information relating to the Purchased Shares or Purchased Units by any Person other than Purchaser that makes an Acquisition Proposal that is not an Exempt Proposal. Such notice to Purchaser shall be made, from time to time, first orally and then in writing, and shall indicate a description of all material terms thereof and such other details of the proposal, inquiry or contact known to the KML or Vendor as Purchaser may reasonably request.

(4)                                 Subject to Section 7.1(5), in the event KML or Vendor receives an Acquisition Proposal prior to obtaining the approval of the Transaction Resolution at the Meeting, and the board of directors of KML reasonably believes that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal and that the Person making such Acquisition Proposal has the financial ability or is capable of obtaining the necessary financing to consummate such Acquisition Proposal, nothing contained in this Agreement shall prevent Vendor and/or KML or any Representative thereof, as applicable, from engaging in negotiations with respect to such Acquisition Proposal, or shall prevent the board of directors of KML and/or Vendor, as applicable, from accepting or approving or entering into an agreement with respect to such Acquisition Proposal (provided at such time it then constitutes a Superior Proposal) and subsequently recommending such Superior Proposal to the Securityholders, if the KML board of directors reasonably determines in good faith, considering such advice of KML’s outside corporate counsel, that the failure to take such action could reasonably constitute a breach of the fiduciary duties of KML’s board of directors under the Business Corporations Act (Alberta), and concurrently with such acceptance, approval or entering into such Superior Proposal, Vendor terminates this Agreement pursuant to Section 4.3(4).

(5)                                 Notwithstanding Section 7.1(4), each of KML and Vendor covenants that it will not accept or approve or enter into an agreement with respect to such Superior Proposal (except for a confidentiality agreement) (a “Proposed Agreement”) without providing Purchaser with an opportunity to amend this Agreement or to substitute thereto such other agreement or offer, to provide for at least equivalent financial and other terms to those included in the Proposed Agreement as determined by the board of directors of KML, acting in good faith and in accordance with its fiduciary duties, such that the alternative proposal is no longer a Superior Proposal as compared to the Transaction contemplated by this Agreement. In particular, KML and Vendor covenant to provide Purchaser with a copy of any Proposed Agreement that is proposed to be executed by KML and/or Vendor and the Person making such Superior Proposal not less than five (5) Business Days prior to its proposed execution by KML and/or Vendor. In the event that Purchaser agrees to amend or make its substitution to this Agreement as and within such five (5) Business Day period, KML and/or Vendor covenant not to enter into the Proposed Agreement. In the event that Purchaser does not amend or make a substitution to this Agreement as provided above, the board of directors of KML may accept, approve or enter into an agreement with respect to such Superior Proposal, provided that Vendor terminates this Agreement pursuant to Section 4.3(4).

7.2                               Transfer of Documentation.

(1)                                 On the Closing Date, Vendor shall deliver, and shall cause to be delivered, to Purchaser or make available to it the Books and Records and all documents (except in the case of those required by Applicable Law to be retained by Vendor, copies thereof) and other data, technical or otherwise, which are owned by Vendor at the Closing Date, relating to the Target Entities, the Business or the Assets and are requested by Purchaser or are required for the operation of the Business, or is as contemplated in the Transition Services Agreement. To the extent not delivered at Closing, Vendor shall deliver such Books and Records, or copies thereof, to the Purchaser within a reasonable time following Closing.

Purchaser shall preserve all those documents delivered to it in accordance with Purchaser’s document retention procedures, or for such longer period as is required by Applicable Law. Purchaser shall permit Vendor or its authorized Representatives reasonable access to those documents while they are in Purchaser’s possession or control solely to the extent that access is required by Vendor operate its business after Closing to perform their obligations under this Agreement or under Applicable Law, or under the Transition Service Agreement but Purchaser shall not be responsible or liable to Vendor for, or as a result of, any loss or destruction of or damage to any such documents and other data unless that destruction, loss or damage is caused by Purchaser’s negligence or wilful misconduct. Vendor shall be responsible for all reasonable out-of-pocket costs and expenses, incurred, directly or indirectly, by Purchaser in connection with any access contemplated by this Section 7.2(1).

(2)                                 Notwithstanding Section 7.2(1), Vendor and their respective Affiliates shall have the right to retain (a) copies of all Books and Records and all Tax Returns and other information and documents relating to Tax matters of the Target Entities, in each case, relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Employees unless otherwise prohibited by Applicable Law, (ii) as required by any legal or regulatory authority, including any Applicable Law or regulatory request (iii) as may be necessary Vendor and their respective Affiliates to perform their respective obligations pursuant to this Agreement and the other documents related to the Transactions, in each case subject to compliance in all material respects with Applicable Law or, (iv) as may be reasonably necessary for Vendor and their respective Affiliates to carry out their respective businesses, and (b) the Data Room and all materials therein and all Books and Records prepared in connection with the Transactions, including (i) any Books and Records that may be relevant in connection with the defense of disputes arising under this Agreement or other documents related to the Transactions, or (ii) financial information and all other accounting Books and Records prepared or used in connection with the preparation of financial statements of any of Vendor or the Target Entitles. From and after the Closing Date, Purchaser shall preserve and keep for a period of at least six years (or, for Tax purposes, if later, until notice is received from Vendor of the expiration of the applicable statute of limitations) all Books and Records relating to the operation of the Target Entities prior to the Closing Date, including all Tax Returns and other information and documents relating to Tax matters, and shall comply in all material respects with all Applicable Law, including the Tax Act, relating to the preservation and retention of such Books and Records. After six year period or receipt of notice of expiration from Vendor, as applicable, before Purchaser may dispose of any of such Books and Records, Purchaser shall give Vendor at least ninety (90) days; prior notice of such intent, and Vendor shall be given an opportunity, at its own cost and expense, to remove and retain copies of all or any party of such Books and Records as Vendor may select. Notwithstanding the foregoing, Purchaser agrees that it shall preserve and keep all Books and Records relating to any proceeding, action, claim, suit, investigation or inquiry instituted by or before any Governmental Authority (whether before or after the Closing Date) that may concern matters occurring prior to the Closing without regard to the time limitations set for in this Section 7.2(2).

(3)                                 Vendor shall retain any documents or data which relate to the Business and which are retained by Vendor pursuant to Section 7.2(2) in confidence and shall not use or otherwise disclose the data or information contained therein except as permitted by Section 11.1(3).

7.3                               Investigation.

(1)                                 During the Interim Period, subject to any Applicable Law and subject to any applicable privileges (including the attorney-client privilege), trade secrets, and contractual confidentiality obligations, upon reasonable prior notice, Vendor shall, and shall cause the Target Entities and their respective Representatives to, permit Purchaser and its authorized Representatives to make such investigations, inspections, surveys or tests of the Target Entities, Business and the Assets, and of their respective financial, tax, legal and physical condition as Purchaser deems necessary or desirable to familiarize itself with the Business, Assets and other matters. Without limiting the generality of the foregoing, Vendor shall, and shall cause the Target Entities and their respective Representatives to, provide Purchaser with reasonable access during normal business hours to (i) Assets (ii) the Employees who are reasonably necessary to complete the diligence work being conducted, and Vendor shall cause the Target Entities and their respective Representatives to provide photocopies to Purchaser of all such written information and documents as reasonably requested by Purchaser provided, however, that such access or request shall not unreasonably interfere with the business or operations of Vendor or any of its Affiliates. In no event shall the Auditors and independent accountants of Purchaser or its Affiliates be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by Vendor, Purchaser shall, and shall cause their respective Affiliates (as applicable) to, enter into a customary joint defense agreement with any one or more of Purchaser and its Affiliates with respect to any information to be provided to Vendor or their respective Affiliates pursuant to this Section 7.3(1). Purchaser and its Affiliates shall be reimbursed promptly for any reasonable out-of-pocket expenses incurred by Purchaser and its Affiliates in complying with any request pursuant to this Section 7.3(1) by Vendor, who shall be responsible for an equal share of such expenses.

(2)                                 At Purchaser’s request, Vendor shall execute or cause to be executed, such consents, authorizations and directions as may be necessary to permit any inspection of the Books and Records of the Target Entities, the Business and any of the Assets and to enable Purchaser or its authorized Representatives to obtain reasonable access to all files and records relating to the Target Entities or relating to any of the Assets maintained by Governmental Authorities and self-regulating authorities.

(3)                                 Any such access or requests shall (i) be supervised by such Persons as may be designated by Vendor and (ii) be conducted in such a manner so as not to interfere with any of the businesses or operations of the Target Entities, Vendor or their respective Affiliates. All requests for access to information made pursuant to this Section 7.3 shall be directed to such Person or Persons as may be designated by Vendor, and Purchaser shall not directly or indirectly contact any Representative of Vendor, the Target Entities or any of their respective Affiliates without the prior approval of such designated Person or Persons. In no event shall the auditors and independent accountants of the Target Entities, Vendor or their respective Affiliates be obligated to make any work papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or independent accountants.

(4)                                 At Purchaser’s request, Vendor shall co-operate with and assist Purchaser in arranging any meetings as Purchaser should reasonably request with:

(a)                                 the Employees;

(b)                                 customers, suppliers, or others who have or have had a business relationship with the Target Entities; and

(c)                                  auditors, solicitors or any other Persons engaged or previously engaged to provide services to the Target Entities who have knowledge of matters relating to the Target Entities and the Business.

(5)                                 The Parties acknowledge that Personal Information is required for the operation of the Business and that the collection, use, disclosure, storage and destruction of Personal Information by any Target Entity for the purposes of the Business are subject to the Privacy Law or Requirements. If this Agreement is terminated as provided herein or otherwise, Purchaser shall return and/or destroy the Personal Information in its possession in accordance with the terms of the Non-Disclosure Agreement between KML and the Minister of Finance acting on behalf of Her Majesty in Right of Canada dated March 29, 2018. This Section 7.3(5) survives the termination of this Agreement for any reason.

(6)                                 Each of the Vendor and the Purchaser agrees to be liable to and to indemnify, defend and hold harmless the other, the Target Entities and their respective Affiliates, directors, officers or employees and any other persons holding an interest in the Books and Records, offices and properties of the Target Entities from and against any and all Losses occurring as a result of, in connection with or during such Party’s access to the Books and Records, offices and properties of the Target Entities. Each Party further agrees to comply fully with all rules, regulations and instructions of general application issued by the other Party, the Target Entities and their respective Affiliates or other Persons in respect of such Party’s actions while upon, entering or leaving any such property.

(7)                                 If a Party, as a consequence of the exercise of its rights of inspection or otherwise obtains knowledge an occurrence or failure which would or would be likely to cause any of the representations or warranties of the other Party contained in this Agreement to be untrue or inaccurate, such Party shall provide written notice to the other Party thereof, provided that the exercise of any rights of inspection under this Section 7.3 does not mitigate or otherwise affect the representations and warranties of either Party under this Agreement, which continue in full force and effect as provided in Section 6.1, 6.2 and 6.3.

7.4                               Risk of Loss. If, before the Closing, any of the Assets or part of the Business is damaged or destroyed and the damage or destruction constitutes a Material Adverse Change, then Purchaser at its sole discretion may either:

(1)                                 terminate this Agreement; or

(2)                                 complete the Transaction without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for appropriation, expropriation or seizure, less the aggregate of all deductibles paid by Purchaser and for which Purchaser has not been reimbursed, shall be paid to the applicable Target Entity and form part of the Assets.

7.5                               Change and Use of Name.

(1)                                 Vendor shall, within thirty (30) days from the Closing Date, change its name and the name of any of its Affiliates that include the word “Trans Mountain” to a name that does not include that word or any part thereof or any similar words. From and after the Closing Date, neither Vendor nor any of its Affiliates shall use the word “Trans Mountain” or any part thereof or any similar words.

(2)                                 Purchaser shall (i) within ninety (90) days from the Closing Date, change the name of any facilities that include the words “Kinder Morgan” to a name that does not include those words or any part thereof or any similar words and (ii) within one hundred eighty (180) days from the Closing Date, remove the words “Kinder Morgan” or any part thereof or any similar words from any and all signage. From and after the Closing Date, neither Purchaser nor any of its Associates or Affiliates shall use the words “Kinder Morgan” or any part thereof or any similar words.

7.6                               Conduct Prior to Closing. Without in any way limiting any other rights or obligations of Vendor hereunder, during the Interim Period, Vendor shall subject to Section 7.7, unless otherwise contemplated by Section 7.7, the designated Representatives of Purchaser otherwise consent in writing:

(1)                                 cause the Target Entities to conduct the Business and the operations and affairs of the Target Entities in the Ordinary Course and the Target Entities shall not, without the prior written consent of Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of Vendor in this Agreement and, without limiting the generality of the foregoing, Vendor shall cause each Target Entity not to (unless expressly authorized by this Agreement, including Section 7.7):

(a)                                 amalgamate, merge or consolidate with or acquire or agree to acquire all or substantially all of the shares or assets of any Person;

(b)                                 acquire or lease or agree to acquire or lease any business operations or any Equity Interests in any other Person, acquire or agree to acquire any legal or beneficial interest in any real property, or occupy, lease, manage or control or agree to occupy, lease or manage or control any facility or property that is not an Asset;

(c)                                  enter into any compromise or settlement of any material litigation or proceeding relating to the Business or any of the Assets;

(d)                                 make any material modification to its usual sales, human resource, accounting, Software, or management practices, processes or systems;

(e)                                  enter into any Contract of the kind described in Section 6.2(14) other than the Covered Credit Agreement, the Limited TM Pipeline LP Indemnity (Covered Credit Agreement) and the other loan, security, intercreditor agreements, instruments and documents that may be required to be entered into pursuant to the foregoing and the replacement of the Credit Agreement by the new credit agreement made as of May 1, 2018 and referred to in the definition of Credit Agreement herein;

(f)                                   knowingly take any action, or omit to take any action, that would result in any Target Entity being in violation of the Privacy Law;

(g)                                  make any change to its Constating Documents;

(h)                                 make any unilateral changes to the Covered Credit Agreement;

(i)                                     make any commitment or propose, initiate or authorize any single capital expenditure with respect to the Business if the Target Entity’s share is in excess of Ten Million Dollars ($10,000,000) in the aggregate, except in case of: (i) an emergency or catastrophe or other event endangering life or property or concerning the Environment; (ii) as may be necessary for the maintenance of existing facilities, machinery and equipment in good operating condition in the Ordinary Course of Business; (iii) settlement of a Claim disclosed in the Data Room for which Purchaser has provided its prior written consent; or (iv) in respect of amounts which the Target Entity is committed to expend, the details of which amounts have been disclosed to Purchaser in the Data Room;

(j)                                    borrow money or incur or increase any indebtedness for money borrowed or make loans or advances, except for borrowing for working capital or capital expenses in accordance herewith and in the Ordinary Course of Business, or guarantee or otherwise assume liability in respect of any indebtedness for borrowed money of any other Person, in either case, except as contemplated herein and by the Covered Credit Agreement;

(k)                                 surrender or abandon any of the Assets, except in the Ordinary Course or where the rights of TM Pipeline LP thereto have expired or terminated;

(l)                                     enter into, assign, waive any rights under, amend or terminate, in any material respect, any Material Contract or mutual benefits agreement;

(m)                             withdraw from or terminate any engagement or consultation process with an Indigenous Group relating to any outstanding provincial Permit or Approval;

(n)                                 sell, lease, encumber or otherwise dispose of any of the Assets or any part or portion thereof outside the Ordinary Course and other than Permitted Encumbrances; or

(o)                                 change any method of Tax accounting, make, change or rescind any material Tax election, file any materially amended Tax Return, notice of objection or appeal in respect of Tax matters or otherwise reply to any inquiry from any Governmental Authority in relation to Tax matters, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any agreement with respect to any Tax or surrender any right to claim a material Tax refund, except with respect to the items disclosed in the Data Room.

(2)                                 cause each Target Entity not to do any act or thing that would result in a breach of Section 7.1;

(3)                                 cause each Target Entity to use reasonable commercial efforts to continue to maintain in full force and effect all the insurance policies or renewals thereof currently in effect;

(4)                                 cause each Target Entity to take out, at the expense of Purchaser, such additional insurance as may be reasonably requested by Purchaser;

(5)                                 cause each Target Entity to report all claims or known circumstances or events which may give rise to a material claim to its insurers under its insurance policies in a due and timely manner to the Closing Date and provide copies of those reports to Purchaser;

(6)                                 cause each Target Entity:

(a)                                 to use reasonable commercial efforts to preserve intact, the Business, the Assets, and the operations and affairs of the Target Entity; and

(b)                                 subject to Section 7.7, to carry on the Business and the affairs of the Target Entity as currently conducted;

(7)                                 cause the Target Entities to take all prudent steps to ensure that its Representatives comply with all Privacy Law;

(8)                                 cause each Target Entity to pay and discharge the liabilities and Taxes of the Target Entity in the Ordinary Course in accordance and consistent with the previous practice of the Target Entity, except those contested in good faith by the Target Entity;

(9)                                 use reasonable commercial efforts to take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Shares and Purchased Units to Purchaser and to cause all necessary meetings of directors and shareholders of Vendor to be held for that purpose;

(10)                          cause the Target Entities to use reasonable commercial efforts to take all necessary corporate action, steps and proceedings to authorize, consent and otherwise complete the transfer of the Purchased Shares and Purchased Units to Purchaser and to cause all necessary meetings of directors and shareholders and unitholders of the Target Entities to be held for that purpose; and

(11)                          shall not request from any Governmental Authority any audit or other review in relation to Taxes, of any Target Entity; file any amended Tax Return, Notice of Objection or Appeal in respect of Tax matters; or otherwise reply to any inquiry in relation to Tax matters, from any Governmental Authority.

7.7                               Resumption of TMEP Activities and TMEP 2018 Work Plan.

(1)                                 Covered Credit Agreement. The Parties will use reasonable commercial efforts to negotiate, finalize and cause the Covered Credit Agreement, and the related EDC Guarantee and Limited Vendor Indemnity (Covered Credit Agreement) (each in form and substance satisfactory to each of the Parties in its sole discretion and which contains the principles set out in the Data Room) to be executed and made effective as promptly as practical following the date hereof.

(2)                                 TMEP Activities. Commencing on the date hereof, Vendor shall:

(a)                                 cause TM Pipeline LP to make a public announcement of its decision to resume work and related spending on the TMEP;

(b)                                 resume development activities in respect of the TMEP, using reasonable commercial efforts including proceeding to firm up the construction contracts and prepare a revised cost estimate for the TMEP, continuing to satisfy the conditions of existing Approvals of the TMEP, and seeking additional Approvals required for the TMEP;

(c)                                  diligently and in good faith using reasonable commercial efforts, in consultation with Purchaser or its designated representative, to prosecute the TMEP 2018 Work Plan; and

(d)                                 publicly support, and cause the Target Entities to publicly support, the TMEP;

provided, however, that Vendor and the Target Entities shall have no obligation to expend funds or incur contractual commitments, other than to complete the preliminary steps required to proceed with the 2018 TMEP Work Plan, including continuing to obtain the Approvals, whether directly or through a contractor or any other Person, in respect of the TMEP (x) unless and until the Covered Credit Agreement has been executed, delivered and is effective or (y) if funds subsequently cease to be available under the Covered Credit Agreement, it being the intent of the Parties that all funding in respect of the TMEP 2018 Work Plan shall be made exclusively utilizing draws under the Covered Credit Facilities and Vendor and the Target Entities shall in no event be obligated to expend any of their own funds in furtherance thereof; and, provided further that, Vendor and the Target Entities shall have no obligation to expend funds or incur contractual commitments, whether directly or through a contractor or any other Person, in respect of the TMEP if it deems necessary to seek the pre-approval of Her Majesty in Right of Canada (or its agent, Export Development Canada) under the Covered Credit Agreement for the entering into of, and the incurrence of liabilities in respect of, contracts required to be entered into by the Vendor and the Target Entities in respect of the TMEP 2018 Work Plan (such pre-approved indebtedness, liabilities and obligations of Vendor and the other Target Entities, the “Pre-Approved Liabilities”). Borrowings under the Covered Credit Facilities will be available to fund: (i) all project expenses contemplated by the TMEP 2018 Work Plan, including “owner’s costs” and allocation of overhead consistent with past practice, and (ii) debt service costs of the Covered Credit Facilities (including, without limitation, the costs, fees and expenses establishing the Covered Credit Facilities and fees payable to Her Majesty in Right of Canada (or its agent, Export Development Canada) in respect of the EDC Guarantee), and, to the extent any funds are expended or contractual commitments are incurred in furtherance of the TMEP and the TMEP 2018 Work Plan, Vendor may draw funds from the Covered Credit Facilities equal to the amount of such commitments.

(3)                                 If, for any reason whatsoever, the availability of the Covered Credit Facilities under the Covered Credit Agreement is terminated by or upon the direction of the Purchaser (or any agent thereof), all obligations of KML, KMI, Vendor and any of the Target Entities under this Section 7.7 shall immediately and irrevocably terminate and all of KML’s, KMI’s, Vendor’s and the Target Entities’ obligations hereunder, under the Covered Credit Agreement, the security therefor and the other loan documentation establishing the Covered Credit Facilities to prosecute the TMEP 2018 Work Plan and to expend any further funds or incur any further commitments in respect of the TMEP shall also terminate and none of KML, KMI, Vendor and any of the Target Entities shall be under any obligation to expend any further funds or incur any further commitments in respect of the TMEP. For certainty, the Covered Credit Facilities under the Covered Credit Agreement, if terminated as aforesaid, shall nevertheless be available to fund (a) accrued and unpaid interest on the Covered Credit Facilities and unpaid interest, costs, fees and expenses under and pursuant to the Covered Credit Agreement, the Security therefor and the other loan documentation establishing the Covered Credit Facilities and any unpaid portion of the fee for the EDC Guarantee, and (b) borrowings under the Covered Credit Agreement after the date of such termination in respect of any Pre-Approved Liabilities.

(4)                                 Purchaser shall have the right to direct the reduction of spending under the TMEP 2018 Work Plan; provided that: (a) such reduction is consistent with the contractual rights under applicable third party contracts of the Target Entities; and (b) such reduction shall permanently and irrevocably and correspondingly reduce the obligations of any and all of KML’s, KMI’s, Vendor’s and the Target Entities’ obligations under this Section 7.7, under the Covered Credit Agreement, the security provided thereof and the other loan documentation establishing the Covered Credit Facilities to prosecute the TMEP 2018 Work Program and to expend any further funds or incur any further commitments in respect of the TMEP.

7.8                               Notification of Certain Matters.

(1)                                 During the Interim Period, Vendor shall give prompt notice in writing to Purchaser of:

(a)                                 the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any of the representations or warranties of Vendor contained in this Agreement to be untrue or inaccurate during the Interim Period;

(b)                                 any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(c)                                  any notice or communication from any Governmental Authority in connection with the Transactions;

(d)                                 any Proceeding commenced or threatened against any of the Target Entities or Vendor or relating to or involving or otherwise affecting any of them, or which relates to the consummation of the Transactions or which relates to an KMCI Employee Plan; and

(e)                                  any failure by Vendor to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement such that the conditions in Article 4 will not be met.

(2)                                 Vendor shall, and shall cause the Target Entities to, confer on a regular and frequent basis (and with respect to TMEP, not less frequently than weekly) with one or more designated Representatives of Purchaser, acceptable to Vendor acting reasonably, to report on operational matters and on the general status of the Business (and in particular, with respect to the development of the TMEP and the status of the TMEP 2018 Work Program and Budget). Vendor shall, and shall cause the Target Entities to, notify Purchaser of any emergency or other change in the Ordinary Course or in the operation of the Business and of any governmental complaints, investigations or hearings (or communications indicating that such may be contemplated) or adjudicatory proceedings involving any portion of the Business or the Assets, and will keep Purchaser fully informed of such events and permit the Representatives of Purchaser access to all materials prepared in connection therewith.

(3)                                 The giving of any notice under this Section 7.6(1) does not in any way change or modify the representations and warranties of Vendor, or the conditions to the obligations of Purchaser, contained in this Agreement or otherwise affect the remedies available to Purchaser under this Agreement.

7.9                               Regulatory Approvals.

Competition Approval and CTA Clearance

(1)                                 As soon as reasonably practicable after the date of this Agreement, the Parties shall (a) each make a premerger notification filing in respect of the Transaction with the Commissioner in accordance with Part IX of the Competition Act, and Purchaser shall submit a request to the Commissioner for an Advance Ruling Certificate and/or a No Action Letter in respect of the Transactions; (b) file with the Minister of Transport a copy of the request for an Advance Ruling Certificate and/or No Action Letter and a submission in support of obtaining the CTA Clearance.

(2)                                 The Parties shall cooperate with one another in connection with obtaining Competition Approval and CTA Clearance, including providing or submitting to the Commissioner on a timely basis, and as promptly as practicable, all documentation and information that is required, requested, or reasonably advisable, in connection with obtaining Competition Approval and CTA Clearance.

(3)                                 The Parties shall use commercially reasonable efforts to obtain Competition Approval and CTA Clearance as soon as reasonably practicable.

(4)                                 The Parties shall cooperate and keep one another informed as to the status of the proceedings in connection with obtaining Competition Approval and CTA Clearance. Without limiting the generality of the foregoing, each Party shall provide the other (or its external counsel in respect of competitively-sensitive, privileged or confidential matters) with reasonable opportunity to review and comment on all filings, applications and submissions to the Commissioner to be made by it in connection with the Competition Approval and the other Party shall use its commercially reasonable efforts to cooperate with and assist such Party in the preparation and making of all such filings, applications and submissions. The Parties shall not participate in any substantive meetings or any material conversations with the Commissioner in respect of the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not precluded by the Commissioner, gives the other Party (or its external counsel) the opportunity to attend and participate in any substantive meetings or material communications.

NEB Insurance

(5)                                 Each of Vendor and Purchaser shall (or shall cause their Affiliates to) complete and file with the NEB a Notification of Change in Financial Resources within ten (10) Business Days following the execution of this Agreement, unless Vendor and Purchaser mutually agree in writing to a different period of time to make the filing. The filing will request that Purchaser wishes to assume all obligations in connection with the NEB mandated financial resource requirement of Managing Partner for events arising after the Closing Date and will provide a replacement facility agreement or financial assurances acceptable to the NEB to permit the cancellation of the existing Five Hundred Million Dollars ($500,000,000) loan facility agreement among Managing Partner, KMI, Kinder Morgan Energy Partners L.P. and TM Pipeline LP (the “Existing NEB Facility”) and the existing insurance policies in the amount of at least Five Hundred Million Dollars ($500,000,000) held by TM Pipeline LP (the “Existing NEB Insurance”).

(6)                                 Each of Vendor and Purchaser shall (or shall cause their Affiliates to) promptly file or cause to be filed, no later than the tenth (10th) Business Day from the date hereof, all required filings under the National Energy Board Act for a Notification of Change in Financial Resources, shall consult and cooperate with each other in the preparation of such filings, and shall promptly inform the other Party of any material communication received by such Party from the NEB regarding the filings.

(7)                                 Each of Vendor and Purchaser shall provide to the other Party, in advance of submission to the NEB regarding a Notification of Change in Financial Resources, a reasonable opportunity to comment on any draft filing, application or submission by them, and the Party receiving such comments shall give reasonable consideration to the comments it receives from the other Party when preparing subsequent drafts and the final version of any filing, application or submission.

(8)                                 In the event that a Party deems any of the information that it must provide to the other Parties under Section 7.9(7) to be confidential and competitively sensitive, the supplying Party may redact such information so that the receiving Party does not receive such confidential and competitively sensitive information, except that a non-redacted version shall be provided to such receiving Party’s external legal counsel.

(9)                                 Purchaser shall use commercially reasonable efforts, with the cooperation of Vendor, to obtain NEB approval of the Notification of Change in Financial Resources as soon as is reasonably practicable and in any event prior to the Closing Date, provided if such approval has not been obtained by the Closing Date, Purchaser shall continue to use commercially efforts to obtain such approval until such time as it has been obtained. The provisions of this Section 7.9(9) shall require Purchaser to provide assurances to the NEB that, after the Closing Date, Purchaser will maintain at least One Billion Dollars ($1,000,000,000) in financial resources, or such other amount as the NEB may require, including readily accessible resources, to satisfy the One Billion Dollars ($1,000,000,000) financial resource requirement, in accordance with subsection 48.13(2) of the National Energy Board Act and in compliance any NEB direction.

(10)                          In the event the NEB approval of the Notification of Change in Financial Resources has not been obtained prior to the Closing Date and, as a result, the Existing NEB Facility or the Existing NEB Insurance remains in place in satisfaction of the NEB mandated financial resource requirement following the Closing Date:

(a)                                 Purchaser shall, on or prior to the Closing Date, provide Vendor with a letter of credit from a reputable financial bank or institution in the United States in form and substance to the Vendor, acting reasonably, pursuant to which funds for up to Five Hundred Million Dollars ($500,000,000) will be available to KMI and Kinder Morgan Energy Partners L.P. for any amount which are drawn or otherwise claimed under the Existing NEB Facility with respect to events occurring with respect TM Pipelines LP after the Closing Date; and

(b)                                 Purchaser and the Target Entities shall be liable for, shall promptly reimburse, and as a separate and independent covenant shall indemnify, and hold harmless, KMI and Kinder Morgan Energy Partners L.P. for any and all other Losses which are suffered, sustained, paid or incurred by KMI or Kinder Morgan Energy Partners L.P. in respect of or in relation to the Existing NEB Facility or the Existing NEB Insurance.

(11)                          HSR Act.

(a)                                 (i) Vendor and Purchaser shall cooperate with each another to determine whether HSR Clearance is required for the Transaction; and (ii) if HSR Clearance is required, use commercially reasonable efforts in taking such actions or making any such filings and furnishing such information required in connection therewith as shall be necessary to timely obtain HSR Clearance.

(b)                                 Should Purchaser make an authorized transfer of its rights under this Agreement pursuant to Section 11.13 and should the transferee reasonably conclude that it is not entitled to an exemption from seeking HSR Clearance for the Transaction, or should the Parties be required to seek HSR Clearance pursuant to Section 7.9(11)(a)(ii), obtaining HSR Clearance shall be a condition to Closing for Purchaser and Vendor under Section 4.1 and Section 4.2, respectively.

(12)                          CFIUS.

The Parties agree to cooperate to comply with applicable requirements of CFIUS consistent with normal practice and precedent recognizing that time is of the essence. The Parties shall, and shall cause each of their respective Affiliates to, use all reasonable commercial efforts to assist and cooperate with the other Party to obtain CFIUS Clearance as soon as possible after the date hereof. The Parties shall submit or cause to be submitted, (i) as promptly as practicable after the date hereof, a joint draft notice and other appropriate documents to CFIUS within the meaning of 31 C.F.R. §800.401(f), (ii) as promptly as practicable after the joint draft notice referenced in clause (i) has been submitted to CFIUS, a formal voluntary notice of the transactions contemplated hereby to CFIUS within the meaning of 31 C.F.R. §800.402, and (iii) as promptly as practicable (and in any event in accordance with Applicable Law) any other submissions that are formally requested by CFIUS to be made, or which the Parties mutually agree should be made, in each case in connection with this Agreement and the Transactions contemplated hereby.

(13)                          Intercompany Agreements

During the Interim Period, the Parties will cause the Target Entities and the applicable Affiliates of Vendor to enter into each of the agreements disclosed in the Data Room, which agreements memorialize certain matters relating to access rights, interconnections, service arrangements and other relationships between the Target Entities and such Affiliate, each such agreement substantially in the forms disclosed to Purchaser within a reasonable period of time following execution of this Agreement with such modifications as the Parties, acting reasonably, shall agree.

7.10                        Bump Transactions.

(1)                                 Vendor acknowledges that Purchaser may enter into transactions or otherwise take steps designed to increase the Tax basis in certain capital property of Vendor or Target Entities for the purposes of the Tax Act (“Bump Transactions”) and Vendor agrees to provide reasonable cooperation and use reasonable commercial efforts to provide information reasonably required by Purchaser in this regard on a timely basis and to assist in the obtaining of any such information in order to facilitate a successful completion of the Bump Transactions. Purchaser will provide written notice to Vendor of any proposed Bump Transaction at least 10 Business Days prior to the Effective Time. Upon receipt of such notice, Purchaser and Vendor will work co-operatively and use reasonable commercial efforts to prepare, prior to the Effective Time, all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement to give effect to such Bump Transactions. Purchaser shall be responsible for all costs, fees and expenses associated with any Bump Transactions.

(2)                                 Notwithstanding Section 7.10(1), neither Vendor nor the Target Entities shall knowingly enter into any transaction or take any step that could reasonably be expected to have the effect of materially reducing or eliminating the benefit of the Bump Transaction.

7.11                        Pre-Acquisition Reorganization.

(1)                                 Upon the request of Purchaser Vendor shall use its commercially reasonable efforts to: (a) perform such reorganizations of the Target Entities and their corporate structure, capital structure, business, operations and assets or such other transactions as Purchaser may request, acting reasonably (each, a “Pre-Acquisition Reorganization”); and (b) cooperate with Purchaser and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

(2)                                 Vendor shall not be obligated to participate in any Pre-Acquisition Reorganization under this Section 7.11 unless it has received an appropriate indemnity from Purchaser indemnifying it for all liabilities, damages, claims, judgments, costs, expenses, and losses which it may suffer or incur as a result of such structuring and it determines to its satisfaction, acting reasonably that such Pre-Acquisition Reorganization:

(a)                                 can be completed within a reasonable period of time immediately prior to the Closing Date but is effected as close as reasonably practicable prior to the Effective Time;

(b)                                 is not prejudicial to Vendor, or the Target Entities, in any material respect;

(c)                                  does not impair the ability of Vendor to consummate the Transactions, and will not delay, the Closing;

(d)                                 does not result in any additional Taxes payable by KML, KMI, Vendor, or the Target Entities, whether or not the Transactions are completed; and

(e)                                  would not require “minority approval”; to be obtained or a “formal valuation” to be prepared in connection with the Transactions pursuant to Multilateral Instrument 61-101 adopted by certain of the Canadian securities regulatory authorities (“MI 61-101”) or otherwise bring the Transactions within the scope and application of MI 61-101 in any way.

(3)                                 Purchaser waives any breach of a representation, warranty or covenant by Vendor, or failure to satisfy any condition for the benefit of Purchaser, where such breach or failure is a result of an action taken by Vendor or a Target Entity in good faith pursuant to a request by Purchaser in accordance with this Section 7.11. For greater certainty, provided that all Pre-Acquisition Reorganizations requested by Purchaser are implemented as requested,

Vendor shall not be liable for the failure of Purchaser to benefit from any anticipated Tax efficiency solely as a result of a Pre-Acquisition Reorganization.

(4)                                 Purchaser shall provide written notice to Vendor of any Pre-Acquisition Reorganization at least twenty (20) Business Days prior to the implementation of the particular transaction requested by Purchaser. Upon receipt of such notice, Vendor and Purchaser shall work cooperatively and use their reasonable commercial efforts to prepare, prior to the Closing Date, all documentation necessary and to do such other acts and things as are reasonably necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement.

(5)                                 Purchaser shall be responsible for all costs, fees and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request.

7.12                        Employee Matters

(1)                                 Excluded Employees

(a)                                 Identification. Vendor has identified the Excluded Employees to Purchaser and shall, not less than ten (10) days prior to Closing, confirm whether any additional employees currently working in shared services groups within KMCI are Excluded Employees.

(b)                                 Offers of Employment.

(i)                                     Prior to Closing, Vendor, or an Affiliate of Vendor, shall make written offers of employment to all of the Excluded Employees.

(ii)                                  Vendor’s, or the Affiliate of Vendor’s, written offers of employment shall:

(A)                               be conditional upon Closing;

(B)                               be effective as of the Closing Date;

(C)                               recognize each Excluded Employee’s prior years of service with KMCI for all purposes, including but not limited to calculation of notice of termination (or pay in lieu thereof), severance, vacation, benefits and any other employment-related entitlements but without duplication of benefits; and

(D)                               provide employment on substantially similar terms and conditions of employment in the aggregate as provided by KMCI to the Excluded Employees, having regard to terms and conditions of employment relating to salary, wages, incentive-based compensation, benefits, vacation pay and entitlements upon termination of employment.

(iii)                               Notwithstanding the foregoing, in respect of Excluded Employees who are on an approved short-term or long-term disability leave of absence on the Closing Date, the effective date of employment may not be the Closing Date. Rather, the terms of offers to any such Excluded Employee shall specify that the offer is conditional upon the Excluded Employee being capable of returning to work and the date on which such Excluded Employee returns to work shall be the effective date of employment.

(c)                                  Acceptance of Offers

(i)                                     Prior to Closing, Vendor shall deliver to Purchaser a list of those Excluded Employees who have accepted employment offers and thereby agreed to become Transferred Canadian Employees as of the Closing Date (the “Transferred Canadian Employees”).

(ii)                                  Following Closing, Vendor or Vendor’s Affiliate, as applicable, shall employ the Transferred Canadian Employees on the terms and conditions set forth in the signed offers of employment.

(d)                                 Benefit Plans

(i)                                     Effective as of the Closing Date or the effective date of employment referred to in Section 7.12(1)(b)(iii) for Employees referred to in that section, the Transferred Canadian Employees shall cease to accrue further benefits under all KMCI Employee Plans.

(ii)                                  Except to the extent assumed by Vendor under this Agreement, KMCI and the KMCI Employee Plans shall retain responsibility for all amounts payable by reason of or in connection with any and all claims incurred under the KMCI Employee Plans by the Transferred Canadian Employees (and their eligible dependants) on or prior to the Closing Date, whether such claims are reported before or after the Closing Date. For the purposes of this Section, a claim shall be deemed to have been incurred with respect to:

(A)                               a death or dismemberment claim, on the actual date of death or dismemberment;

(B)                               a short-term or long-term disability claim, on the date of occurrence of the injury or accident or the date of diagnosis of the illness or other event giving rise to such claim or series of related claims;

(C)                               an extended health care claim, including vision, dental and medical treatments, on the date of diagnosis of the illness or condition or other event giving rise to the claim or treatment; and

(D)                               a prescription drug claim, on the date the prescription is filled.

(iii)                               For greater certainty, it is acknowledged that KMCI shall retain all liabilities and obligations with respect to post-retirement health and life insurance and any other benefits for Canadian Employees who as of the Closing Date were retired.

(iv)                              Vendor agrees that, as of the Closing and subject to any Transition Services Agreement, the Transferred Canadian Employees will participate immediately in Benefit Plans and programs established by or on behalf of Vendor or the Affiliate of Vendor, as applicable. All Transferred Canadian Employees shall be given credit for past service as recognized by KMCI prior to the Closing for purposes of participation eligibility under Vendor’s or the Affiliate of Vendor’s, as applicable, existing and future Benefit Plans and programs.

(2)                                 Unionized Employees

Effective as of Closing, Vendor or Vendor’s Affiliate shall become the successor employer to KMCI under the collective agreements disclosed in the Data Room.

(3)                                 U.S. Employees

(a)                                 Identification. Vendor has identified the U.S. Employees to the Purchaser.

(b)                                 Offers of Employment

(i)                                     Prior to Closing, the Purchaser, or an Affiliate of the Purchaser, shall make written offers of employment to all of the U.S. Employees (on such terms and conditions as Purchaser shall determine, except as otherwise set forth in this Section 7.12(3)(b)(i)) who are actively at work (including, for the avoidance of doubt, employees on approved paid-time off). With respect to each U.S. Employee who is not actively at work because such employee is on an authorized leave of absence and has a right to return to employment pursuant to Applicable Law, including under the U.S. Family & Medical Leave Act (in each case, an “Inactive U.S. Employee”), the Purchaser or its Affiliate shall offer employment to each such Inactive U.S. Employee when he or she presents himself or herself to Purchaser or its applicable Affiliate for active employment so long as such return occurs within six (6) months following the Closing Date and is during the time such Inactive U.S. Employee has reinstatement rights pursuant to the Applicable Law. All U.S. Employees who accept the Purchaser’s (or its Affiliate’s) offer of employment and actually perform services for Purchaser or its Affiliate on or after the Closing Date are hereinafter referred to as the “Transferred U.S. Employees.” The employment of the Transferred U.S. Employees with the Purchaser or its Affiliate shall be considered effective and their employment by KMI shall terminate and transfer to the Purchaser or its Affiliate on the date they first perform services for Purchaser or its Affiliate (the “Employment Effective Date”).

(ii)                                  Purchaser’s, or the Affiliate of Purchaser’s, written offers of employment shall:

(A)                               be conditional upon Closing;

(B)                               be effective as of the Closing Date (or, if later, the Employment Effective Date in the case of Inactive U.S. Employees); and

(C)                               recognize each U.S. Employee’s prior years of service with KMI for all purposes, including but not limited to of calculation of notice of termination (or pay in lieu thereof), severance, vacation, benefits and any other employment-related entitlements to the extent such years of service with KMI have been provided to the Purchaser by KMI are set forth in the Data Room but not for purposes of equity plans or defined benefit plans and not where such credit shall result in a duplication of service credit; and

(iii)                               provide for (i) base salary or wages that are no less favorable than that provided immediately prior to the Closing Date and (ii) incentive compensation, bonus opportunities and employee benefits (including severance benefits) that are substantially comparable in the aggregate to those provided to such U.S. Employee immediately prior to the Employment Effective Date (excluding for this purpose equity and equity-based benefits) and long-term incentive plans.

(c)                                  Benefit Plans

(i)                                     Subject to the Transition Services Agreement, effective as of the Employment Effective Date, the Transferred U.S. Employees shall cease to accrue further benefits under all KMI Employee Plans other than to the extent required by Applicable Law.

(ii)                                  KMI and the KMI Employee Plans shall retain responsibility for all amounts payable by reason of or in connection with any and all claims incurred under the KMI Employee Plans by the Transferred U.S. Employees (and their eligible dependants) on or prior to the Closing Date, whether such claims are reported before or after the Closing Date. For the purposes of this Section, a claim shall be deemed to have been incurred with respect to:

(A)                               a death or dismemberment claim, on the actual date of death or dismemberment;

(B)                               a short-term or long-term disability claim, on the date of occurrence of the injury or accident or the date of diagnosis of the illness or other event giving rise to such claim or series of related claims;

(C)                               an extended health care claim, including vision, dental and medical treatments, on the date of diagnosis of the illness or condition or other event giving rise to the claim or treatment; and

(D)                               a prescription drug claim, on the date the prescription is filled.

(iii)                               Purchaser agrees that, as of the Closing (or, if later, as of the Employment Effective Date) and subject to any Transition Services Agreement, the Transferred U.S. Employees will participate immediately in Benefit Plans and programs established by or on behalf of Purchaser or the Affiliate of Purchaser, as applicable. All Transferred U.S. Employees shall be given credit for past service as recognized by KMI prior to the Closing for purposes of participation eligibility under Purchaser’s or the Affiliate of Purchaser’s, as applicable, existing and future Benefit Plans and programs.

(iv)                              Notwithstanding anything set forth below or herein to the contrary, (i) nothing in this Agreement shall create any obligation on the part of the Purchaser or any of its Affiliate to continue the employment of any employee for any definite period following the Closing Date and (ii) nothing in this Agreement shall preclude the Purchaser from altering, amending, or terminating any of its (or its Affiliates’) employee benefit plans, or the participation of any of its employees in such plans, at any time.

(v)                                 KMI shall take all action necessary to cause the full vesting of all Transferred U.S. Employees in their accounts under the Kinder Morgan Savings Plan effective as the Closing Date.

(d)                                 Complete copies of the personnel records of Transferred U.S. Employees shall be transferred to the Purchaser on the Closing Date.

(e)                                  Regardless of anything else contained herein, the Parties do not intend for this Agreement to amend any Benefit Plans or arrangements or create any rights or obligations except between the Parties. No Transferred U.S. Employee or other current or former employee of KMI including any beneficiary or dependent thereof, or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder.

(4)                                 Liabilities and Obligations

(a)                                 Vendor or Vendor’s Affiliate, as applicable, shall be responsible for all liabilities and obligations:

(i)                                     relating to the employment of all Transferred Canadian Employees or the termination thereof on and after the Closing Date; and

(ii)                                  to an Excluded Employee who is eligible to receive an offer of employment from Vendor or Vendor’s Affiliate pursuant to Section 7.12(1)(b) but does not receive such offer of employment.

(b)                                 KMCI shall be responsible for all liabilities and obligations:

(i)                                     relating to the employment of all Transferred Canadian Employees or the termination thereof prior to the Closing Date; and

(ii)                                  relating to the employment or termination thereof of all Canadian Employees and all Excluded Employees who do not accept an offer of employment from Vendor pursuant to Section 7.12(1)(c).

(c)                                  Purchaser or Purchaser’s Affiliate, as applicable, shall be responsible for all liabilities and obligations:

(i)                                     relating to the employment of all Transferred U.S. Employees or the termination thereof on and after the Employment Effective Date; and

(ii)                                  to a U.S. Employee who is eligible to receive an offer of employment from Purchaser or Purchaser’s Affiliate pursuant to Section 7.12(3)(b)(i) but does not receive such offer of employment.

(d)                                 KMI shall be responsible for all liabilities and obligations:

(i)                                     relating to the employment of all Transferred U.S. Employees or the termination thereof prior to the Employment Effective Date;

(ii)                                  relating to the employment or termination thereof of all U.S. Employees who do not accept an offer of employment from Purchaser pursuant to Section 7.12(3)(b)(i);

(iii)                               arising out of, incurred in connection with or relating to the KMI Employee Plans and all liabilities under Title IV of ERISA relating to any Benefit Plan maintained by any current or former ERISA Affiliate;

(iv)                              for paying out any earned, unused vacation and (if applicable) sick days of the Transferred U.S. Employees upon their termination of employment with KMI and in accordance with KMI’s vacation and sick pay policy;

(v)                                 for providing continuation coverage to employees (and their covered dependents) who do not become Transferred U.S. Employees and to Transferred U.S. Employees (and their covered dependents) under each of its applicable health plans with respect to all qualifying events under the continuation requirements of Part 6 of Subtitle B of Title I of ERISA or similar Applicable Law and comparable state law which occur before the Employment Effective Date; and

(vi)                              for all obligations under unemployment compensation laws for all of its current and former employees, including but not limited to Transferred U.S. Employees relating to periods of employment with Seller.

(5)                                 Participation in KML and KMI Incentive Arrangements

(a)                                 Effective on Closing, all outstanding awards under the KML Share Unit Plan and KMI Stock Incentive Plan held by Employees other than the Transferred Canadian Employees shall be treated as vested and shall be settled by KML or KMI, as applicable, in accordance with the terms of the applicable plan.

(b)                                 Effective on Closing, all Employees other than the Transferred Canadian Employees shall cease to participate in the KMI ESPP, and the accounts of such Employees established under the KMI ESPP shall be dealt with in accordance with the terms of the KMI ESPP.

7.13                        Transition Services Agreement.

(1)                                 Concurrently with Closing, Vendor and Purchaser shall enter into a transition services agreement in form and substance customary for transactions of this nature involving the sale of large interstate or interprovincial pipelines and related terminals assets (the “Transition Services Agreement”).

(2)                                 Pursuant to the Transition Services Agreement:

(a)                                 Vendor shall, or shall cause one or more of its Affiliates to, provide to the Target Entities certain services relating to (i) the services that have been provided by Vendor or any of its Affiliates (other than the Target Entities) to the Target Entities prior to Closing and (ii) such other services as the Parties mutually agree; and

(b)                                 Purchaser shall, or shall cause one or more of the Target Entities to, provide to Vendor and its Affiliates certain services relating to (i) the services that have been provided by the Target Entities to Vendor and its Affiliates (other than the Target Entities) prior to Closing and (ii) such other services as the Parties mutually agree.

(3)                                 The term of the Transition Services Agreement will be for a term of not more than one year, and the service recipient may terminate any service on thirty (30) days’ prior written notice to the service provider. With respect to each service, the service provider will be indemnified by the service recipient for all liabilities relating to the performance of the service except to the extent of the gross negligence or willful misconduct of the service provider. Each Party shall be entitled to reimbursement for its fully allocable costs of providing services under the Transition Services Agreement (without markup or premium), determined consistent with past practice, if applicable, and reimbursement for its reasonable out-of-pocket-expenses incurred in connection with providing such services.

7.14                        Consent to Assignment of Shared Contracts.

Purchaser acknowledges that there may be contracts with third parties to which one or more of the Target Entities are parties and which directly benefit one or more Affiliates of the Target Entities (the “Shared Contracts”). Vendor shall use reasonable commercial efforts to cause each Shared Contract to be assigned, terminated or replaced with a separate contract that provides the respective Affiliates of the Target Entities with rights and obligations substantially similar to the rights and obligations of such Affiliate as provided for in such Shared Contract and Purchaser shall cooperate with Vendor with respect thereto. If the Parties are not able to effect the assignment, termination of replacement of a Shared Contract prior to the Closing Date as a result of any required approval or consent of a third party, then, until such actions can be effected, to the extent permissible under Applicable Law and the terms of such Shared Contract, the Parties shall enter into alternative arrangements intended to provide the Affiliate with the benefits of such Shared Contract and to put the Parties in the same economic position as if such Shared Contract were separated.

7.15                        Post-Closing Employee Matters. Purchaser has advised Vendor that a material inducement to Purchaser entering into this Agreement is maintaining a skilled and knowledgeable workforce and that it would be detrimental to the Business and the Transaction if the Employees were solicited to leave their positions with any of the Target Entities by Vendor. Therefore, Vendor covenants and agrees that it shall not, directly or indirectly, during for a period of one (1) year from the Closing Date:

(1)                                 induce or attempt to induce any Employee to leave their employment with any of the Target Entities;

(2)                                 make an offer of employment to or hire any Employee; or

(3)                                 interfere, in any way, with the employment relationship between the Target Entities and any Employee, provided that advertisements or solicitations of a non-targeted, general nature shall not be prohibited by this Section 7.15, notwithstanding the foregoing, nothing in this Section 7.15 shall prohibit Vendor from making an offer of employment or to hire an Employee that responds to an advertisement or solicitation described in Section 7.15(3).

7.16                        Supplemental Disclosure.

(1)                                 Each Party agrees that, with respect to the representations and warranties of such Party contained in this Agreement, such Party shall have the obligation and the continuing obligation until five (5) Business Days before Closing, to disclose, or supplement and amend their disclosure (as applicable), with respect to any matter hereafter arising or discovered which, if existing (or in the case of any representation qualified by knowledge, known) at the date of this Agreement, would have been required to be disclosed by such Party.

(2)                                 The Party supplementing or amending its disclosure, as applicable (the “Disclosing Party”) shall deliver a copy of the amendment or supplement (in either case, the “Supplemental Disclosure”) to the Party (Vendor or Purchaser, as the case may be) to whom the Disclosing Party provided representations and warranties in this Agreement (the “Receiving Party”).

(3)                                 The Receiving Party will have twenty (20) days after receipt (the “Review Period”) in which to review the Supplemental Disclosure. If a Supplemental Disclosure discloses facts that would constitute a breach of the Disclosing Party’s representations and warranties hereunder and such breach would result in the failure of the Receiving Party’s condition to closing specified in Section 4.1(1)(a) or Section 4.2(1)(a) as applicable, to be satisfied at the Closing (a “CP Failure”), the Receiving Party may deliver a notice to the Disclosing Party within the Review Period of its intent to terminate due to the CP Failure (which notice shall specify the representation or warranty breached, identify the specific facts in the Supplemental Disclosure that constitute the breach, and describe why the failure of such condition would occur) (“Notice of Intent to Terminate”). For the avoidance of doubt, if a Supplemental Disclosure discloses facts that would constitute a breach of the Disclosing Party’s representations and warranties hereunder and such breach would not result in a CP Failure, the Receiving Party shall not be permitted to terminate this Agreement under this Section 7.16.

(4)                                 Within fifteen (15) days from receipt of the Notice of Intent to Terminate (the “Cure Period”), the Disclosing Party shall have the right (exercisable in its sole and absolute discretion) to cure the CP Failure including through the payment of money, agreement to accept certain liabilities or otherwise. If the Disclosing Party cures the CP Failure within the Cure Period, the Receiving Party shall not be permitted to terminate this Agreement under this Section 7.16. Moreover, following such cure, the Disclosing Party shall deliver revised disclosure to the Receiving Party to the extent necessary to reflect the cure of such CP Failure.

(5)                                 If the Disclosing Party is unable or unwilling to cure the CP Failure within the Cure Period (the fifteenth (15th) day being referred to as the “Cure Period Deadline”), the Receiving Party may terminate this Agreement by delivering a termination notice to the Disclosing Party within three (3) Business Days after the Cure Period Deadline. Such termination shall be the terminating Party’s sole remedy for a breach of a representation and warranty disclosed by the Supplemental Disclosure.

(6)                                 If a Receiving Party does not deliver a Notice of Intent to Terminate within the Review Period or if a termination notice is not received within three (3) Business Days after the Cure Period Deadline, the relevant disclosure (which will also be deemed to be disclosed in the Data Room) will be deemed, for all purposes other than for the purposes of Article 9, to be amended or supplemented as described in the Supplemental Disclosure, as of the date hereof and the Receiving Party shall not be permitted to terminate this Agreement under this Section 7.16.

7.17                        Purchaser Covenant re: Letters of Credit Outstanding under the Credit Agreement. With respect to the letters of credit outstanding under the Credit Agreement and which were issued for the benefit of the Target Entities or in connection with the TMEP as disclosed in the Data Room, Purchaser shall use commercially reasonable efforts to cause the replacement of such letters of credit with new letters of credit in favour of the existing beneficiaries therefor at Closing (which, for certainty, shall include the return for cancellation of such outstanding letters of credit), failing which: (a) the Purchaser shall, at Closing, deliver to Vendor a letter of credit from a reputable financial bank or institution in form and substance satisfactory to Vendor, acting reasonably, pursuant to which funds for the aggregate face amount of all such letters of credit will be available to Vendor for any amount which are drawn or otherwise claimed under such letters of credit after the Closing Date, and (b) from and after Closing, Purchaser and the Target Entities shall be liable for, shall promptly reimburse, and as a separate and independent covenant shall indemnify, and hold harmless Vendor for any and all other Losses which are suffered, sustained, paid or incurred by Vendor in respect of or in relation to such letters of credit.

ARTICLE 8

TAX MATTERS

8.1                               Preparation and Filing of Tax Returns. Purchaser shall cause to be prepared all Tax Returns of the Target Entities that relate to taxation periods commencing before the Closing Date and are not due for filing until after the Closing Date. Vendor shall co-operate fully with Purchaser in, and make available to Purchaser in a timely fashion all information reasonably required for, the preparation of those Tax Returns. Purchaser shall give Vendor’s Representative an opportunity to review and comment on those Tax Returns, by providing copies of them to Vendor’s Counsel at least 30 (thirty) days (except for ten (10) days in the case of GST/HST, provincial sales tax, payroll and source deduction Taxes) before they are required by Applicable Law to be filed. Purchaser shall reasonably consider all comments in respect of those Tax Returns received from Vendor’s Counsel at least five (5) days prior to the required filing deadline for such Tax Returns. However, Purchaser shall not be obligated to amend the Tax Returns to reflect any such comments.

8.2                               Partnership.

(a)                                 In the case of TM Pipeline LP, Vendor agrees to request from the Minister of National Revenue a change in the fiscal period of the partnership to a date immediately before the Closing Date and, for the purposes of this Agreement (regardless of whether such request has been granted) the income and loss under the Tax Act shall be allocated to the Pre-Closing Period and the Post-Closing Period as if a fiscal period ended the day immediately prior to the Closing Date, in a manner consistent with past practices. The parties agree to amend the partnership agreement governing TM Pipeline LP, and on terms satisfactory to Vendor and Purchaser, in order to give effect to the foregoing, if required.

(b)                                 In the case of an entity that is subject to U.S. taxation, all Taxes and Tax liabilities that relate to a Tax period that includes the Closing Date but does not begin on the Closing Date or end on the day prior to the Closing Date (a “U.S. Straddle Period”) shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period as if there was a taxable period that ended immediately prior to the Closing Date and (i) in the case of U.S. Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount such Tax allocable to the portion of the U.S. Straddle Period shall be the total amount of such Tax for the entire U.S. Straddle Period multiplied by a fraction, the numerator of which is the number of days in such portion of the U.S. Straddle Period and the denominator of which is the total number of days in the U.S. Straddle Period; and (B) in the case of any other U.S. Taxes, (such as Taxes based upon or measured by net income or gain, activities, events, transfers or supplies) the amount of such Tax that is allocable to the portion of such U.S. Straddle Period that ends on the day immediately before the Closing Date shall be deemed to be equal to the amount that would be payable if the relevant U.S. Straddle Period had ended at the close of business on the day immediately before the Closing Date.

8.3                               Books and Records Relating to Taxes. Within 10 Business Days after the Closing Date, Vendor shall deliver to Purchaser copies of all documents relating to the Taxes of the Target Entities in respect of the Pre-Closing Periods that Vendor retained pursuant to Section 7.2(2) and all working papers, correspondence and other documents prepared after the Closing Date which relate to Taxes for all Pre-Closing Periods.

8.4                               Notification Requirements. Purchaser shall promptly (but in any event within Ten (10) Business Days of receipt) forward to Vendor all written notifications and other written communications from any Governmental Authority received by Purchaser or any Target Entity relating to Taxes of the Target Entities for all Pre Closing Periods, and shall promptly inform Vendor of any audit proposed to be undertaken and any adjustment proposed in writing to be made by any Governmental Authority in respect of a Pre Closing Period. Notwithstanding the obligation of Purchaser to give prompt notice as required above, the failure of Purchaser to give that prompt notice does not relieve Vendor of its obligations under this Article 8 except to the extent (if any) that Vendor has been prejudiced thereby.

8.5                               Vendor Indemnification. From and after the Closing Date and whether or not disclosed in the Data Room: (a) Vendor shall indemnify and save harmless Purchaser and shall pay to Purchaser on demand, the amount of any and all Losses attributable to any inaccuracy in, or breach of, a representation and warranty made in Sections 6.1(11), 6.2(22) and 6.2(27) (insofar as Section 6.2(27) relates to Tax matters) and the corresponding representation and warranty made in the Closing Certificate; and (b) Vendor shall indemnify and save harmless Purchaser for all Taxes payable by the Target Entities (or that would be payable but for any deduction, credit or application of any non-capital loss or other Tax attribute in relation to such Target Entity otherwise available) and for all Losses in connection therewith for all Pre-Closing Periods except to the extent those Taxes have been accounted for in the Closing Financial Statements and taken into account in determining the Purchase Price as adjusted hereunder, or would not otherwise be payable but for a Pre-Acquisition Reorganization or a Bump Transaction. For the purposes of this Section, “Losses” include Losses suffered or incurred by the Target Entities.

8.6                               Tax Adjustments. Any cash Tax refunds that are received by the Target Entities or credited against income Tax to which the Target Entities or a partner thereof becomes entitled that relate to any Pre-Closing Tax Period and were not accounted for in the Closing Financial Statements, shall (to the extent such refund or credit did not arise as a result of a carry-back of any loss or credit from a tax period that is not a Pre-Closing Tax Period and do not otherwise impair any Tax attributes of a Target Entity) be for the account of Vendor, and Purchaser shall pay over to Vendor any such refund or amount of any such credit (in each case, on an after-tax basis) within fifteen (15) Business Days after receipt or entitlement thereto. All such amounts paid by Purchaser pursuant to this Section shall be considered to be an increase in the Purchase Price.

8.7                               Purchaser’s Contest Rights. Subject to Section 8.8, Purchaser shall have the sole right to control, defend, settle, compromise, or prosecute in any manner an audit, examination, investigation, and other proceeding with respect to any Tax Return of the Target Entities. Purchaser shall keep Vendor duly informed of any proceedings in connection with any matter for which Purchaser may have a right to indemnification pursuant to this Article 8 and promptly provide Vendor with copies of all correspondence and documents relating to those proceedings. Vendor shall execute or cause to be executed such documents and shall take such action as reasonably requested by Purchaser to enable Purchaser to take any action Purchaser deems appropriate with respect to any proceedings in respect of which Purchaser has contest rights under this Agreement.

8.8                               Vendor’s Contest Rights.

(1)                                 Vendor may at any time by written notice to Purchaser elect to control, defend, settle, compromise or prosecute in any manner an audit, examination, investigation, or other proceeding with respect to Taxes or Tax issues related to any matter in respect of which Purchaser may have a right of indemnification pursuant to this Article 8, except that:

(a)                                 Vendor shall deliver to Purchaser a written agreement that Purchaser is entitled to indemnification for all Losses arising out of that audit, examination or other proceeding and that Vendor shall be liable for the entire amount of those Losses;

(b)                                 Vendor may not, without the written consent of Purchaser, settle or compromise Taxes or Tax issues related to any matter which may affect Tax liabilities of Purchaser or any Target Entity for a Post-Closing Period; and

(c)                                  Vendor shall pay to Purchaser the amount of all Taxes (including, for greater certainty, interest and penalties) specified in the notice of assessment or other claim from the Governmental Authority to which Purchaser’s indemnity Claim relates within 10 Business Days before the amount is required to be paid to the Governmental Authority or within 10 Business Days after Purchaser has forwarded to Vendor a Claim for indemnity.

(2)                                 Purchaser and/or any Target Entity, as applicable, shall execute or cause to be executed such documents or take such action as reasonably requested by Vendor to enable Vendor to take any action they deem appropriate with respect to any proceedings in respect of which Vendor has contest rights under this Agreement. In addition:

(a)                                 Vendor shall keep Purchaser duly informed of any proceedings in connection with any matter which may affect the Taxes payable by Purchaser or any Target Entity; and

(b)                                 Purchaser shall be promptly provided with copies of all correspondence and documents relating to those proceedings and may, at its option and its own expense, participate in those proceedings through counsel of its choice.

8.9                               Indemnification Procedures. Except to the extent expressly provided to the contrary in this Article 8, the general procedures regarding notice and pursuit of indemnification Claims set forth in Article 9 apply to all Claims for indemnification made under this Article 8, except that notwithstanding any provision of Article 9 to the contrary, if a Claim for indemnification involves any matter covered in this Article 8, then the contest provisions of Sections 8.7 and 8.8, as applicable, control regarding the defence and handling of any such Third Party Claim that could give rise to an indemnification obligation on the part of Vendor. Except as provided in Section 6.5(2), there is no limit on the time period during which a Claim for indemnification may be made under this Article 8.

8.10                        Withholding Tax. Purchaser, its Affiliates, and effective upon Closing, the Target Entities and any of their agents, shall be entitled to deduct or withhold from any payment to a Person hereunder such amount that is required or that it reasonably believes is required to deduct or withhold with respect to such payment under the Tax Act, or any provision of federal, provincial, state, local or foreign tax law, in each case as amended, and any amount so withheld shall be treated for the purposes of this Agreement as having been paid to the Person with respect to which such withholding or deduction was imposed.

ARTICLE 9
INDEMNIFICATION

9.1                               Definitions. In this Article 9:

(1)                                 “Claim” means any act, omission or state of facts and any demand, action, investigation, inquiry, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right of indemnification under this Agreement.

(2)                                 “Direct Claim” means any Claim by an Indemnitee against an Indemnitor which does not result from a Third Party Claim.

(3)                                 “Increased Amount” has the meaning attributed to that term in Section 9.10(3).

(4)                                 “Indemnification Notice” means written notice by an Indemnitee to any Party obligated to provide indemnification under this Agreement.

(5)                                 “Indemnitee” means any Person entitled to indemnification under this Agreement.

(6)                                 “Indemnitees Representative” means:

(a)                                 in respect of Purchaser Indemnitees, Purchaser; and

(b)                                 in respect of Vendor Indemnitees, Vendor.

(7)                                 “Indemnitor” means any Party obligated to provide indemnification under this Agreement.

(8)                                 “Losses” means any and all loss, liability, obligation, damage, cost, expense, charge, fine, penalty or assessment, suffered, incurred, sustained or required to be paid by the Person seeking indemnification, (including lawyers’, experts’ and consultants’ fees and expenses), directly resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, investigation, inquiry, arbitration award, grievance, demand, assessment, judgment, settlement or compromise relating thereto, but: (i) excluding any contingent liability until it becomes actual; (ii) reduced by any net Tax benefit that is directly related to or arises from such Loss; and (iii) reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Persons. Notwithstanding the foregoing, Losses exclude any and all obligations of TM Pipeline LP, or its Affiliates, under the Covered Credit Agreement.

(9)                                 “Payment” has the meaning attributed to that term in Section 9.10(4).

(10)                          “Purchaser Indemnitees” means the shareholders and Representatives of Purchaser, and related Persons.

(11)                          “Third Party Claim” means any Claim asserted against an Indemnitee by any Person who is not a Party or an Affiliate of a Party.

(12)                          “Vendor Indemnitees” means the shareholders and the Representatives of Vendor, and related Persons.

9.2                               Indemnification by Vendor. From and after Closing, in addition to any other indemnification provided by Vendor contained in this Agreement (other than the indemnity set forth in Section 8.5 which is not part of the indemnity in this Section 9.2) but without duplication and subject to this Article 9, Vendor shall indemnify, defend and hold harmless Purchaser and, to the extent named or involved in any Third Party Claim, Purchaser Indemnitees from and against any and all Losses actually incurred by Purchaser or any of Purchaser Indemnitees, as a result of or arising in connection with:

(1)                                 any inaccuracy of or any breach of any representation or warranty made by Vendor, KML or KMI in Article 6 of this Agreement, or in any contract, instrument, certificate or other document delivered pursuant hereto;

(2)                                 any breach or non-performance by Vendor, KML or KMI of any of their covenants or other obligations contained in this Agreement or in any contract, instrument, certificate or other document delivered pursuant hereto;

(3)                                 the amount by which the combined Canadian federal and provincial income taxes of the Vendor payable in respect of the capital gain (after taking into account any unused capital losses) is less than Three Hundred Twenty Five Million Dollars ($ 325,000,000); and

(4)                                 any Claim by any Person for brokerage or finder’s fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with Vendor, KML or KMI or any Target Entity (or any Person acting on their behalf) in connection with the Transaction.

9.3                               Indemnification by Purchaser. From and after Closing, in addition to any other indemnification provided by Purchaser contained in this Agreement but without duplication and subject to this Article 9, Purchaser shall indemnify, defend and hold harmless Vendor and, to the extent named or involved in any Third Party Claim, Vendor Indemnitees from any and all Losses actually incurred by Vendor or any of Vendor Indemnitees as a result of or arising in connection with:

(1)                                 any inaccuracy of or any breach of any representation or warranty made by Purchaser in Article 6 of this Agreement or in any contract, instrument, certificate or other document delivered pursuant hereto;

(2)                                 any breach or non-performance by Purchaser of any of its covenants or other obligations contained in this Agreement or in any contract, instrument, certificate or other document delivered pursuant hereto; and

(3)                                 any Claim by any Person for brokerage or finder’s fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with Purchaser (or any Person acting on its behalf) in connection with the Transaction.

9.4                               Thresholds and Limitations.

(1)                                 Subject to Section 9.4(5), the obligation of Vendor to indemnify Purchaser and Purchaser Indemnitees pursuant to Section 9.2 and Purchaser’s obligation to indemnify Vendor and Vendor Indemnitees pursuant to Section 9.3 are applicable only to the extent those Losses suffered or incurred by Purchaser and Purchaser Indemnitees, on the one hand, or by Vendor and Vendor Indemnitees, on the other hand, as applicable, is in excess of Seventy Five Million Dollars ($75,000,000). Except with respect of Fundamental Representations none of Purchaser or Purchaser Indemnitees shall be entitled to assert any right to indemnification under Section 9.2 with respect to any individual claim unless the Losses resulting from such individual Claim exceeds Three Hundred Thousand Dollars ($300,000) (the “Individual Claim Threshold” and each individual claim that exceeds the Individual Claim Threshold, a “Qualifying Claim”). Purchaser and Purchaser Indemnitees (separately or collectively) shall not be entitled to assert any right to indemnification under Section 9.2 for any breach until the aggregate amount of all Losses actually suffered by Purchaser or Purchaser Indemnitees in respect of Qualifying Claims exceeds Seventy Five Million Dollars ($75,000,000) (the “Deductible Amount”), and then only to the extent such Losses exceed, in the aggregate, the Deductible Amount.

(2)                                 The maximum aggregate liability of Vendor for Losses pursuant to:

(a)                                 Section 9.2(1) on account of a breach of a Fundamental Representation is not to exceed the Purchase Price;

(b)                                 Section 9.2 on account of a breach of anything other than a Fundamental Representation is not to exceed Seven Hundred Fifty Million Dollars ($750,000,000),

provided that notwithstanding anything to the contrary contained in the foregoing, the aggregate liability of Vendor in respect of all Claims under this Agreement is not to exceed the Purchase Price.

(3)                                 The maximum aggregate liability of Purchaser for Losses pursuant to Section 9.3 is not to exceed One Billion Five Hundred Million Dollars ($1,500,000,000).

(4)                                 For purposes of calculating Losses pursuant to this Article 9, each of the representations and warranties made by Vendor shall be deemed to have been made without the inclusion of or reference to the following limitations or qualifications as to materiality, in all material respects, Material Adverse Effect, or words and phrases of similar meaning or intent.

(5)                                 The provisions of Section 9.4(1) do not apply in respect of:

(a)                                 the indemnification by Vendor in favour of Purchaser contained in Section 9.2(3);

(b)                                 any inaccuracy or a breach of a representation or warranty involving fraud (other than constructive fraud), fraudulent misrepresentation or intentional misrepresentation;

(c)                                  the representations and warranties contained in Sections 6.1(5) and 6.1(6);

(d)                                 the Fundamental Representations;

(e)                                  to the extent not performed or waived prior to Closing, any breach or non-performance by any of Vendor of any covenant or other obligation to be performed by it that is contained in this Agreement or in any contract, instrument, certificate or other document delivered pursuant hereto;

(f)                                   the indemnifications by Purchaser in favour of Vendor contained in Sections 7.3(6) Section 7.9(10)(b); and

(g)                                  the indemnifications by Vendor in favour of Purchaser contained in Section 8.5.

(6)                                 Nothing contained in this Agreement shall impose any liability on any Party for any indirect or consequential damages, indirect losses or loss of profit, including business loss and economic loss (the “Consequential Losses”) suffered or incurred by another Party or by Purchaser’s Indemnitees or Vendor’s Indemnitees (as applicable), provided that this Section 9.4(6) shall not preclude a Party from entitlement to Indemnification for such Party’s liability to a Third Party for Consequential Losses which such Third Party suffers or incurs.

9.5                               Notice of Claim.

(1)                                 An Indemnitee, promptly on becoming aware of any circumstances that have given or could give rise to a Third Party Claim or a Direct Claim, shall give an Indemnification Notice of those circumstances to its Indemnitees Representative and to the applicable Indemnitor or Indemnitors. The Indemnification Notice will specify whether the Losses arise as a result of a Third Party Claim or a Direct Claim, and will also specify with reasonable particularity (to the extent the information is available) the factual basis for the Claim and the amount of the Losses, if known.

(2)                                 The failure to give, or delay in giving, an Indemnification Notice does not relieve the Indemnitor of its obligations except and only to the extent of any prejudice caused to the Indemnitor by that failure or delay.

(3)                                 Provided that the Indemnitee gives an Indemnification Notice of the Claim to the Indemnitor on or prior to the expiry of the applicable time period related to that representation and warranty or covenant, as the case may be, set out in Sections 6.5 and 6.6, liability of the Indemnitor for that representation, warranty or covenant will continue in full force and effect until the final determination of that Claim.

9.6                               Third Party Claims.

(1)                                 The Indemnitor has the right, by notice to the applicable Indemnitees Representative given not later than thirty (30) days after receipt of the Indemnification Notice, to assume control of the defence, compromise or settlement of the Third Party Claim provided that:

(a)                                 the Third Party Claim involves only money damages and does not seek any injunctive or other equitable relief;

(b)                                 if the named parties in any Third Party Claim include both the Indemnitor and the Indemnitee, representation by the same counsel would, in the judgment of the Indemnitee, still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defences);

(c)                                  settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the judgment of the Indemnitee, likely to establish a precedent, custom or practice adverse to the continuing business interest of the Indemnitee; and

(d)                                 the Indemnitor, from time to time, at the request of the Indemnitees Representative, provides reasonable assurance to the Indemnitees Representative of its financial capacity to defend that Third Party Claim and to provide indemnification in respect thereof.

(2)                                 On the assumption of control by the Indemnitor, it is conclusively established for purposes of this Agreement that the Third Party Claim is within the scope of, and is subject to, the indemnification pursuant to this Article 9, and:

(a)                                 the Indemnitor will actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor’s sole cost and expense, including the retaining of counsel reasonably satisfactory to the Indemnitees Representative;

(b)                                 the Indemnitor will keep the Indemnitees Representative fully advised with respect to the defence, compromise or settlement of the Third Party Claim (including supplying copies of all relevant documents promptly as they become available) and will arrange for its counsel to inform the Indemnitees Representative on a regular basis of the status of the Third Party Claim;

(c)                                  the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defence of the Third Party Claim (provided the Indemnitor shall continue to control that defence); and

(d)                                 the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless consented to by the Indemnitees Representative (which consent may not be unreasonably or arbitrarily withheld, delayed or conditioned).

(3)                                 Provided all the conditions set forth in Section 9.6(1) are satisfied and the Indemnitor is not in breach of any of its obligations under Section 9.6(2), each of the Indemnitee and its Indemnitees Representative will, at the expense of the Indemnitor, co-operate with the Indemnitor and use its reasonable commercial efforts to make available to the Indemnitor all relevant information in its possession or under its control (provided that it does not cause the Indemnitee or its Indemnitees Representative to breach any confidentiality obligations) and will take such other steps as are, in the reasonable opinion of counsel for the Indemnitor, necessary to enable the Indemnitor to conduct that defence, provided always that:

(a)                                 no admission of fault may be made by or on behalf of Purchaser or any Purchaser Indemnitee without the prior written consent of Purchaser;

(b)                                 no admission of fault may be made by or on behalf of Vendor or any Vendor Indemnitee without the prior written consent of Vendor; and

(c)                                  the Indemnitee and its Indemnitees Representative are not obligated to take any measures which, in the reasonable opinion of the Indemnitee’s legal counsel, could be prejudicial or unfavourable to the Indemnitee.

(4)                                 If (a) the Indemnitor does not give the relevant Indemnitees Representative the notice provided in Section 9.6(1), any of the conditions in Section 9.6(1) are unsatisfied, or (b) the Indemnitor breaches any of its obligations under Sections 9.6(2) or 9.6(3), the applicable Indemnitees Representative may assume control of the defence, compromise or settlement of the Third Party Claim as in its sole discretion may appear advisable, and is entitled to retain counsel as in its sole discretion may appear advisable, the whole at the Indemnitor’s sole cost and expense. Any settlement or other final determination of the Third Party Claim will be binding on the Indemnitor. The Indemnitor will, at its sole cost and expense, cooperate fully with the Indemnitee and its Indemnitees Representative and use its reasonable commercial efforts to make available to the Indemnitee and its Indemnitees Representative all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnitee, necessary to enable the Indemnitee to conduct the defence. The Indemnitor will reimburse the Indemnitee and its Indemnitees Representative promptly and periodically for the costs of defending against the Third Party Claim (including legal fees and expenses), and will remain responsible for any Losses the Indemnitee and its Indemnitees Representative may suffer resulting from, arising out of or relating to the Third Party Claim to the fullest extent provided in this Article 9.

9.7                               Direct Claims. Following receipt of an Indemnification Notice in respect of a Direct Claim, the Indemnitor has sixty (60) days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of that investigation, the Indemnitee shall make available to the Indemnitor the information relied on by the Indemnitee to substantiate the Direct Claim, together with such information as the Indemnitor may reasonably request. If the Parties agree at or prior to the expiry of this 60 day period (or prior to the expiry of any extension of this period agreed to by the Parties) as to the validity and amount of that Direct Claim, the Indemnitor shall immediately pay to the Indemnitee the full amount as agreed to by the Parties of the Direct Claim.

9.8                               Waiver. The Indemnitor waives any right it may have to require an Indemnitee to proceed against or enforce any other right, power, remedy or security or to claim payment from any other Person before claiming under the indemnity provided for in this Article 9. It is not necessary for an Indemnitee to incur expense or make payment before enforcing that indemnity.

9.9                               Duty to Mitigate and Subrogation.

(1)                                 Nothing in this Agreement in any way restricts or limits the general obligation under Applicable Law of an Indemnitee to mitigate any loss which it may suffer or incur by reason of a breach by an Indemnitor of any representation, warranty, covenant or obligation of the Indemnitor under this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement.

(2)                                 The Indemnitee shall, to the extent permitted by Applicable Law, subrogate its rights relating to any Third Party Claim to the Indemnitor and shall make all counterclaims and implead all third Persons as may be reasonably required by the Indemnitor, the whole at the cost and expense of the Indemnitor.

9.10                        Obligation to Reimburse.

(1)                                 The Indemnitor shall reimburse to the Indemnitee the amount of any Losses as of the later of (a) date that the Indemnitee incurs any such Losses and (b) the date of demand by the Indemnitee, together with interest thereon from that date until payment in full, at the rate per annum equal to the prime lending rate of the Toronto-Dominion Bank from time to time plus 1%, that payment being made without prejudice to the Indemnitor’s right to contest the basis of the Indemnitee’s Claim for indemnification.

(2)                                 The amount of any and all Losses under this Article 9 are to be determined net of any amounts recovered or recoverable by the Indemnitee under insurance policies, indemnities, reimbursement arrangements or similar contracts with respect to those Losses, or where the insurer or applicable counterparty has confirmed to the Indemnitee its obligation to provide such recovery. The Indemnitee shall take all reasonable steps to enforce that recovery. Each Party waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(3)                                 If an Indemnitee is subject to Tax in respect of the receipt of an amount pursuant to this Article 9, after taking into account any offsetting deduction or tax credit that can be immediately utilized and/or applied in respect of the applicable Losses (but excluding the use of any non-capital losses or other Tax attributes that would otherwise have been available to an Indemnitee), then the amount payable by the Indemnitor will be increased by an amount (the “Increased Amount”) such that the Indemnitee will be in the same position after paying Tax on the amount received hereunder, including any Taxes payable on the Increased Amount, as the Indemnitee would have been in had the Losses giving rise to that payment not arisen and had that amount not been payable.

(4)                                 If any payment (the “Payment”) made pursuant to this Article 9 is subject to GST/HST or is deemed by the ETA or any similar provision of any Applicable Law to be inclusive of GST/HST, the Indemnitor will pay to the Indemnitee, in addition to the Payment, an amount equal to the GST/HST in connection with that Payment and that additional amount.

9.11                        Exceptions to Indemnification. Neither Purchaser nor any Purchaser Indemnitee has any claim or other recourse against Vendor nor does either Vendor or any Vendor Indemnitee have any liability in connection with any breach of any representation, warranty or covenant of Vendor, KML or KMI in this Agreement, which relates to actions or matters arising during the Interim Period and which breach was committed by Vendor, KML or KMI as a result of written instructions received from Purchaser (or any of its representatives).

9.12                        Exclusivity. Provided Closing occurs, and unless otherwise provided in this Agreement, the provisions of this Article 9 constitute the sole remedy available to Vendor and Purchaser to any Claim for breach of covenants, representation, warranty or other obligation or provision of this Agreement (other than a Claim for specific performance or injunctive relief) and to any and all other indemnities provided in this Agreement.

9.13                        Set-Off. A Party is entitled to set-off any Losses subject to indemnification under this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement against any other amounts payable by the Party to another party whether under this Agreement or otherwise.

9.14                        Trust and Agency. Purchaser accepts each indemnity in favour of any of Purchaser Indemnitees that is not a Party as agent and trustee of that Purchaser Indemnitee and may enforce any such indemnity in favour of that Purchaser Indemnitee on behalf of that Purchaser Indemnitee. Each Vendor accepts each indemnity in favour of any of Vendor Indemnitees as agent and trustee of that Vendor Indemnitee and may enforce any such indemnity in favour of that Vendor Indemnitee on behalf of that Vendor Indemnitee.

ARTICLE 10
GUARANTEE

10.1                        Guarantees. KMI, as to a 70.1% commitment and obligation, and KML, as to a 29.9% commitment and obligation, severally guarantee (i) performance by Vendor of the obligations of Vendor under this Agreement, and (ii) payment of all amounts and other obligations due or owing to Purchaser by Vendor pursuant to this Agreement and any obligation of Vendor to indemnify Purchaser and Purchaser Indemnitees under this Agreement.

ARTICLE 11
GENERAL

11.1                        Confidentiality of Information.

(1)                                 For the purposes of this Section 11.1, “Confidential Information” of a Party at any time means all information relating to that Party which at the time is of a confidential nature (whether or not specifically identified as confidential), is known or should be known by the other relevant Party or its Representatives as being confidential, and has been or is from time to time made known to or is otherwise learned by the relevant other Party or any of its Representatives as a result of the matters provided for in this Agreement, and includes:

(a)                                 a Party’s business records;

(b)                                 all Books and Records and all other information and documentation with respect to the Target Entities, the Business and the Assets provided by Vendor and the Target Entities to Purchaser and its Representatives, including all notes, analyses, compilations, studies, summaries and other material prepared by Purchaser and its Representatives as a result of the Books and Records, information or documentation; and

(c)                                  all copies of documents and data retained by Vendor pursuant to Section 7.2(2).

Notwithstanding the foregoing, Confidential Information does not include any information that at the time has become generally available to the public other than as a result of a disclosure by the other Party or any of its Representatives, any information that was available to the other Party or its Representatives on a non-confidential basis before the date of this Agreement or any information that becomes available to the other Party or its Representatives on a non-confidential basis from a Person (other than the Party to which the information relates or any of its Representatives) who is not, to the knowledge of the other Party or its Representatives, otherwise bound by confidentiality obligations to the Party to which the information relates in respect of the information or otherwise prohibited from transmitting the information to the other Party or its Representatives.

(2)                                 Each Party shall (and shall cause each of its Representatives to) hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement, all Confidential Information of the other Parties. Notwithstanding the foregoing, Purchaser shall be entitled to disclose Confidential Information to any Person (and its Representatives) that is a bona fide prospective assignee of all or any part of Purchaser’s interest in this Agreement provided Purchaser has first entered into an agreement with such applicable Person which provides that such Person shall take such measures with respect to confidentiality, non-disclosure and internal security and access to information as are appropriate to ensure that no such information shall be disclosed by it to any other Person or used by it for other than the contemplated purposes.

(3)                                 Subject to Section 11.2, Section 11.1(2) shall not apply to the disclosure of any Confidential Information where that disclosure is required by Applicable Law. In that case, the Party required to disclose (or whose Representative is required to disclose) shall, as soon as possible in the circumstances, notify the other Parties of the requirement of the disclosure including the nature and extent of the disclosure and the provision of Applicable Law pursuant to which the disclosure is required. To the extent possible, the Party required to make the disclosure shall, before doing so, provide to the other Parties the text of any disclosure. On receiving the notification, the other Parties may take any reasonable action to challenge the requirement, and the affected Party shall (or shall cause the applicable Representative to), at the expense of the other Parties, assist the other Parties in taking that reasonable action.

(4)                                 Following the termination of this Agreement in accordance with the provisions of Section 4.3, each Party shall (and shall cause each of its Representatives to) promptly, on a request from any other Party, return to the requesting Party all copies of any tangible items (other than this Agreement), if any, that are or that contain Confidential Information of the requesting Party, except that if the Party so obligated to return Confidential Information or its Representatives have prepared notes, analyses, compilations, studies or summaries containing or concerning any Confidential Information, then that Party may, instead of returning the notes, analyses, compilations, studies or summaries, destroy them and provide a certificate to that effect to the requesting Party.

11.2                        Public Announcements. If any Party or its Affiliate wishes to issue a formal written communication or press release in respect of this Agreement, the Party or Affiliate thereof shall, to the extent reasonably practical and subject to its disclosure obligations under Applicable Law and stock exchange requirements, consult with the other Parties before issuing that formal written communication or press release, and the Parties shall use reasonable efforts to agree on the text. Nothing in this Section 11.2 shall prohibit any Party from making public comments in respect of the Transaction.

11.3                        Expenses. Each Party shall pay all expenses (including Taxes imposed on those expenses) it incurs in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants, except that any fees paid under the Competition Act relating to pre-merger notification of the Transactions and to obtaining an Advance Ruling Certificate in respect of the Transactions shall be shared equally by Vendor and Purchaser.

11.4                        No Third Party Beneficiary. Except as provided for in Section 9.14, this Agreement is solely for the benefit of the Parties and no third party accrues any benefit, claim or right of any kind pursuant to, under, by or through this Agreement.

11.5                        Entire Agreement. KML and Purchaser agree that the Non-Disclosure Agreement between KML and the Minister of Finance acting on behalf of Her Majesty in Right of Canada dated March 29, 2018 is terminated as of the date of this Agreement. This Agreement together with other information, letters, agreements, certificates, undertakings and similar instruments to be delivered as part of the Transactions or entered into as contemplated by this Agreement and delivered concurrently herewith and acknowledged in writing by the Purchaser (the “Other Documents”) constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and the Other Documents and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral. Except as specifically set out in this Agreement or the Other Documents, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the Other Documents.

11.6                        Non-Merger. Except as otherwise provided in this Agreement, the covenants, representations and warranties set out in this Agreement do not merge but survive Closing and, notwithstanding such Closing or any investigation by or on behalf of a Party, continue in full force and effect. Closing does not prejudice any right of one Party against another Party in respect of any remedy in connection with anything done or omitted to be done under this Agreement.

11.7                        Time of Essence. Time is of the essence of this Agreement.

11.8                        Amendment. This Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

11.9                        Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement is effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement operates as a waiver of that right. No single or partial exercise of any such right precludes any other or further exercise of that right or the exercise of any other right.

11.10                 Jurisdiction. The Parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the province of Alberta in respect of all disputes arising out of, or in connection with, this Agreement, or in respect of any legal relationship associated with it or derived from it.

11.11                 Governing Law. This Agreement is governed by, and interpreted and enforced in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein.

11.12                 Notices.

(1)                                 Any notice, demand or other communication (in this Section 11.12, a “notice”) required or permitted to be given or made under this Agreement must be in writing and is sufficiently given or made if:

(a)                                 delivered in person and left with a receptionist or other responsible employee of the relevant Party at the applicable address set forth below;

(b)                                 sent by prepaid courier service or (except in the case of actual or apprehended disruption of postal service) mail; or

(c)                                  sent by facsimile transmission, with confirmation of transmission by the transmitting equipment (a “Transmission”);

in the case of a notice to Vendor, addressed to it at:

Kinder Morgan Cochin ULC

Suite 2700, 300 5 Ave SW

Calgary, AB T2P 5J2
Attention: Assistant General Counsel

Fax: 403.514.6622

with a copy to:

Blake, Cassels & Graydon LLP

Suite 3500, 855 — 2nd Street S.W.

Calgary, AB, T2P 4J8

Attention: Mungo Hardwicke-Brown

Fax: 403.260.9700

If to KML:

Kinder Morgan Canada Limited

Suite 2700, 300 5 Ave SW

Calgary, AB T2P 5J2
Attention: Assistant General Counsel

Fax: 403.514.6622

with a copy to:

Blake, Cassels & Graydon LLP

Suite 3500, 855 — 2nd Street S.W.

Calgary, AB, T2P 4J8

Attention: Mungo Hardwicke-Brown

Fax: 403.260.9700

and in the case of a notice to Purchaser, addressed to it at:

Department of Finance Canada

Ottawa, ON  K1A 0G5

Attention:                                         Richard Botham

Fax No.:                                                 613.369.3618

with a copy (not constituting notice) to:

Borden Ladner Gervais LLP

Centennial Place, East Tower,

1900, 520 — 3rd Ave S.W.

Calgary, AB, Canada  T2P 0R3

Attention:                                         Kent Howie

Fax No.:                                                 403.266.1395

(2)                                 Any notice sent in accordance with this Section 11.12 is deemed to have been received:

(a)                                 if delivered prior to or during normal business hours on a Business Day in the place where the notice is received, on the date of delivery;

(b)                                 if sent by mail, on the fifth (5th) Business Day after mailing in the place where the notice is received, or, in the case of disruption of postal service, on the fifth Business Day after cessation of that disruption;

(c)                                  if sent by facsimile during normal business hours on a Business Day in the place where the Transmission is received, on the same day that it was received by Transmission, on production of a Transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the relevant facsimile number of the recipient; or

(d)                                 if sent in any other manner, on the date of actual receipt;

except that any notice delivered in person or sent by Transmission not on a Business Day or after normal business hours on a Business Day, in each case in the place where the notice is received, is deemed to have been received on the next succeeding Business Day in the place where the notice is received.

(3)                                 Any Party may change its address for notice by giving notice to the other Parties.

11.13                 Assignment. None of Vendor, KML or KMI may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any Person. Prior to the end of the Marketing Period, Purchaser may assign or transfer all or any part of its rights or obligations under this Agreement to any Person who (or whose ultimate parent entity) is a resident of, and whose principal office and primary place of business is located in, Canada or the United States, provided that such assignment shall not relieve Purchaser of any of its obligations under this Agreement. After the end of the Marketing Period, Purchaser may assign or transfer all or any part of its rights or obligations under this Agreement to any Person who (or whose ultimate parent entity) is a resident of, and whose principal office and primary place of business is located in, Canada or the United States, provided that (a) Vendor, KMI and KML must be satisfied, acting reasonably that such assignment will not result in either (i) a delay or postponement of the date on which the Meeting may be validly held to obtain the Transaction Resolution Approval to a date later than August 31, 2018; or (ii) any material delays or impediments to Closing, including as a result of obtaining any regulatory or other third party approvals or the imposition of any additional terms or conditions to be satisfied as a result of such proposed assignment, and (b) such assignment shall not relieve Purchaser of any of its obligations under this Agreement. Any assignee of Purchaser will use reasonable commercial efforts to cooperate with Vendor to obtain all necessary regulatory approvals as contemplated by Section 7.9.

In order to validly effect a permitted assignment by Purchaser as described above, the proposed assignee, Vendor, KMI and KML shall enter into an amendment to (or an amended and restated version of) this Agreement with, unless otherwise agreed to by Vendor, KMI and KML, only such changes to this Agreement as are required to reflect the identity and nature of the assignee (including with respect to necessary regulatory or third party approvals required as a result of such assignment).

11.14                 Designated Representative. The designated representative for Purchaser and Vendor, each as disclosed in the Data Room, shall be deemed to have full power and authority to represent and bind its appointing Party and to act as its sole point of contact to facilitate communication and administration of this Agreement during the Interim Period including to make decisions, and resolve conflicts, ambiguities or other discrepancies arising under this Agreement or in connection with the execution of the TMEP 2018 Work Plan, including approval of filings, payments and pre-approved payment for long lead expenditures, actions, and work plans under the TMEP 2018 Work Plan. Each Party shall be entitled to rely on any notice, demand, communication or action done by a designated representative. A Party may change its representative from time to time by written notice to the other Party and each Party’s representative may designate an alternative representative from time to time by written notice to the other Party’s representative.

11.15                 Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

11.16                 Severability. If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision will, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances. The Parties shall engage in good faith negotiations to replace any provision which is so restricted, prohibited or unenforceable with an unrestricted and enforceable provision, the economic effect of which comes as close as possible to that of the restricted, prohibited or unenforceable provision which it replaces.

11.17                 Successors. This Agreement is binding on, and enures to the benefit of, the Parties and their respective successors and assigns.

11.18                 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

KINDER MORGAN COCHIN ULC

Per:	(signed) “Dax A. Sanders”
Name: Dax A. Sanders
Title: Chief Financial Officer

HER MAJESTY IN RIGHT OF CANADA, as represented by the Minister of Finance

Per:	(signed) “William F. Morneau”
Name: William F. Morneau
Title: Minister of Finance

KINDER MORGAN CANADA LIMITED

Per:	(signed) “Dax A. Sanders”
Name: Dax A. Sanders
Title: Chief Financial Officer

KINDER MORGAN, INC.

Per:	(signed) “Dax A. Sanders”
Name: Dax A. Sanders
Title: Executive Vice President and Chief Strategy Officer

SCHEDULE 4.1(1)(a)

KINDER MORGAN COCHIN ULC

BRING-DOWN CERTIFICATE (VENDOR)

TO:                                                                           Her Majesty in Right of Canada (“Purchaser”)

Reference is made to the Share and Unit Purchase Agreement dated May 29, 2018 (the “Purchase Agreement”) among Kinder Morgan Cochin ULC (“Vendor”), Kinder Morgan Canada Limited (“KML”), Kinder Morgan, Inc. (“KMI”), and Purchaser. Unless otherwise defined herein, all capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement. This certificate is being delivered pursuant to Section 4.1(1)(a) and (b) of the Purchase Agreement.

I,                          , in my capacity as                           of Vendor do hereby certify, for and on behalf of Vendor and not in my personal capacity and without personal liability that:

(a)                                 all of the representations and warranties of Vendor, KML and KMI made in the Purchase Agreement are true and correct as at May 29, 2018 and the Closing Date (except to the extent such representations and warranties expressly relate to a specified date, and in such case, shall be true and correct on and as of such specified date), except for the failure of representations and warranties to be true and correct (without regard to any qualifications with respect to materiality, Material Adverse Effect or the like contained therein) as individually or in the aggregate, do not have a Material Adverse Effect; and

(b)                                 each of Vendor, KML and KMI have complied with or performed all of their respective obligations, covenants and agreements under the Purchase Agreement to be complied with or performed by Vendor, KML and KMI on or before the Closing Date in all material respects.

[Remainder of this page intentionally left blank]

Dated the [•] day of [•], 2018.

By:
Name:
Title:
Kinder Morgan Cochin ULC

SCHEDULE 4.2(1)(a)

HER MAJESTY IN RIGHT IN CANADA

BRING-DOWN CERTIFICATE (PURCHASER)

TO:                                                                           Kinder Morgan Cochin ULC (“Vendor”)

Reference is made to the Share and Unit Purchase Agreement dated May 29, 2018 (the “Purchase Agreement”) among Vendor, Kinder Morgan Canada Limited (“KML”), Kinder Morgan, Inc. (“KMI”), and Her Majesty the Queen in Right of Canada (“Purchaser”). Unless otherwise defined herein, all capitalized terms used in this certificate have the meanings given to them in the Purchase Agreement. This certificate is being delivered pursuant to Section 4.2(1)(a) and (b) of the Purchase Agreement.

I,                          , in my capacity as                           of Purchaser do hereby certify, for and on behalf of Purchaser and not in my personal capacity and without personal liability that:

(a)                                 all of the representations and warranties of Purchaser made in the Purchase Agreement shall have been true and correct in all material respects as of May 29, 2018 (except as those representations and warranties may be affected by events or transactions expressly permitted by or resulting from the entering of the Purchase Agreement) and shall be true and correct in all material respects as of the Closing Date with the same effect as if made on and as of the Closing Date; and

(b)                                 Purchaser has complied with or performed all of its obligations, covenants and agreements under the Purchase Agreement to be complied with or performed by Purchaser on or before the Closing Date, in all material respects.

[Remainder of this page intentionally left blank]

Dated the [•] day of [•], 2018.

By:
Name:
Title:
Her Majesty in Right of Canada, represented by the Minister of Finance

SCHEDULE 6.2(3)

Target Entities’ Authorized and Issued Capital

The below table sets out the authorized and issued shares or units (as applicable) of each Target Entity, the names of the Persons who are shown on the securities register of the Target Entity as the holder of any of the shares or units, the names of the Persons who are the beneficial owners of any of the shares or units, and the number and class of shares or units held or owned, as the case may be, by each Person.

Target Entity	Persons who are shown on the securities register as the holder of any of the shares or units	Persons who are the beneficial owners of any of the shares or units	Amount of Interest/Units/Shares Issued	Number of Authorized shares or units	Shareholder agreements, voting trusts, pooling agreements and other Contracts, arrangements, understanding in respect of voting of any of the shares or units
TM Pipeline LP	Trans Mountain Pipeline ULC	Nil	0.01% Partnership Interest	N/A	Nil
	Kinder Morgan Cochin ULC	Nil	99.99% Partnership Interest	N/A
KMCI	Kinder Morgan Cochin ULC	Nil	6,916 (Common)	Unlimited	Nil
Puget LLC	Trans Mountain Pipeline L.P.	Nil	Member (only 1 member)	1 member	Nil
TM Pipeline ULC	Kinder Morgan Cochin ULC	Nil	1 (Common)	Unlimited	Nil